As filed with the Securities and Exchange Commission on August 22, 2014

Registration No. 333-196856

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Valeant Pharmaceuticals International, Inc.

(Exact name of registrant as specified in its certificate of incorporation)

British Columbia, Canada	2834	98-0448205
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2150 St. Elzéar Blvd. West

Laval, Québec

Canada, H7L 4A8

(514) 744-6792

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation

111 Eighth Avenue, 13th Floor

New York, New York 10011

(212) 590-9331

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Alison S. Ressler Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, California 90067 (310) 712-6600	Robert R. Chai-Onn Valeant Pharmaceuticals International, Inc. 2150 St. Elzéar Blvd. West Laval, Québec Canada H7L 4A8 (514) 744-6792	Stephen F. Arcano Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed offer to exchange.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS OFFER TO EXCHANGE IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT COMPLETE THE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS OFFER TO EXCHANGE IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

Offer to Exchange

Each Outstanding Share of Common Stock

(Including the Associated Rights to Purchase Preferred Stock)

of

Allergan, Inc.

for

$72.00 in cash and

0.83 Common Shares of Valeant Pharmaceuticals International, Inc.,

subject to the election and proration procedures described in this offer to exchange and the related letter of election and transmittal,

by

AGMS Inc.,

a wholly owned subsidiary

of

Valeant Pharmaceuticals International, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 31, 2014, UNLESS THE OFFER IS EXTENDED.

AGMS Inc., which we refer to as Purchaser, a wholly owned subsidiary of Valeant Pharmaceuticals International, Inc., which we refer to as Valeant or we, hereby offers, upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of election and transmittal, to exchange for each issued and outstanding share of common stock (including the associated rights to purchase preferred stock), which we refer to as Allergan common stock, of Allergan, Inc., which we refer to as Allergan, at the election of the holder:

•	$72.00 in cash and 0.83 common shares of Valeant, which we refer to as the Standard Election Consideration;

•	an amount in cash, which we refer to as the Cash Election Consideration, equal to the implied value of the Standard Election Consideration (based on the average of the closing prices of common shares of Valeant as quoted on the New York Stock Exchange, which we refer to as the NYSE, on each of the five NYSE trading days ending on the 10th business day preceding the date of expiration of the offer); or

•	a number of common shares of Valeant, which we refer to as the Stock Election Consideration, having a value equal to the implied value of the Standard Election Consideration (in each case based on the average of the closing prices of common shares of Valeant as quoted on the NYSE on each of the five NYSE trading days ending on the 10th business day preceding the date of expiration of the offer), subject in each case to the election and proration procedures described in this offer to exchange and in the related letter of election and transmittal. See the section of this offer to exchange titled “The Offer—Elections and Proration” beginning on page 55.

The purpose of the offer is for Valeant to acquire control of, and promptly thereafter, the entire equity interest in, Allergan. Valeant intends, promptly after consummation of the offer, to cause Allergan to merge with Purchaser, which we refer to as the second-step merger, after which Allergan would be a direct or indirect, wholly owned subsidiary of Valeant.

THE OFFER IS SUBJECT TO THE CONDITIONS SET FORTH IN THE SECTION OF THIS OFFER TO EXCHANGE TITLED “THE OFFER—CONDITIONS TO THE OFFER.” These include the Minimum Tender Condition, the Anti-Takeover Devices Condition, the Valeant Shareholder Approval Condition, the Competition Laws Condition, the No Allergan Material Adverse Effect Condition and the other conditions set forth in the section of this offer to exchange titled “The Offer—Conditions to the Offer” beginning on page 73.

Common shares of Valeant, which we refer to as Valeant common shares, trade on the NYSE, and the Toronto Stock Exchange, which we refer to as the TSX, under the symbol “VRX.” Allergan common stock trades on the NYSE, under the symbol “AGN.”

The board of directors of Allergan, which we refer to as the Allergan Board, has refused to discuss the offer with Valeant. Prior to making a public proposal to acquire Allergan, which we refer to as the proposed combination with Allergan, Valeant sought to engage in discussions regarding a business combination with Allergan. Since making its initial public proposal on April 22, 2014, Valeant has continued to publicly express a desire to enter into a negotiated business combination with Allergan and remains willing to, and has continued to seek to, negotiate with Allergan with respect to a combination of Valeant and Allergan. However, in light of Allergan’s unwillingness to engage with Valeant with respect to a negotiated transaction and the public statements by the Allergan Board with respect to Valeant’s prior proposals, and because Valeant does not believe that it is appropriate for the Allergan Board to have a veto right over whether the offer is made available to Allergan stockholders, Valeant is making the offer directly to Allergan stockholders on the terms and conditions set forth in this offer to exchange as an alternative to a negotiated transaction. See the section of this offer to exchange titled “Background of the Offer” beginning on page 38.

Prior to announcement of the offer, Valeant agreed with Pershing Square Capital Management, L.P., which we refer to as Pershing Square, to exchange 28,281,107 shares of Allergan common stock allocated to funds managed by Pershing Square for Valeant common shares at an exchange ratio of 1.22659 Valeant common shares for each share of Allergan common stock immediately after the consummation of the offer. Valeant will contribute to Purchaser those shares (together with the other shares of Allergan common stock owned by or allocated to Valeant) after the consummation of the offer.

See the section of this offer to exchange titled “Risk Factors” beginning on page 20 for a discussion of various factors that you, as a stockholder of Allergan, should consider about the offer.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state or provincial securities commission or regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offer to exchange. Any representation to the contrary is a criminal offense.

The dealer manager for the offer to exchange is

745 Seventh Avenue

New York, New York 10019

Call Toll Free: (888) 610-5877

The date of this offer to exchange is August 22, 2014

This offer to exchange incorporates important business and financial information about Valeant and Allergan from documents filed with the SEC that have not been included in, or delivered with, this offer to exchange. This information is available on the SEC’s website at http://www.sec.gov and from other sources. See the section of this offer to exchange titled “Where You Can Find More Information” beginning on page 140.

You may also request copies of these documents from us, without charge, upon written or oral request to our information agent, MacKenzie Partners, Inc., at toll-free: (800) 322-2885 or collect: (212) 929-5500.

In order to receive timely delivery of the documents, you must make requests no later than five business days before the scheduled expiration date of the offer, as it may be extended from time to time.

Schedule I:	Directors and Executive Officers of Valeant and Purchaser/General Partners, Members and Control Persons of Pershing Square and PS Fund 1

Annex A:	Section 262 of the General Corporation Law of the State of Delaware
Annex B:	Section 203 of the General Corporation Law of the State of Delaware

i

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are some of the questions you, as a stockholder of Allergan, may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this offer to exchange and the related letter of election and transmittal, and this information is qualified in its entirety by the more detailed descriptions and explanations contained in this offer to exchange and in the letter of election and transmittal, which we refer to together as the offer. We urge you to read both documents in their entirety prior to making any decision as to your shares of Allergan common stock.

Q:	WHO IS OFFERING TO ACQUIRE MY SHARES OF ALLERGAN COMMON STOCK?

A:	The offer is being made by Valeant through Purchaser, a wholly owned subsidiary of Valeant, formed for the purpose of making this offer. Valeant is a multinational, specialty pharmaceutical and medical device company that develops, manufactures, and markets a broad range of branded, generic and branded generic pharmaceuticals, over-the-counter, or OTC, products, and medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment, and aesthetics devices), which are marketed directly or indirectly in over 100 countries. Valeant is diverse not only in its sources of revenue from its broad drug and medical device portfolio, but also among the therapeutic classes and geographies it serves.

Q:	WHAT ARE THE CLASSES AND AMOUNTS OF ALLERGAN SECURITIES VALEANT IS OFFERING TO EXCHANGE IN THE OFFER?

A:	We are seeking to acquire all of the issued and outstanding shares of Allergan common stock.

Q:	WHAT WILL I RECEIVE FOR MY SHARES OF ALLERGAN COMMON STOCK?

A:	Valeant is offering to exchange, for each of the issued and outstanding shares of Allergan common stock, at the election of the holder:

•	the Standard Election Consideration set forth on the cover page of this offer to exchange;

•	the Cash Election Consideration set forth on the cover page of this offer to exchange; or

•	the Stock Election Consideration set forth on the cover page of this offer to exchange;

subject in each case to the election and proration procedures described in this offer to exchange and in the related letter of election and transmittal. We will not allot or issue fractional Valeant common shares to holders of Allergan common stock who accept the offer. To the extent that you would be entitled to fractional shares, those fractional entitlements will be aggregated and sold in the market and the net proceeds of such sale distributed pro rata to the holders of Allergan common stock entitled to them promptly following our acceptance of shares of Allergan common stock for exchange in the offer.

We refer to an election to receive the Standard Election Consideration, Cash Election Consideration and Stock Election Consideration as a Standard Election, Cash Election and Stock Election, respectively.

Allergan stockholders who tender their shares of Allergan common stock in the offer but do not make an election will be treated as if they made the election made for the greatest number of shares of Allergan common stock that were tendered in the offer in respect of which an affirmative election was made. This could be any of the Standard Election, the Cash Election or the Stock Election and, as a result, those Allergan stockholders could receive a mix of cash and Valeant common shares, all cash or all Valeant common shares, respectively, subject, in each case, to proration. For example, if Allergan stockholders who tender their shares of Allergan common stock in the offer and affirmatively make an election were to make the Standard Election for a majority of their shares of Allergan common stock tendered in the offer, then the non-electing Allergan stockholders would, subject to proration, receive the Standard Election Consideration.

Q:	WILL I HAVE TO PAY ANY FEES OR COMMISSIONS TO EXCHANGE SHARES OF ALLERGAN COMMON STOCK?

A:	If you are the owner of record of your shares of Allergan common stock and you tender your shares of Allergan common stock directly to American Stock Transfer & Trust Company, LLC, the exchange agent for the offer, you will not have to pay brokerage fees, commissions or incur similar expenses. If you own your shares of Allergan common stock through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders the shares of Allergan common stock on your behalf, your broker or such other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Q:	WHAT IS THE PURPOSE OF THE OFFER?

A:	The purpose of the offer is for Valeant to acquire control of, and promptly thereafter, the entire equity interest of, Allergan. Valeant intends, promptly after consummation of the offer, to cause Allergan to merge with Purchaser, after which Allergan would be a direct or indirect, wholly owned subsidiary of Valeant. The purpose of the second-step merger is for Valeant to acquire all issued and outstanding shares of Allergan common stock that are not acquired in the offer. In the second-step merger, each remaining share of Allergan common stock (other than shares held in treasury by Allergan, shares held by Valeant and its affiliates and shares held by Allergan stockholders who properly exercise applicable dissenters’ rights under Delaware law) will be cancelled and converted into the right to receive, at the election of the holders, the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to proration. After the second-step merger, Valeant will own all of the issued and outstanding shares of Allergan common stock. See the sections of this offer to exchange titled “The Offer—Elections and Proration”; “The Offer—Purpose of the Offer; Second-Step Merger”; “The Offer—Statutory Requirements; Approval of the Second-Step Merger”; and “The Offer—Plans for Allergan.”

Q:	HAVE YOU DISCUSSED THE OFFER WITH THE ALLERGAN BOARD?

A:	The Allergan Board has refused to discuss the offer with Valeant. Prior to making a public proposal to acquire Allergan, Valeant sought to engage in discussions regarding a business combination with Allergan. Since making its initial public proposal on April 22, 2014, Valeant has continued to publicly express a desire to enter into a negotiated business combination with Allergan and has publicly announced the proposals that Valeant has submitted to the Allergan Board. The most recent of these proposals, in which Valeant proposed to acquire each outstanding share of Allergan common stock for $72.00 in cash and 0.83 Valeant common shares, was announced by Valeant on May 30, 2014. The Allergan Board has rejected each of these proposals. In light of Allergan’s unwillingness to engage with Valeant with respect to a negotiated transaction and the Allergan Board’s public statements with respect to Valeant’s prior proposals, and because Valeant does not believe that it is appropriate for the Allergan Board to have a veto right over whether the offer is made available to Allergan stockholders, Valeant is making the offer directly to Allergan stockholders on the terms and conditions set forth in this offer to exchange as an alternative to a negotiated transaction. See the section of this offer to exchange titled “Background of the Offer” for more information on Valeant’s earlier proposals. On June 23, 2014, Allergan filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, which we refer to as the Allergan 14D-9, reporting that the Allergan Board had met on June 21, 2014 and determined to recommend that Allergan stockholders reject the offer and not tender their shares of Allergan common stock in the offer. Valeant recommends that you review the Allergan 14D-9, as amended, but that you tender your shares into the offer.

Q:	WHY IS VALEANT MAKING THE OFFER?

A:	We believe that the combination of Valeant and Allergan represents a strategically compelling and enormously value-creating opportunity for Allergan stockholders and Valeant and its shareholders. We also believe that the combined company will have substantial strategic benefits. See the section of this offer to exchange titled “Reasons for the Offer” for more information on these benefits.

Q:	WILL I BE TAXED ON THE VALEANT COMMON SHARES AND CASH, IF ANY, THAT I RECEIVE IN THE OFFER AND THE SECOND-STEP MERGER?

A:	The offer and the second-step merger will be taxable transactions for U.S. federal income tax purposes. U.S. holders of shares of Allergan common stock will generally recognize gain or loss equal to the difference, if any, between (1) the sum of the cash and fair market value of Valeant common shares received by such U.S. holder in the offer and the second-step merger (including cash received in lieu of fractional shares) and (2) such U.S. holder’s adjusted tax basis in the shares of Allergan common stock surrendered in exchange therefor. Any gain or loss recognized upon the offer or the second-step merger generally will be treated as a capital gain or loss. For a more complete description of the tax consequences of the merger, see the section of this offer to exchange titled “The Offer—Material U.S. Federal Income Tax Consequences.”

Q:	WHEN DO YOU EXPECT THE OFFER TO BE COMPLETED?

A:	The timing for consummation of the offer and the second-step merger will depend on the satisfaction of the conditions to the offer, including if and when the Allergan Board or a court removes the obstacles to consummation of the offer and the second-step merger described in the Anti-Takeover Devices Condition. As a result, there can be no certainty as to when, and whether, Valeant will be able to complete the offer.

Q:	WHAT ARE THE CONDITIONS TO THE OFFER?

A:	The offer is subject to a number of conditions, including the Minimum Tender Condition, the Anti-Takeover Devices Condition, the Valeant Shareholder Approval Condition, the Competition Laws Condition, the No Allergan Material Adverse Effect Condition and the other conditions set forth in the section of this offer to exchange titled “The Offer—Conditions to the Offer.”

Q:	WHAT OBSTACLES TO THE PROPOSED COMBINATION WITH ALLERGAN DOES THE ANTI-TAKEOVER DEVICES CONDITION COVER?

A:	The Anti-Takeover Devices Condition relates to obstacles to consummating the offer and the second-step merger that the Allergan Board could unilaterally eliminate, including:

•	Allergan’s poison pill;

•	the interested stockholder provisions of Section 203 of the Delaware General Corporations Law, which we refer to as the DGCL, and Article 15 of Allergan’s Amended and Restated Certificate of Incorporation, which we refer to as the Allergan Charter; and

•	the ability to effect a short-form merger under Section 251(h) of the DGCL.

See the section of this offer to exchange titled “The Offer—Conditions to the Offer.”

Q:	DO I NEED TO VOTE AT ANY MEETING TO APPROVE THE OFFER OR THE SECOND-STEP MERGER?

A:	Your vote is not required in connection with the offer. You simply need to tender your shares of Allergan common stock, if you choose to do so.

In the event that Valeant accepts shares of Allergan common stock for exchange in the offer, Valeant intends to acquire Allergan pursuant to the second-step merger. If the conditions to the offer are satisfied and Valeant accepts shares of Allergan common stock for exchange, no vote of Allergan stockholders will be necessary to complete the merger.

Q:	HOW DOES THE OFFER RELATE TO VALEANT’S SOLICITATION OF PROXIES WITH RESPECT TO A SPECIAL MEETING OF VALEANT SHAREHOLDERS?

A:

The special meeting of Valeant shareholders is being held to approve (1) the issuance of Valeant common shares in connection with the offer and the second-step merger and (2) to the extent Valeant elects to finance a portion of the acquisition consideration thereby, the issuance to Pershing Square, immediately prior to the consummation of the proposed combination with Allergan, of $400 million of Valeant common shares at a price per share reflecting a 15% discount to the then current market price of Valeant common shares. You do not need to take any action with respect to Valeant’s solicitation of its shareholders in your capacity as an Allergan stockholder.

Q:	HOW DOES THE OFFER RELATE TO PS FUND 1’S SOLICITATION OF PROXIES WITH RESPECT TO A REQUEST FOR A SPECIAL MEETING OF ALLERGAN STOCKHOLDERS?

A:	On July 11, 2014, an affiliate of Pershing Square, PS Fund 1, LLC, which we refer to as PS Fund 1, filed a definitive solicitation statement pursuant to which it is seeking revocable proxies from Allergan stockholders to empower PS Fund 1 to deliver to Allergan’s Corporate Secretary written requests to call a special meeting of Allergan stockholders for the purposes of, among other things: (1) removing from office, without cause, six out of nine members of the current Allergan Board (i.e., a majority); (2) requesting that the Allergan Board elect or appoint six nominees proposed by Pershing Square; and (3) requesting that the Allergan Board promptly engage in good faith discussions with Valeant regarding Valeant’s offer to merge with Allergan, without in any way precluding discussions the Allergan Board may choose to engage in with other parties potentially offering higher value. We refer to this solicitation as the PS Fund 1 solicitation. See the sections of this offer to exchange titled “The Offer—Plans for Allergan” and “Background of the Offer” for a discussion of the PS Fund 1 solicitation. Valeant and certain officers and directors of Valeant are participants in the PS Fund 1 solicitation.

Q:	IF I WISH TO ACCEPT THE OFFER, DO I NEED TO GRANT A PROXY TO VALEANT OR TO PERSHING SQUARE IN CONNECTION WITH THE PS FUND 1 SOLICITATION WITH RESPECT TO A REQUEST FOR A SPECIAL MEETING OF ALLERGAN STOCKHOLDERS OR THE VALEANT PROXY SOLICITATION WITH RESPECT TO A SPECIAL MEETING OF VALEANT SHAREHOLDERS?

A:	No. Your ability to tender your shares of Allergan common stock in the offer is not conditioned on your granting proxies to Valeant or to Pershing Square in connection with the proxy solicitations discussed above.

Q:	WILL I ALSO RECEIVE A CONTINGENT VALUE RIGHT RELATED TO DARPin®?

A:	Valeant has indicated that it is willing to include, as part of the consideration in a negotiated transaction to acquire all issued and outstanding shares of Allergan common stock, a contingent value right related to DARPin® sales, which we refer to as the CVR. In the May 30, 2014 proposal letter to Allergan, Valeant indicated it remains willing to provide shareholders with a CVR if Allergan engages in negotiations to work out the exact terms. Given the need for more information about DARPin® in order to appropriately design the terms of a CVR and the absence of negotiations, Valeant has not included a CVR in the offer.

Q:	WHAT DOES IT MEAN THAT PERSHING SQUARE AND PS FUND 1, A PERSHING SQUARE AFFILIATE, ARE CO-BIDDERS?

A:	Pershing Square has been working with Valeant since February 2014 to facilitate Valeant’s efforts to acquire Allergan, and Pershing Square had input in determining the terms of the offer. See the section of this offer to exchange titled “Background of the Offer.” Pershing Square formed PS Fund 1 to acquire shares of Allergan common stock and derivative instruments referencing Allergan common stock. As a result, although none of Pershing Square, PS Fund 1 or any of Pershing Square’s affiliates is offering to acquire any shares of Allergan common stock in the offer, Pershing Square and PS Fund 1 are considered co-bidders for SEC purposes and thus have joined as filing persons in the Schedule TO of which this offer to exchange is a part.

Q:	IS VALEANT’S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES OF ALLERGAN COMMON STOCK IN THE OFFER?

A:

Yes. Unless you elect to receive the Cash Election Consideration and your election is not prorated, shares of Allergan common stock accepted in the offer will be exchanged for Valeant common shares and therefore you should consider Valeant’s financial condition before you decide to become a Valeant shareholder by accepting the offer. You should also consider the effect that the proposed combination with Allergan may have on Valeant’s financial condition. In considering Valeant’s financial condition, you should review the documents incorporated by reference in this offer to exchange, as well as the unaudited pro forma condensed combined financial information set forth under the section of this offer to exchange titled “Unconsolidated Pro Forma Condensed Combined Financial Statements,” because they contain detailed business, financial and other information about Valeant.

Q:	DOES VALEANT HAVE THE FINANCIAL RESOURCES TO COMPLETE THE OFFER AND THE SECOND-STEP MERGER?

A:	Yes. Through a combination of (1) Valeant’s cash on hand ($531.2 million as of June 30, 2014) and (2) borrowings of up to $20.35 billion under the bank commitment discussed in this offer to exchange, Valeant will have sufficient funds to complete the transactions contemplated by the offer and the second-step merger. To the extent that Valeant decides that a portion of the cash consideration in an acquisition of Allergan should not be funded from its own resources and/or proceeds from the bank commitment discussed in this offer to exchange, or if Valeant otherwise determines to use funds provided by Pershing Square, Valeant may also elect to have Pershing Square purchase, immediately prior to consummation of a Valeant business combination with Allergan, $400 million of Valeant common shares at a per share price reflecting a 15% discount to the then current market price of Valeant common shares, as set forth in the letter agreement entered into by Valeant and Pershing Square on February 25, 2014, which we refer to as the Pershing Square relationship letter. See the section of this offer to exchange titled “The Offer—Financing of the Offer; Source and Amount of Funds.”

Q:	WHAT PERCENTAGE OF VALEANT’S COMMON SHARES WILL FORMER HOLDERS OF SHARES OF ALLERGAN COMMON STOCK OWN AFTER THE OFFER?

A:	Valeant estimates that, upon consummation of the offer and the second-step merger, former Allergan stockholders will own, in the aggregate, approximately 44% of the Valeant common shares on a diluted basis, assuming that Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares. For a more detailed discussion of the assumptions on which this estimate is based, see the section of this offer to exchange titled “The Offer—Ownership of Valeant After the Offer.” Valeant estimates that, if it were to elect to consummate the issuance to Pershing Square immediately prior to the offer and second-step merger, the total dilution to shareholders of the combined company would be less than 1%.

In total, based on the assumptions discussed above, Pershing Square would own approximately 6% of the outstanding Valeant common shares upon consummation of the offer and the second-step merger, assuming that Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares (Pershing Square’s ownership would increase by less than 1% if Valeant were to elect to consummate the issuance to Pershing Square immediately prior to the offer and second-step merger, assuming that Pershing Square purchased Valeant common shares at $96.74 (a 15% discount to the closing price of Valeant common shares on the NYSE on August 21, 2014)).

Q:	WHEN DOES THE OFFER EXPIRE?

A:	The offer is scheduled to expire at 5:00 p.m., New York City time, on December 31, 2014, which we refer to as the expiration time, unless further extended by Valeant, in which case the expiration time will be the latest time and date on which the offer, as so extended, expires. We refer to the date on which the expiration time occurs as the expiration date. For more information, you should read the discussion under the section of this offer to exchange titled “The Offer—Extension, Termination and Amendment.”

Q:	CAN THE OFFER BE EXTENDED AND, IF SO, UNDER WHAT CIRCUMSTANCES?

A:

Valeant may, in its sole discretion, extend the offer to a later expiration date and time at any time or from time to time until 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time. For instance, the offer may be extended if any of the conditions specified in “The Offer—Conditions to the Offer” are not satisfied prior to the scheduled expiration time. The expiration time of the offer may also be subject to multiple extensions. Any decision to extend the offer, and, if so, for how long, will be made by Valeant. Any decision by Valeant to extend the offer will be made public by an announcement regarding such extension as described in the section of this offer to exchange titled “The Offer—Extension, Termination and Amendment.”

Q:	HOW DO I TENDER MY SHARES?

A:	In order for a holder of shares of Allergan common stock to validly tender shares of Allergan common stock pursuant to the offer, the exchange agent must receive prior to the expiration time the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the section of this offer to exchange titled “The Offer—Exchange of Shares of Allergan Common Stock; Delivery of Valeant Common Shares”), and any other documents required by the letter of election and transmittal, at one of its addresses set forth on the back cover of this offer to exchange and either (1) the certificates representing tendered shares of Allergan common stock must be received by the exchange agent at such address or such shares of Allergan common stock must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent’s Message), in each case prior to the expiration time, or (2) the tendering Allergan stockholder must comply with the guaranteed delivery procedures described below. For a complete discussion on the procedures for tendering your shares of Allergan common stock, see the section of this offer to exchange titled “The Offer—Procedure for Tendering.”

Q:	UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES OF ALLERGAN COMMON STOCK?

A:	You may withdraw previously tendered shares of Allergan common stock any time prior to the expiration time, and, if Valeant has not accepted your shares of Allergan common stock for exchange after the expiration time, at any time following 60 days from commencement of the offer.

Q:	HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES OF ALLERGAN COMMON STOCK?

A:	To withdraw previously tendered shares of Allergan common stock, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this offer to exchange. Any such notice of withdrawal must specify the name of the person who tendered the shares of Allergan common stock to be withdrawn, the number of shares of Allergan common stock to be withdrawn and the name of the registered holder of such shares of Allergan common stock, if different from that of the person who tendered such shares of Allergan common stock. If certificates representing shares of Allergan common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of Allergan common stock have been tendered by or for the account of an Eligible Institution as described below, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Allergan common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this offer to exchange titled “The Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company, which we refer to as DTC, to be credited with the withdrawn shares of Allergan common stock. For a complete discussion on the procedures for withdrawing your shares of Allergan common stock, see the section of this offer to exchange titled “The Offer—Withdrawal Rights.”

Q:	WHEN AND HOW WILL I RECEIVE THE OFFER CONSIDERATION IN EXCHANGE FOR MY TENDERED SHARES OF ALLERGAN COMMON STOCK?

A:	Valeant will exchange all tendered and not properly withdrawn shares of Allergan common stock promptly after the expiration time, subject to the terms hereof and the satisfaction or waiver of the conditions to the offer, as set forth in the section of this offer to exchange titled “The Offer—Conditions to the Offer.” Valeant will deliver the consideration for your validly tendered and not properly withdrawn shares of Allergan common stock by depositing the consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving consideration offered in the offer, which we refer to as the offer consideration, from Valeant and transmitting such consideration to you. In all cases, an exchange of tendered shares of Allergan common stock will be made only after timely receipt by the exchange agent of certificates for such shares of Allergan common stock (or of a confirmation of a book-entry of such shares of Allergan common stock as set forth in the section of this offer to exchange titled “The Offer—Procedure for Tendering”) and a properly completed and duly executed letter of election and transmittal (or Agent’s Message) and any other required documents.

Q:	ARE DISSENTERS’ OR APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER AND/OR THE SECOND-STEP MERGER?

A:	No dissenters’ or appraisal rights are available in connection with the offer. However, in connection with the second-step merger, which Valeant expects to be consummated promptly after consummation of the offer without a vote of Allergan stockholders, Allergan stockholders who have not tendered their shares of Allergan common stock in the offer will have rights under Delaware law to dissent from the second-step merger and demand appraisal of their shares of Allergan common stock. Stockholders who perfect dissenters’ rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the “fair value” of their shares of Allergan common stock, as determined by a Delaware court. See the section of this offer to exchange titled “The Offer—Appraisal/Dissenters’ Rights” and “The Offer—Conditions to the Offer.”

Q:	WHAT IS THE MARKET VALUE OF MY SHARES OF ALLERGAN COMMON STOCK AS OF A RECENT DATE?

A:	The closing price of Allergan common stock on the NYSE on August 21, 2014 was $164.38.

Q:	WHAT IS THE TOTAL CONSIDERATION WORTH?

A:	Based on the closing price of Valeant common shares on the NYSE on August 21, 2014 ($113.81), the implied value of the Standard Election would be $166.46.

The closing price of Valeant common shares used in the above calculation is for purposes of illustration only. The price of Valeant common shares fluctuates and may be higher or lower than the price assumed in this example at the time shares of Allergan common stock are exchanged pursuant to the offer. Stockholders are encouraged to obtain current market quotations for Valeant common shares and shares of Allergan common stock prior to making any decision with respect to the offer.

Q:	HOW AND WHEN WILL YOU NOTIFY ME OF THE VALUE OF THE CASH ELECTION AND THE STOCK ELECTION?

A:	We will issue a press release on the 10th business day preceding the scheduled date of expiration of the offer, which will specify the implied value of the Standard Election Consideration and the resulting amount of the Cash Election Consideration and the number of common shares comprising the Stock Election Consideration, in each case subject to proration.

Q:	WHERE CAN I FIND OUT MORE INFORMATION ABOUT VALEANT AND ALLERGAN?

A:	You can find out information about Valeant and Allergan from the sources described under the section of this offer to exchange titled “Where You Can Find More Information.”

Q:	WHO CAN I CONTACT WITH ANY ADDITIONAL QUESTIONS ABOUT THE OFFER?

A:	You can call the information agent or the dealer manager for the offer.

The information agent for the offer is:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

212-929-5500 Collect

800-322-2885 Toll - Free

The dealer manager for the offer is:

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

888-610-5877 Toll - Free

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this offer to exchange and in the documents incorporated by reference contain or are based on “forward-looking” information and involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding Valeant’s offer to acquire Allergan, its financing of such acquisition, its expected future performance (including expected results of operations and financial guidance), and the combined company’s future financial condition, operating results, strategy and plans. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “ongoing,” “upside,” “increases” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results to differ materially from those described in the forward-looking statements. These assumptions, risks and uncertainties include, but are not limited to, assumptions, risks and uncertainties discussed in Valeant’s most recent annual or quarterly report filed with the SEC and the Canadian Securities Administrators, which we refer to as the CSA, and assumptions, risks and uncertainties relating to the proposed combination with Allergan, as detailed from time to time in Valeant’s filings with the SEC and the CSA, which factors are incorporated herein by reference. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in other reports or documents that we file from time to time with the SEC and the CSA, and include, but are not limited to:

•	the ultimate outcome of the offer and the second-step merger, including the ultimate removal or the failure to render inapplicable the obstacles to consummation of the offer and the second-step merger described in Anti-Takeover Devices Condition by the Allergan Board;

•	the ultimate outcome and results of integrating the operations of Valeant and Allergan, the ultimate outcome of Valeant’s pricing and operating strategy applied to Allergan and the ultimate ability to realize synergies;

•	the effects of the proposed combination with Allergan, including the combined company’s future financial condition, operating results, strategy and plans;

•	the effects of governmental regulation on our business or potential business combination transactions;

•	the ability to obtain regulatory approvals and meet other conditions to the offer, including the necessary stockholder approval, on a timely basis;

•	Valeant’s ability to sustain and grow revenues and cash flow from operations in our markets and to maintain and grow our customer base, the need for innovation and the related capital expenditures and the unpredictable economic conditions in the United States and other markets;

•	the impact of competition from other market participants;

•	the development and commercialization of new products;

•	the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (1) cash on hand, (2) free cash flow, or (3) access to the capital or credit markets;

•	our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions; and

•	the risks and uncertainties detailed by Allergan with respect to its business as described in its reports and documents filed with the SEC.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf concerning the offer, the second-step merger or other matters addressed in this offer to exchange are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof.

See also the section of this offer to exchange titled “Risk Factors.”

Except to the extent required by applicable law or regulation, Valeant undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this offer to exchange or to reflect the occurrence of unanticipated events.

SUMMARY

This summary highlights the material information in this offer to exchange. To more fully understand the offer to Allergan stockholders, and for a more complete description of the terms of the offer and the second-step merger, you should read carefully this entire document, including the exhibits, schedules and documents incorporated by reference herein, and the other documents referred to herein. For information on how to obtain the documents that are on file with the SEC, see the section of this offer to exchange titled “Where You Can Find More Information.”

Information About the Companies (see page 37)

Valeant

Valeant is a multinational, specialty pharmaceutical and medical device company continued under the laws of the Province of British Columbia that develops, manufactures, and markets a broad range of branded, generic and branded generic pharmaceuticals, OTC products, and medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment, and aesthetics devices), which are marketed directly or indirectly in over 100 countries. Valeant is diverse not only in its sources of revenue from its broad drug and medical device portfolio, but also among the therapeutic classes and geographies it serves.

Valeant’s principal executive offices are located at 2150 St. Elzéar Blvd. West, Laval, Québec, Canada, H7L 4A8, and its telephone number at that location is (514) 744-6792.

Additional information concerning Valeant is included in the Valeant reports incorporated by reference in this offer to exchange. See the section in this offer to exchange titled “Where You Can Find More Information.”

Purchaser

Purchaser is a Delaware corporation incorporated on June 11, 2014, with principal executive offices at 400 Somerset Corporate Boulevard, Bridgewater, NJ 08807. The telephone number of Purchaser’s principal executive offices is (866) 246-8245. Purchaser is a wholly owned subsidiary of Valeant that was formed to facilitate the transactions contemplated by this offer to exchange. Purchaser has engaged in no activities to date and has no material assets or liabilities of any kind, in each case other than those incidental to its formation and its activities and obligations in connection with the offer.

Allergan

Allergan is a multi-specialty health care company focused on developing and commercializing innovative pharmaceuticals, biologics, medical devices and OTC products. Allergan discovers, develops and commercializes a diverse range of products for the ophthalmic, neurological, medical aesthetics, medical dermatology, breast aesthetics, urological and other specialty markets in more than 100 countries around the world.

Allergan was founded in 1950 and incorporated in Delaware in 1977. Allergan’s principal executive offices are located at 2525 Dupont Drive, Irvine, CA, 92612, and its telephone number at that location is (714) 246-4500.

Additional information concerning Allergan is included in the Allergan reports incorporated by reference in this offer to exchange. See the section in this offer to exchange titled “Where You Can Find More Information.”

Pershing Square

Pershing Square is an investment adviser founded in 2003 and registered with the SEC. Pershing Square is a concentrated, research-intensive, fundamental value investor in the public markets. Pershing Square’s principal executive offices are located at 888 Seventh Avenue, 42nd Floor, New York, NY 10019.

Pershing Square and its affiliates are not offering to acquire any shares of Allergan common stock in the offer, but Pershing Square and PS Fund 1 are considered co-bidders for SEC purposes.

PS Fund 1

PS Fund 1 is a Delaware limited liability company formed by Pershing Square to acquire shares of Allergan common stock and derivative instruments referencing Allergan common stock. PS Fund 1 currently owns 28,878,538 shares of Allergan common stock. See the section of this offer to exchange titled “The Offer—Agreements with Pershing Square.” PS Fund 1’s principal offices are located at 888 Seventh Avenue, 42nd Floor, New York, NY 10019.

The Offer (see page 54)

Valeant is offering to exchange, for each issued and outstanding share of Allergan common stock, at the election of the holder:

•	the Standard Election Consideration set forth on the cover page of this offer to exchange;

•	the Cash Election Consideration set forth on the cover page of this offer to exchange; or

•	the Stock Election Consideration set forth on the cover page of this offer to exchange;

subject in each case to the election and proration procedures described in this offer to exchange and in the related letter of election and transmittal. We will not allot or issue fractional Valeant common shares. To the extent that holders of Allergan common stock are entitled to fractional shares, those fractional entitlements will be aggregated and sold in the market and the net proceeds of such sale distributed pro rata to the holders of Allergan common stock entitled thereto promptly following our acceptance of shares of Allergan common stock for exchange in the offer.

Elections and Proration (see page 55)

Valeant plans to pay an aggregate of approximately $20.0 billion in cash in the offer and the second-step merger (including with respect to share awards). In order to reserve a proportionate amount of cash for payment in the second-step merger, Valeant will pay pursuant to the offer an amount in cash, which we refer to as the total cash payable in the offer, equal to $20.0 billion multiplied by the percentage of the shares of Allergan common stock on a diluted basis (excluding shares held by Pershing Square, Valeant or their respective affiliates and excluding unvested options to purchase shares of Allergan common stock) that are tendered and accepted for exchange in the offer. For this purpose, Valeant has estimated and will therefore assume that the number of shares of Allergan common stock on a diluted basis (excluding shares of Allergan common stock owned by Pershing Square, Valeant or their respective affiliates and excluding unvested options to purchase shares of Allergan common stock) is 276,000,000.

As a result, the total cash payable in the offer will equal:

•	$20.0 billion, multiplied by

•	the number of shares of Allergan common stock that are tendered and accepted for exchange in the offer, divided by

•	276,000,000.

If, after taking into account elections by tendering Allergan stockholders, the cash payable in the offer would otherwise be different from the total cash payable in the offer, elections that tendering Allergan stockholders have made (Cash Elections, Stock Elections or Standard Elections, as applicable) will be subject to proration (and the prorated amounts will be deemed to be Stock Elections or Cash Elections, as applicable) such that the cash payable in the offer is equal to the total cash payable in the offer. See the section of this offer to exchange titled “The Offer—Elections and Proration” for more information on the proration procedures.

The difference between $20.0 billion and the total cash payable in the offer is being reserved for payment in connection with the second-step merger (including with respect to share awards).

Reasons for the Offer (see page 51)

We believe that the combination of Valeant and Allergan represents a strategically compelling and enormously value-creating opportunity for Allergan stockholders and Valeant and its shareholders. The offer should be compelling to Allergan stockholders as they will receive:

•	Significant Immediate Value: Valeant’s offer is a premium of 42.7% over Allergan’s unaffected stock price on April 10, 2014, the day before Pershing Square crossed the 5% Schedule 13D ownership level and commenced a rapid accumulation program, and a premium of 17.2% over Allergan’s stock price on April 21, 2014, the day before the public announcement of Valeant’s proposed combination with Allergan, in each case based on the closing price of Valeant common shares on the NYSE on August 21, 2014. Valeant’s offer also includes a significant cash component of $72.00 per share.

•	Substantial Long-Term Value: Allergan stockholders will have a substantial ongoing equity interest in the combined company, allowing Allergan stockholders to benefit from the synergies and growth opportunities of the combined company. Valeant has also announced that it intends to initiate a $0.05 per share quarterly dividend after the consummation of the offer and second-step merger in line with Allergan’s historic dividend program.

We believe the combined company will have a number of strategic benefits, including:

•	Market Leader: The combined company will be a leader in ophthalmology, dermatology, aesthetics and dental products, allowing it to better serve its physicians, care providers and patients with a broader range of products.

•

Synergies: We believe the combined company will deliver value to the combined company’s shareholders through, among other ways, estimated annual cost synergies of at least $2.7 billion, comprised of (1) approximately $1.8 billion in selling, general and administrative, or SG&A, synergies through, among other things, rationalizing the combined company’s headquarters, decentralizing operations by eliminating unnecessary global functions and reducing duplicate external expenditures, and (2) approximately $900 million in research and development cost synergies by, among other things, rationalizing core research and development infrastructure while maintaining over $300 million in annual spend to complete high-probability projects, such as life cycle management of existing products. Our estimated annual cost synergies of $2.7 billion are based on Allergan’s 2014 cost structure prior to the realization of Allergan’s expected annual pre-tax savings of approximately $475 million in 2015, which it announced on July 21, 2014. We believe that a portion of the $475 million of cost reductions may reduce the synergies estimated to be achieved by Valeant, but it is possible that some of the reductions contemplated by Allergan are not included in Valeant’s estimates and that Valeant might seek to reverse some of the actions taken by Allergan as part of its cost cutting initiative. There can be no assurance that Valeant would seek to reduce the same costs as Allergan. Based on our extensive experience and industry knowledge, we expect to realize on an annual run rate approximately 80% of such synergies within the first six months after consummating the second-step merger, with the balance realized over the following 12 months. Since 2008, we have successfully completed over 100 transactions of varying size and complexity. We have extensive experience in successfully integrating acquired companies, as evidenced by our three largest transactions to date (Bausch & Lomb ($8.7 billion), Medicis Pharmaceutical Corporation ($2.6 billion) and Biovail Corporation ($2.6 billion)), where we have exceeded our preannounced cost synergies. Our recent acquisition of Bausch & Lomb will serve as the model for how to integrate Allergan quickly and efficiently. Although the Allergan transaction would be for substantially greater consideration than any of these, we believe the experience we gained from these transactions provides us with a method of integrating quickly and efficiently that can be applied across all of our transactions. Additionally, we believe there is opportunity for additional revenue synergies, including, for example, by bringing the Allergan product portfolio into emerging market geographies where Valeant already has a strong presence.

•	Growth Opportunities: Based on the markets served and the market efficiencies created by the proposed combination with Allergan, we believe the combined company will generate high single-digit organic growth rates for the foreseeable future. Some of the market efficiencies we have identified for the combined company include (1) the leading and highly complementary aesthetics and dermatology product portfolios of the two companies, (2) a leading position in ophthalmology with a complete eye health offering across pharmaceutical, surgical, contact lens and consumer and (3) the opportunity to apply a broader base of products in the emerging markets, which is further discussed below.

•	Emerging Markets Opportunities: The combined company will have a diversified geographic mix in emerging markets throughout the world, including Poland, Russia, the Commonwealth of Independent States, Turkey, China, Brazil, Mexico, Indonesia, South Africa, Vietnam and the Middle East. The addition of Allergan’s product portfolio provides an opportunity to extend Valeant’s strengths in emerging markets and apply it to a broader base of products. Valeant expects to build on its extensive sales experience and physician relationships to grow product sales and overall market share of the combined company in emerging markets, and to leverage its model of decentralization in tailoring the strategies of the combined company to the local market.

•	Durable Product Focus: The combined company will continue Valeant’s successful focus on our durable products, which have established brand names and do not rely upon patent exclusivity—approximately 75% of the combined company’s revenue is expected to come from durable products and 90% of the combined company’s revenue would not be expected to face significant patent cliffs in the next decade. In addition, it is expected that a large portion of the combined company’s business will be cash-pay or third-party reimbursed.

•	Efficient Research and Development: We plan to focus the combined company’s research and development resources on both companies’ current late stage development programs, including life cycle management programs. Life cycle management programs increase a product’s value during its commercial life through identifying new indications, patent extensions, conversion of packaging, application of time-release technology, such as a modified release formulation, or change in formulation, such as a conversion from a suspension to an ointment or a gel to improve drug dosing and/or availability. We will sell or eliminate Allergan’s earlier stage programs where we believe Allergan’s track record has been largely unproductive over the past 16 years. Despite approximately $9.5 billion in research and development expenditures since 1998, Allergan has had at least 35 development product failures during this period. We are confident in our approach for the combined company given our success and given that we believe that approximately 80% of Allergan’s 2013 revenue was externally acquired, meaning that such revenue was generated by sales of products acquired from, or subject to licensing arrangements with, third parties.

•	Improved Tax Efficiencies: The combined company will remain a Canadian company, and we expect that it will have a high single-digit cash tax rate. Allergan’s current reported effective tax rate (Allergan does not disclose its cash tax rate) is 26.5% for 2013 and 27.7% for the first six months of 2014.

•	Decentralized Operating Model: We will apply Valeant’s decentralized operating model to Allergan’s operations to ensure decisions are made close to the customer, to empower the combined company’s employees, to encourage entrepreneurial business development and to reduce unnecessary administrative costs.

A critical element of Valeant’s strategy is business development, which Valeant has achieved in part through the successful completion of a significant number of acquisitions designed to expand its product portfolio and geographic footprint. The proposed combination with Allergan would be consistent with this business development strategy and would combine extremely complementary product portfolios in healthcare segments that are forecasted to grow well above industry growth rates over the next decade.

We realize there can be no assurance about future results, including results expected as described in the reasons listed above, such as assumptions regarding potential synergies or other benefits to be realized following the offer. Valeant’s reasons for the offer and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this offer to exchange titled “Risk Factors” and “Forward-Looking Statements.”

Conditions to the Offer (see page 73)

The offer is conditioned upon satisfaction, in the reasonable judgment of Valeant, of the following conditions:

•	Minimum Tender Condition—There shall have been validly tendered and not properly withdrawn prior to the expiration of the offer, a number of shares of Allergan common stock which, together with any other shares of Allergan common stock that Purchaser then owns or has a right to acquire, is a majority of the total number of outstanding shares of Allergan common stock on a fully diluted basis as of the date that we accept shares of Allergan common stock for exchange pursuant to the offer.

•	Anti-Takeover Devices Condition—The impediments to the consummation of the offer and the second-step merger imposed by the Allergan Board, or which the Allergan Board can remove, shall have been rendered inapplicable to the offer and the second-step merger. In particular, satisfaction of the condition requires the following in the reasonable judgment of Valeant:

•	the Allergan Board shall have redeemed the poison pill rights issued pursuant to the Rights Agreement, dated as of April 22, 2014, between Allergan and Wells Fargo Bank, N.A. as Rights Agent, as amended, which we refer to as the Rights Agreement, or those poison pill rights shall have been otherwise rendered inapplicable to the offer and the second-step merger;

•	the Allergan Board shall have approved the offer and the second-step merger under Section 203 of the DGCL, or Section 203 of the DGCL shall otherwise be inapplicable to the offer and the second-step merger;

•	the Allergan Board shall have taken steps to assure that the second-step merger can be completed in the short-form manner permitted by Section 251(h) of the DGCL; and

•	a majority of the independent directors (within the meaning of Article 15 of the Allergan Charter) shall have determined that Valeant is not an interested stockholder within the meaning of Article 15 of the Allergan Charter, or Article 15 of the Allergan Charter shall have been otherwise rendered inapplicable to the offer and the second-step merger.

•	Valeant Shareholder Approval Condition—Valeant shareholders shall have approved the issuance of Valeant common shares contemplated in connection with the offer and the second-step merger, in accordance with the rules of the NYSE and the TSX, on which the Valeant common shares are listed. Valeant has filed a preliminary proxy statement with respect to a special meeting of Valeant shareholders to obtain this approval promptly after the date of this offer to exchange.

•	Competition Laws Condition—The waiting period applicable to the offer and the second-step merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, shall have expired or been terminated, which we refer to as the HSR Condition. The waiting period (or extension thereof) applicable to the offer and the second-step merger under any other applicable antitrust laws and regulations shall have expired or been terminated, and any approvals or clearances determined by Valeant to be required or advisable thereunder shall have been obtained, which, together with the HSR Condition, we refer to as the Competition Laws Condition.

•	Stock Exchange Listing Condition—The Valeant common shares issuable to Allergan stockholders in connection with the offer and the second-step merger shall have been approved for listing on the NYSE and the TSX, subject to official notice of issuance in the case of the NYSE and subject to customary conditions in the case of the TSX.

•	Registration Statement Condition—The registration statement of which this offer to exchange is a part shall have become effective under the Securities Act of 1933, as amended, which we refer to as the Securities Act. No stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

•	No Injunction Condition—No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute or ordinance, common law, rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award or agency requirement (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the offer and the second-step merger.

•	No Allergan Material Adverse Effect Condition—Since December 31, 2013, there shall not have occurred any change, event, circumstance or development that has had, or would reasonably be likely to have, an Allergan Material Adverse Effect, as described in the section of this offer to exchange titled “The Offer—Conditions to the Offer—No Allergan Material Adverse Effect Condition.”

The offer is also subject to additional conditions referred to in the section of this offer to exchange titled “The Offer—Conditions to the Offer—Other Conditions to the Offer.”

Expiration of the Offer (see page 57)

The offer is scheduled to expire at 5:00 p.m., New York City time, on December 31, 2014, unless extended by Valeant. For more information, you should read the discussion below under the section of this offer to exchange titled “The Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment (see page 57)

Subject to the applicable rules and regulations of the SEC and the terms and conditions of the offer, Valeant expressly reserves the right (but will not be obligated) (1) to extend, for any reason, the period of time during which the offer is open; (2) to delay acceptance for exchange of, or the exchange of, shares of Allergan common stock in order to comply in whole or in part with applicable law (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, which requires Valeant to pay the consideration offered or to return shares of Allergan common stock deposited by or on behalf of Allergan stockholders promptly after the termination or withdrawal of the offer); (3) to amend or terminate the offer without accepting for exchange or exchanging any shares of Allergan common stock, including under circumstances where any of the conditions referred to in the section of this offer to exchange titled “The Offer—Conditions to the Offer” have not been satisfied or if Valeant or any of its affiliates enters into a definitive agreement or announces an agreement in principle with Allergan providing for a merger or other business combination or transaction with or involving Allergan or any of its subsidiaries, or the purchase or exchange of securities or assets of Allergan or any of its subsidiaries, or Valeant and Allergan reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the offer will be terminated; and (4) to amend the offer or to waive any conditions to the offer at any time, except for the HSR Condition, Registration Statement Condition, Valeant Shareholder Approval Condition and Stock Exchange Listing Condition, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof. Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof.

No subsequent offering period will be available after the offer.

Exchange of Shares of Allergan Common Stock; Delivery of Valeant Common Shares (see page 58)

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), Valeant will accept for exchange promptly after the expiration time all shares of Allergan common stock validly tendered and not properly withdrawn. For more information, see the section of this offer to exchange titled “The Offer—Exchange of Shares of Allergan Common Stock; Delivery of Valeant Common Shares.”

Procedure for Tendering (see page 59)

The procedure for tendering shares of Allergan common stock varies depending on whether you possess physical certificates, a nominee holds your certificates for you or you or a nominee holds your shares of Allergan common stock in book-entry form. See the section of this offer to exchange titled “The Offer—Procedure for Tendering,” as well as the transmittal materials, including the letter of election and transmittal, for a discussion of the procedure for tendering your shares.

Withdrawal Rights (see page 62)

You can withdraw tendered shares of Allergan common stock at any time prior to the expiration time and, if Valeant has not accepted your shares of Allergan common stock for exchange, at any time following 60 days from commencement of the offer. See the section of this offer to exchange titled “The Offer—Withdrawal Rights.”

Material U.S. Federal Income Tax Consequences (see page 63)

The offer and the second-step merger will be taxable transactions for U.S. federal income tax purposes. U.S. holders (as defined in the section of this offer to exchange titled “The Offer–Material U.S. Federal Income Tax Consequences”) of shares of Allergan common stock generally will recognize gain or loss equal to the difference, if any, between (1) the sum of the cash and fair market value of Valeant common shares received by such U.S. holder in the offer and the second-step merger (including cash received in lieu of fractional shares) and (2) such U.S. holder’s adjusted tax basis in the shares of Allergan common stock surrendered in exchange therefor. Any gain or loss recognized upon the offer or the second-step merger generally will be treated as capital gain or loss. For a more complete description of the tax consequences of the merger, see the section of this offer to exchange titled “The Offer—Material U.S. Federal Income Tax Consequences.”

Tax matters are very complicated, and the tax consequences of the offer and second-step merger to a particular stockholder will depend in part on such stockholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the offer and second-step merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Ownership of Valeant After the Offer (see page 67)

Valeant estimates that, upon consummation of the offer and the second-step merger, former Allergan stockholders will own, in the aggregate, approximately 44% of the Valeant common shares on a diluted basis, assuming that Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares. For a more detailed discussion of the assumptions on which this estimate is based, see the section of this offer to exchange titled “The Offer—Ownership of Valeant After the Offer.” Valeant estimates that, if it were to elect to consummate the issuance to Pershing Square immediately prior to the offer and second-step merger, the total dilution to shareholders of the combined company would be less than 1%.

In total, based on the assumptions discussed above, Pershing Square would own approximately 6% of the outstanding Valeant common shares upon consummation of the offer and the second-step merger, assuming that Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares (Pershing Square’s ownership would increase by less than 1% if Valeant were to elect to consummate the issuance to Pershing Square immediately prior to the offer and second-step merger, assuming that Pershing Square purchased Valeant common shares at $96.74 (a 15% discount to the closing price of Valeant common shares on the NYSE on August 21, 2014)).

Appraisal/Dissenters’ Rights (see page 69)

Allergan stockholders do not have dissenters’ or appraisal rights in connection with the offer. However, upon consummation of the second-step merger, which Valeant expects to be consummated promptly after consummation of the offer without a vote of Allergan stockholders, Allergan stockholders who have not tendered their shares of Allergan common stock in the offer and who have perfected their dissenters’ or appraisal rights will have rights under Delaware law to dissent from the second-step merger and demand appraisal of their shares of Allergan common stock. Stockholders who perfect dissenters’ rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the “fair value” of their shares of Allergan common stock, as determined by a Delaware court. See the section of this offer to exchange titled “The Offer—Appraisal/Dissenters’ Rights.”

Regulatory Approvals (see page 83)

In addition to the approvals and clearances described in the Competition Laws Condition, the offer and the second-step merger may also be subject to review by government authorities and other regulatory agencies, including in jurisdictions outside the United States. Valeant intends to identify such authorities and jurisdictions as soon as practicable and to file as soon as possible thereafter all notifications that it determines are necessary or advisable under the applicable laws, rules and regulations of the respective identified authorities, agencies and jurisdictions for the consummation of the offer and/or the second-step merger and to file all post-completion notifications that it determines are necessary or advisable as soon as possible after the offer and the second-step merger have been consummated.

Accounting Treatment (see page 86)

The proposed combination with Allergan would be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, with Valeant being the accounting acquirer, which means that Allergan’s results of operations will be included with Valeant’s results of operations from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

Comparison of Holders’ Rights (see page 115)

Allergan stockholders who validly tender their shares in the offer and do not withdraw such shares (other than Allergan stockholders who receive only the Cash Election Consideration) will receive Valeant common shares following consummation of the offer. Because Valeant is a British Columbia corporation and Allergan is a Delaware corporation, there are a number of differences between the rights of an Allergan stockholder and the rights of a Valeant shareholder. See the discussion in the section of this offer to exchange titled “Comparison of Holders’ Rights.”

Risk Factors (see page 20)

In addition to the risks relating to each of Allergan’s and Valeant’s businesses, the offer and the second-step merger are, and the combined company will be, subject to several risks which you should carefully consider prior to participating in the offer.

Principal Risks Relating to the Offer and the Second Step-Merger, and the Combined Company (see page 20)

If you decide to participate in the offer, you should be aware that:

•	Because the market price of the Valeant common shares will fluctuate, you cannot be sure of the value of the Valeant common shares you may receive in the offer, and you may not receive all consideration in the form you elected;

•	The offer is subject to a variety of conditions that Valeant cannot control;

•	Valeant has not negotiated the price or terms of the offer or second-step merger with Allergan; and

•	Because Allergan’s independent registered public accounting firm has not permitted the use of its reports in Valeant’s registration statement of which this offer to exchange forms part, you may be unable to assert a claim against such firm under Section 11 of the Securities Act.

In addition, in the event the offer and the second-step merger are completed, you will continue to be subject to the following risks as a shareholder in the combined company:

•	Allergan and Valeant may not successfully integrate, which may have a material adverse effect on Valeant’s financial condition and results of operations;

•	The offer could trigger certain provisions contained in Allergan’s equity plans, employee benefit plans or agreements that could require Valeant to make change of control payments or vest outstanding equity awards;

•	Valeant will incur a substantial amount of indebtedness to acquire the shares of Allergan common stock pursuant to the offer and the second-step merger and its failure to meet its debt service obligations could have a material adverse effect on its financial condition and results of operations;

•	The consummation of the offer and the second-step merger may result in ratings organizations and/or securities analysts taking actions which may adversely affect the combined company’s financial condition and operating results;

•	Future results of Valeant may differ materially from the unaudited pro forma condensed combined financial statements of Valeant and Allergan presented in this offer to exchange; and

•	The trading price of Valeant common shares may be affected by factors different from those affecting the price of Allergan common stock.

In addition to the above risks, in deciding whether to tender your shares of Allergan common stock for exchange pursuant to the offer, you should read and consider all of the risk factors discussed or referenced in the section of this offer to exchange titled “Risk Factors.”

RISK FACTORS

In deciding whether to tender your shares of Allergan common stock for exchange pursuant to the offer, Allergan stockholders should read carefully this offer to exchange and all other documents to which this offer to exchange refers. In addition to the risk factors set forth below, Allergan stockholders should read and consider all of the other risk factors specific to each of the Valeant and Allergan businesses that will also affect Valeant after consummation of the offer and the second-step merger, described in Part I, Item 1A of each company’s annual report on Form 10-K for the year ended December 31, 2013 and other documents that have been filed with the SEC and which are incorporated by reference into this offer to exchange. If any of the risks described below or in the reports incorporated by reference into this offer to exchange actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of Valeant or Allergan could be materially adversely affected. Allergan stockholders should also carefully consider the following factors:

Risk Factors Relating to the Offer and the Second-Step Merger

Because the market price of the Valeant common shares that Allergan stockholders may receive in the offer will fluctuate, Allergan stockholders cannot be sure of the value of the Valeant common shares they may receive.

Upon consummation of the offer, each share of Allergan common stock tendered and accepted for exchange by Valeant pursuant to the offer will be converted into the right to receive consideration consisting of, at the election of each Allergan stockholder, (1) the Standard Election Consideration, (2) the Cash Election Consideration or (3) the Stock Election Consideration, subject in each case to the election and proration procedures described in this offer to exchange and in the related letter of election and transmittal. Because the number of Valeant common shares being offered as consideration will not vary based on the market value of the Valeant common shares, the market value of the consideration Allergan stockholders will receive in the offer (if they receive Valeant common shares) will be based in whole or in part on the value of Valeant common shares at the time the consideration in the offer is received. If the price of Valeant common shares declines, Allergan stockholders could receive less value for their shares of Allergan common stock upon the consummation of the offer than the value calculated on the date the offer was announced, as of the date of the filing of this offer to exchange or as of the date such Allergan stockholder made his or her election and tendered shares into the offer. Stock price changes may result from a variety of factors that are beyond the companies’ control, including general market and economic conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. In addition, the ongoing businesses of Valeant and Allergan may be adversely affected by actions taken by Valeant or Allergan in connection with the offer, including payment by the companies of certain costs relating to the offer, including certain legal, accounting, financing and financial and other advisory fees.

Because the offer and the second-step merger will not be completed until certain conditions have been satisfied or, where relevant, waived (see the section of this offer to exchange titled “The Offer—Conditions to the Offer”), a period of time, which may be significant, may pass between the commencement of the offer and the time that Purchaser accepts shares of Allergan common stock for exchange, although this delay could be substantially ameliorated if Allergan took action to satisfy the Anti-Takeover Devices Condition. Therefore, at the time when you tender your shares of Allergan common stock pursuant to the offer, you will not know the exact market value of the Valeant common shares that you may receive if Purchaser accepts such shares of Allergan common stock for exchange. However, tendered shares of Allergan common stock may be withdrawn at any time prior to the expiration time of the offer and, unless we have already accepted the tendered shares for exchange, at any time following 60 days from commencement of the offer. See the section of this offer to exchange titled “The Offer—Withdrawal Rights.”

Allergan stockholders are urged to obtain current market quotations for Allergan common stock and Valeant common shares (and to consider the implied value of each election based on current market quotations for Valeant common shares) when they consider whether to tender their shares of Allergan common stock pursuant to the offer. See the section of this offer to exchange titled “Comparative Per Share Market Price and Dividend Information” for the historical high and low closing prices of Valeant common shares and shares of Allergan common stock, as well as cash dividends per share of Allergan common stock for each quarter of the period 2012 through 2014.

Tendering Allergan stockholders may not receive all consideration in the form elected.

Elections that tendering Allergan stockholders make (Cash Elections, Stock Elections or Standard Elections, as applicable) will be subject to proration (and the prorated amounts will be deemed to be Stock Elections or Cash Elections, as applicable). Accordingly, some of the consideration a tendering Allergan stockholder receives in the offer may differ from the type of consideration the holder selected and that difference may be significant. A discussion of the proration mechanism can be found in the section of this offer to exchange titled “The Offer—Elections and Proration.”

Valeant must obtain governmental and regulatory approvals to consummate the offer, which, if delayed or not granted, may delay or jeopardize the offer and the second-step merger.

The offer is conditioned on the waiting period (or extension thereof) applicable to the offer and the second-step merger under the HSR Act and any other applicable antitrust laws and regulations having expired or been terminated, and any approvals or clearances determined by Valeant to be required or advisable thereunder having been obtained. If Valeant does not receive these approvals, then Valeant will not be obligated to accept shares of Allergan common stock for exchange in the offer.

The governmental and regulatory agencies from which Valeant will seek these approvals have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by this offer to exchange those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. Although Valeant believes that it will obtain all necessary approvals, no assurance can be given that the required approvals will be obtained or that the required conditions to the offer will be satisfied, and, if all required approvals are obtained and the conditions to the consummation of the offer are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. See the section of this offer to exchange titled “The Offer—Conditions to the Offer” for a discussion of the conditions to the offer and the sections of this offer to exchange titled “The Offer—Certain Legal Matters” and “The Offer—Regulatory Approvals” for a description of the regulatory approvals necessary in connection with the offer and the second-step merger.

The offer remains subject to other conditions that Valeant cannot control.

The offer is subject to other conditions, including the Minimum Tender Condition, the Anti-Takeover Devices Condition, the Valeant Shareholder Approval Condition and the No Allergan Material Adverse Effect Condition. No assurance can be given that all of the conditions to the offer will be satisfied or, if they are, as to the timing of such satisfaction. In addition, Allergan and the Allergan Board may seek to take additional actions and put in place additional obstacles that will delay, or frustrate, the satisfaction of one or more conditions. If the conditions to the offer are not satisfied, then Valeant may allow the offer to expire, or could amend or extend the offer. See the section of this offer to exchange titled “The Offer—Conditions to the Offer” for a discussion of the conditions to the offer.

The stock prices of Valeant and Allergan may be adversely affected if the offer and the second-step merger are not completed.

If the offer and the second-step merger are not completed, the prices of Valeant common shares and Allergan common stock may decline to the extent that the current market prices of Valeant common shares and Allergan common stock reflect a market assumption that the offer and the second-step merger will be completed.

Uncertainties associated with the offer and the second-step merger may cause a loss of employees and may otherwise affect the future business and operations of Allergan.

Uncertainty about the effect of the offer and the second-step merger on employees and customers may have an adverse effect on Allergan and consequently on the combined company following the second-step merger. These uncertainties may impair the ability to retain and motivate key personnel until and after the consummation of the offer and the second-step merger are completed and could cause customers, suppliers, licensees, partners and others that deal with Allergan to defer entering into contracts with Allergan or making other decisions concerning Allergan or seek to change existing business relationships with Allergan. With respect to the retention of key employees, Valeant is not aware of any retention plan in place to retain any of Allergan’s key employees. If key employees of Allergan depart because of uncertainty about their future roles, Allergan’s business and, as a result, the combined company’s business following the offer and the second-step merger, could be harmed. While the offer and the second-step merger are pending, Allergan may not be able to hire replacements for departed key employees to the same extent that they have been able to in the past.

Valeant has not negotiated the price or terms of the offer or second-step merger with Allergan.

In evaluating the offer, you should be aware that Valeant has not negotiated the price or terms of the offer or the second-step merger with Allergan and neither Allergan nor the Allergan Board has approved the offer or the second-step merger. Allergan has refused to engage in any discussions with Valeant on its proposals. Valeant made a proposal on May 30, 2014 (which was rejected on June 10, 2014), and as a result of Allergan’s continued refusal to engage, Valeant made the offer and is distributing this offer to exchange. On June 23, 2014, Allergan filed with the SEC the Allergan 14D-9, reporting that the Allergan Board had met on June 21, 2014 and determined to recommend that Allergan stockholders reject the offer and not tender their shares of Allergan common stock in the offer. Valeant recommends that you review the Allergan 14D-9, as amended, but that you tender your shares into the offer.

You may be unable to assert a claim against Allergan’s independent registered public accounting firm under Section 11 of the Securities Act.

Section 11(a) of the Securities Act provides that, if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, any accountant or expert who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement. Although audit reports were issued on Allergan’s historical financial statements and are included in Allergan’s filings with the SEC, Allergan’s independent registered public accounting firm has not permitted the use of its reports in Valeant’s registration statement of which this offer to exchange forms a part. Valeant requested the consent of such independent registered public accounting firm; however, on June 25, 2014, Allergan informed Valeant that it would not request that its independent auditor provide Valeant with any consent. The SEC has granted Valeant dispensation from such consent requirement pursuant to Rule 437 under the Securities Act. If Valeant receives the consent of Allergan’s independent registered public accounting firm, Valeant will promptly file it as an exhibit to Valeant’s registration statement of which this offer to exchange forms a part. Because Valeant has not been able to obtain the consent of Allergan’s independent registered public accounting firm, you may not be able to assert a claim against Allergan’s independent registered public accounting firm under Section 11 of the Securities Act.

Risk Factors Relating to Allergan’s Businesses.

You should read and consider the other risk factors specific to Allergan’s businesses that will also affect Valeant after the consummation of the offer and the second-step merger, described in Part I, Item 1A of Allergan’s

Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 25, 2014, which we refer to as the Allergan 10-K, and other documents that have been filed by Allergan with the SEC and which are incorporated by reference into this offer to exchange.

Risk Factors Relating to Valeant’s Businesses.

You should read and consider the other risk factors specific to Valeant’s businesses that will also affect Valeant after the consummation of the offer and the second-step merger, described in Part I, Item 1A of Valeant’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 28, 2014, which we refer to as the Valeant 10-K, and other documents that have been filed by Valeant with the SEC and which are incorporated by reference into this offer to exchange.

Risk Factors Relating to Valeant Following the Offer

Allergan and Valeant may not successfully integrate.

If Valeant consummates the offer and the second-step merger (which will represent Valeant’s largest transaction to date with total consideration of approximately $50 billion based on the closing price of Valeant common shares on the NYSE on August 21, 2014), achieving the anticipated benefits of the proposed combination with Allergan will depend in part upon whether the two companies integrate their businesses in an effective and efficient manner. The companies may not be able to accomplish this integration process successfully, including as a result of actions that Allergan may continue to take to frustrate the offer. The integration of any business may be complex and time-consuming. The difficulties that could be encountered include the following:

•	integrating personnel, operations and systems, while maintaining focus on selling and promoting existing and newly acquired products;

•	coordinating the geographically dispersed organizations;

•	distraction of management and employees from operations and changes in corporate culture;

•	retaining existing customers and attracting new customers;

•	maintaining business relationships; and

•	inefficiencies associated with the integration of the operations of the combined company.

In addition, there will be integration costs and non-recurring transaction costs (such as fees paid to legal, financial, accounting and other advisors and other fees paid in connection with the offer and the second-step merger, including financing fees) associated with the proposed combination with Allergan, combining the operations of Valeant and Allergan and achieving the synergies we expect to obtain, and such costs may be significant.

An inability to realize the full extent of the anticipated benefits of the proposed combination with Allergan, including the $2.7 billion in estimated annual cost synergies, as well as any delays encountered in the integration process and realizing such benefits, could have an adverse effect upon the revenues, level of expenses and operating results of Valeant, which may affect adversely the value of the Valeant common shares after the consummation of the offer and the second-step merger.

Valeant has only conducted a review of Allergan’s publicly available information and has not had access to Allergan’s non-public information. Therefore, Valeant may not be able to retain certain agreements and may be subject to liabilities of Allergan unknown to Valeant, which may have a material adverse effect on Valeant’s profitability, financial condition and results of operations and which may result in a decline in the market value of Valeant common shares.

To date, Valeant has only conducted a due diligence review of Allergan’s publicly available information. As a result, after the consummation of the offer and the second-step merger, Valeant may be subject to liabilities of

Allergan unknown to Valeant or Allergan, which may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Valeant common shares after the consummation of the offer and the second-step merger.

The consummation of the offer or the second-step merger (or a successful solicitation by PS Fund 1) may constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, or result in the acceleration or other change of any right or obligation (including, without limitation, any payment obligation) or termination of an agreement under agreements of Allergan that are not publicly available. If this happens, Valeant may have liabilities relating to the breach or default and may have to seek to replace that agreement with a new agreement. Valeant cannot provide assurance that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to Allergan’s business, failure to replace that agreement on similar terms or at all may increase the costs to Valeant of operating Allergan’s business or prevent Valeant from operating part or all of Allergan’s business. In addition, Allergan may be committed to arrangements or agreements of which Valeant is not aware.

Based upon a review of Allergan’s public filings with the SEC, pursuant to Allergan’s Amended and Restated Credit Agreement, dated as of October 28, 2011, which we refer to as the credit agreement, the offer, the second-step merger and the change in the Allergan Board contemplated by the PS Fund 1 solicitation could potentially result in an event of default under the credit agreement, including an event of default in the event the Allergan Board as of the effective date of the credit agreement, which we refer to as the original board, ceases to constitute a majority of the Allergan Board (with any new director approved by the majority of the then original board being deemed a member of the original board for purposes of the credit agreement), with certain limited exceptions. An event of default would permit lenders holding more than 50% of the commitments under the credit agreement to terminate the commitments under the credit agreement and to declare the outstanding principal and accrued interest due and payable. Although Valeant believes that the Allergan Board’s fiduciary duties would require it to approve the directors contemplated by the PS Fund 1 solicitation for purposes of the credit agreement (and thus prevent an event of default under the credit agreement that might be triggered if PS Fund 1 is successful in changing the Allergan Board in the manner contemplated by the PS Fund 1 solicitation), there is no assurance the Allergan Board would do so. Allergan could also seek a waiver of any such event of default, which would require the approval of the lenders under the credit agreement.

In respect of all information relating to Allergan presented in, incorporated by reference into or omitted from, this offer to exchange, Valeant has relied upon publicly available information, including information publicly filed by Allergan with the SEC. Although Valeant has no knowledge that would indicate that any statements contained herein regarding Allergan’s condition, including its financial or operating condition (based upon such publicly filed reports and documents) are inaccurate, incomplete or untrue, Valeant was not involved in the preparation of such information and statements. For example, Valeant has made adjustments and assumptions in preparing the pro forma financial information presented in this offer to exchange that have necessarily involved Valeant’s estimates with respect to Allergan’s financial information that, given the lack of information received, could be materially different than currently presented. See the section of this offer to exchange titled “Unaudited Pro Forma Condensed Combined Financial Statements.” Any financial, operating or other information regarding Allergan that may be detrimental to Valeant following the consummation of the offer and the second-step merger that has not been publicly disclosed by Allergan, or errors in Valeant’s estimates due to the lack of cooperation and information from Allergan, may have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Valeant common shares after the consummation of the offer and the second-step merger.

The offer could trigger certain provisions contained in Allergan’s equity plans, employee benefit plans or agreements that could require Valeant to make change of control payments or vest outstanding equity awards.

Certain of Allergan’s equity plans, employee benefit plans or agreements contain change of control clauses providing for outstanding equity awards to vest or compensation to be granted to certain members of Allergan senior management either upon a change of control, or if, following a change of control, Allergan terminates the employment relationship between Allergan and these employees under certain circumstances, or if these employees terminate the employment relationship because of certain adverse changes during a certain period or periods following a change of control. If consummated, the offer would constitute a change of control of Allergan, thereby giving rise to potential vesting of outstanding equity awards and change of control payments described above.

Valeant will incur a substantial amount of indebtedness to acquire the shares of Allergan common stock pursuant to the offer and the second-step merger and, as a result, will increase its outstanding indebtedness. Valeant’s failure to meet its debt service obligations could have a material adverse effect on its business, financial condition and results of operations.

Valeant anticipates that it will need to borrow approximately $20.35 billion to complete the offer and the second-step merger.

Valeant’s increased indebtedness following consummation of the offer and the second-step merger could adversely affect Valeant’s operations and liquidity. Valeant’s anticipated level of indebtedness could, among other things:

•	make it more difficult for Valeant to pay or refinance its debts as they become due during adverse economic and industry conditions because Valeant may not have sufficient cash flows to make its scheduled debt payments;

•	cause Valeant to use a larger portion of its cash flow to fund interest and principal payments, reducing the availability of cash to fund working capital, capital expenditures, research and development and other business activities;

•	cause Valeant to be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•	cause Valeant to be more vulnerable to general adverse economic and industry conditions;

•	cause Valeant to be disadvantaged compared to competitors with less leverage;

•	result in a downgrade in the credit rating of Valeant or any indebtedness of Valeant or its subsidiaries, which could increase the cost of further borrowings; and

•	limit Valeant’s ability to borrow additional monies in the future to fund working capital, capital expenditures, research and development and other general corporate purposes.

In addition, the terms of Valeant’s indebtedness following the consummation of the offer are expected to restrict certain actions by Valeant and its subsidiaries, including financial, affirmative and negative covenants, including limitations on the ability to incur indebtedness, create liens, and merge, amalgamate and consolidate with other companies, in each case, subject to exceptions and baskets to be mutually agreed upon by Valeant and the parties thereto, the exact terms of which are to be negotiated prior to consummation of the offer.

Valeant may also incur additional long-term debt and working capital lines of credit to meet future financing needs, subject to certain restrictions under its existing debt, which would increase its total indebtedness. Although the terms of Valeant’s existing credit agreement and of the indentures governing Valeant’s existing debt contain restrictions on the incurrence of additional debt, including secured debt, these restrictions are subject to a number of important exceptions and debt incurred in compliance with these restrictions could be substantial. If Valeant and its restricted subsidiaries incur significant additional debt, the related risks that Valeant faces could intensify.

Valeant has received a commitment letter, which we refer to as the commitment letter, from Barclays Bank PLC, Royal Bank of Canada, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., DNB Capital LLC, DNB Markets, Inc., HSBC Bank USA, National Association, HSBC Bank Canada, HSBC Securities (USA) Inc. and Morgan

Stanley Senior Funding, Inc., which we refer to collectively as the Lenders, for up to $20.35 billion in debt financing, which we refer to as the Debt Financing. Valeant cannot guarantee that the combined company will be able to generate sufficient cash flow to make all of the principal and interest payments under its indebtedness following the consummation of the offer and the second-step merger when such payments are due or that it will be able, if necessary, to refinance such indebtedness.

All of our debt obligations, and any future indebtedness we may incur, will have priority over our common shares with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Valeant, the Valeant common shares would rank below all debt claims against Valeant. In addition, any convertible or exchangeable securities or other equity securities that we may issue in the future may have rights, preferences and privileges more favorable than those of the Valeant common shares. As a result, holders of Valeant common shares will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to the Valeant common shares have been satisfied.

The consummation of the offer and the second-step merger may result in ratings organizations and/or securities analysts taking actions which may adversely affect the combined companies’ business, financial condition and operating results, as well as the market price of Valeant common shares.

Valeant’s current corporate credit rating is Ba3 for Moody’s Investors Service and BB- for Standard and Poor’s. In connection with the consummation of the offer and/or the second-step merger, one or both of these ratings agencies may reevaluate Valeant’s ratings. A downgrade may increase Valeant’s cost of borrowing, may negatively impact Valeant’s ability to raise additional debt capital, may negatively impact Valeant’s ability to successfully compete in the marketplace and may negatively impact the willingness of counterparties to deal with Valeant, each of which could have a material adverse effect on the business, financial condition and results of operations of the combined company and the market value of Valeant common shares.

In addition, the trading market for Valeant common shares depends in part on the research and reports that third-party securities analysts publish about Valeant and its industry. In connection with the consummation of the offer and/or the second-step merger, one or more of these analysts could downgrade the Valeant common shares or issue other negative commentary about Valeant or its industry, which could cause the trading price of Valeant common shares to decline.

Future results of Valeant may differ materially from the unaudited pro forma condensed combined financial statements of Valeant and Allergan presented in this offer to exchange.

The future results of Valeant following the consummation of the offer and the second-step merger may be materially different from those shown in the Unaudited Pro Forma Condensed Combined Financial Statements presented in this offer to exchange, which show only a combination of Valeant’s and Allergan’s standalone historical results after giving effect to the offer, subject to the matters noted therein. Valeant has estimated that it will record approximately $130 million in transaction expenses (excluding financing fees payable pursuant to the commitment letter), as described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in this offer to exchange. In addition, the final amount of any charges relating to acquisition accounting adjustments that Valeant may be required to record will not be known until following the consummation of the offer and the second-step merger. These and other expenses and charges may be significantly higher or lower than estimated.

Resales of Valeant common shares following the offer may cause the market price of Valeant common shares to fall.

Valeant expects that it will issue approximately 263 million Valeant common shares in connection with the offer and the second-step merger. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time upon exercise of options could have the effect of depressing the market price for Valeant common shares. The increase in the number of Valeant common shares may lead to sales of such Valeant common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Valeant common shares.

The trading price of Valeant common shares may be affected by factors different from those affecting the price of Allergan common stock.

Upon consummation of the offer and the second-step merger, Allergan stockholders (other than those that receive only the Cash Election Consideration) will become holders of Valeant common shares. Valeant’s business differs from that of Allergan, and Valeant’s results of operations, as well as the trading price of Valeant common shares, may be affected by factors different from those affecting Allergan’s results of operations and the price of Allergan common stock.

The Valeant common shares to be received by Allergan stockholders as consideration will have different rights from the shares of Allergan common stock.

Upon receipt of Valeant common shares in the offer, Allergan stockholders (other than those that receive only the Cash Election Consideration) will become Valeant shareholders and their rights as shareholders will be governed by the notice of articles of Valeant, which we refer to as the Valeant Notice of Articles, the articles of Valeant, which we refer to as the Valeant Articles, and the British Columbia Business Corporations Act, which we refer to as the BCBCA. Certain of the rights associated with Allergan common stock are different from the rights associated with Valeant common shares. See the section of this offer to exchange titled “Comparison of Holders’ Rights” for a discussion of the different rights associated with Valeant common shares.

Allergan stockholders will have a reduced ownership and voting interest after the consummation of the offer and the second-step merger and will exercise less influence over the management and policies of Valeant than they do over Allergan.

Allergan stockholders currently have the right to vote in the election of the Allergan Board and on other matters affecting Allergan. When the shares of Allergan common stock tendered in the offer are exchanged, each participating Allergan stockholder (other than those that receive only the Cash Election Consideration) and, following consummation of the second-step merger, each remaining Allergan stockholder, will become a Valeant shareholder with a percentage ownership of the combined company that is smaller than the stockholder’s percentage ownership of Allergan. Valeant estimates that, upon consummation of the offer and the second-step merger, former Allergan stockholders will own, in the aggregate, approximately 44% of the Valeant common shares on a diluted basis, assuming that Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares. Because of this, Allergan stockholders will have less influence over the management and policies of Valeant than they now have over the management and policies of Allergan.

VALEANT SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information for Valeant as of the end of and for the periods indicated. The statements of income (loss) information for each of the years ended December 31, 2013, 2012 and 2011, and the balance sheet information as of December 31, 2013 and 2012, are derived from Valeant’s audited financial statements filed as part of the Valeant 10-K, which is incorporated by reference into this offer to exchange. The statements of income (loss) information for each of the years ended December 31, 2010 and 2009, and the balance sheet information as of December 31, 2011, 2010 and 2009, are derived from Valeant’s audited financial statements for such years, which have not been incorporated by reference into this offer to exchange. The selected financial information of Valeant as of and for the six months ended June 30, 2014 and June 30, 2013 are derived from Valeant’s unaudited consolidated financial statements filed as part of Valeant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 filed with the SEC on August 1, 2014, which we refer to as the Valeant 10-Q, which is incorporated by reference into this offer to exchange. The operating results for the six-month period ended June 30, 2014 are not necessarily indicative of the results of operations for the remainder of the fiscal year or any future period. More comprehensive financial information, including management’s discussion and analysis of Valeant’s financial condition and results of operations, is contained in the Valeant 10-K, the Valeant 10-Q and other reports filed by Valeant with the SEC. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See the section of this offer to exchange titled “Where You Can Find More Information” for instructions on how to obtain these other documents and more complete information relating to Valeant.

	Six Months Ended June 30,		Historical Data Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in millions, except per share data)
Revenues:
Product sales	$3,845.2	$2,102.4	$5,640.3	$3,288.6	$2,255.1	$1,133.4	$789.0
Other revenues	82.1	61.7	129.3	191.8	172.4	47.8	31.4

	3,927.3	2,164.1	5,769.6	3,480.4	2,427.5	1,181.2	820.4

Expenses:
Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	1,073.7	568.1	1,846.3	905.1	683.7	395.6	204.3
Cost of other revenues	30.3	29.9	58.8	64.6	12.3	10.2	13.8
Selling, general and administrative	997.7	499.2	1,305.2	756.1	572.5	276.5	167.6
Research and development	127.8	48.3	156.8	79.1	65.7	68.3	47.6
Amortization and impairments of finite-lived intangible assets	720.8	629.8	1,902.0	928.9	557.8	219.8	104.7
Restructuring, integration and other costs	275.7	102.6	514.8	344.4	97.7	140.8	30.0
In-process research and development impairments and other charges	20.4	4.8	153.6	189.9	109.2	89.2	59.4
Acquisition-related costs	2.1	15.8	36.4	78.6	33.0	38.3	5.6
Acquisition-related contingent consideration	10.8	1.5	(29.2)	(5.3)	(11.0)	—	—
Other (income) expense	(43.7)	5.6	234.4	59.3	6.6	52.6	6.2

	3,215.6	1,905.6	6,179.1	3,400.7	2,127.5	1,291.3	639.2

Operating income (loss)	711.7	258.5	(409.5)	79.7	300.0	(110.1)	181.2
Interest income	3.0	2.6	8.0	6.0	4.1	1.3	1.1
Interest expense	(487.7)	(332.1)	(844.3)	(481.6)	(334.5)	(90.1)	(25.4)
Loss on extinguishment of debt	(93.7)	(21.4)	(65.0)	(20.1)	(36.8)	(32.4)	—
Foreign exchange and other	(10.0)	(8.6)	(9.4)	19.7	26.5	0.6	0.5
Gain (loss) on investments, net	2.5	5.8	5.8	2.1	22.7	(5.6)	17.6

Income (loss) before provision for (recovery of) income taxes	125.8	(95.2)	(1,314.4)	(394.2)	(18.0)	(236.3)	175.0
Provision for (recovery of) income taxes	24.1	(78.5)	(450.8)	(278.2)	(177.6)	(28.1)	(1.5)

Net income (loss)	101.7	(16.7)	(863.6)	(116.0)	159.6	(208.2)	176.5
Less: Net (loss) income attributable to noncontrolling interest	(1.5)	—	2.5	—	—	—	—

Net income (loss) attributable to Valeant Pharmaceuticals International, Inc.	$103.2	$(16.7)	$(866.1)	$(116.0)	$159.6	$(208.2)	$176.5

	Six Months Ended June 30,		Historical Data Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in millions, except per share data)
Earnings (loss) per share attributable to Valeant Pharmaceuticals International, Inc.:
Basic earnings (loss) per share	$0.31	$(0.05)	$(2.70)	$(0.38)	$0.52	$(1.06)	$1.11

Diluted earnings (loss) per share	$0.30	$(0.05)	$(2.70)	$(0.38)	$0.49	$(1.06)	$1.11

Weighted-average common shares
Basic	335.1	307.7	321.0	305.4	304.7	195.8	158.2

Diluted	341.4	307.7	321.0	305.4	326.1	195.8	158.5

Consolidated Balance Sheet Data (at end of period)
Cash and cash equivalents	$531.2	$2,539.4	$600.3	$916.1	$164.1	$394.3	$114.5
Total assets	27,895.6	19,782.3	27,970.8	17,950.4	13,108.1	10,795.1	2,059.3
Long-term debt, including current portion	17,325.5	10,794.1	17,367.7	11,015.6	6,651.0	3,595.3	326.1
Shareholders’ equity attributable to Valeant Pharmaceuticals International, Inc.	5,258.1	5,702.5	5,118.7	3,717.4	3,929.8	4,911.1	1,354.4

ALLERGAN SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial information for Allergan as of the end of and for the periods indicated. The statements of income information for each of the years ended December 31, 2013, 2012 and 2011, and the balance sheet information as of December 31, 2013 and 2012, are derived from Allergan’s audited financial statements filed as part of the Allergan 10-K, which is incorporated by reference into this offer to exchange. The statements of income information for each of the years ended December 31, 2010 and 2009, and the balance sheet information as of December 31, 2011, 2010 and 2009, are derived from Allergan’s audited financial statements for such years, which have not been incorporated by reference into this offer to exchange. The selected financial information of Allergan as of and for the six months ended June 30, 2014 and June 30, 2013 are derived from Allergan’s unaudited consolidated financial statements filed as part of Allergan’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 filed with the SEC on August 5, 2014, which we refer to as the Allergan 10-Q, which is incorporated by reference into this offer to exchange. The operating results for the six-month period ended June 30, 2014 are not necessarily indicative of the results of operations for the remainder of the fiscal year or any future period. More comprehensive financial information, including management’s discussion and analysis of Allergan’s financial condition and results of operations, is contained in the Allergan 10-K, the Allergan 10-Q and other reports filed by Allergan with the SEC. The following selected historical consolidated financial information is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. See the section of this offer to exchange titled “Where You Can Find More Information” for instructions on how to obtain these other documents and more complete information relating to Allergan.

	Six Months Ended June 30,		Historical Data Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in millions, except per share data)
Revenues:
Product net sales	$3,446.4	$3,009.5	$6,197.5	$5,549.3	$5,144.0	$4,819.6	$4,447.6
Other revenues	63.9	47.8	102.9	97.3	72.0	99.8	56.0

Total revenues	3,510.3	3,057.3	6,300.4	5,646.6	5,216.0	4,919.4	4,503.6

Operating costs and expenses:
Cost of sales (excludes amortization of intangible assets)	426.7	399.0	795.8	751.2	718.0	722.0	750.9
Selling, general and administrative	1,377.5	1,214.7	2,519.4	2,193.1	2,158.3	2,017.6	1,921.5
Research and development	637.7	515.3	1,042.3	977.3	871.5	804.6	706.0
Amortization of intangible assets	55.8	59.7	116.7	90.2	86.1	138.0	146.3
Legal settlement	—	—	—	—	—	609.2	—
Impairment of intangible assets and related costs	—	—	11.4	22.3	7.6	369.1	—
Restructuring charges (reversal)	22.8	4.3	5.5	1.5	(0.1)	0.3	50.9

Operating income	989.8	864.3	1,809.3	1,611.0	1,374.6	258.6	928.0

Non-operating income (expense):
Interest income	4.2	3.6	6.8	6.7	6.9	7.3	7.0
Interest expense	(35.4)	(37.4)	(75.0)	(63.6)	(71.8)	(78.7)	(76.9)
Gain on investments, net	—	—	—	—	—	—	24.6
Other, net	(22.6)	2.5	(10.3)	(23.1)	(0.5)	(16.4)	(34.2)

	(53.8)	(31.3)	(78.5)	(80.0)	(65.4)	(87.8)	(79.5)

Earnings from continuing operations before income taxes	936.0	833.0	1,730.8	1,531.0	1,309.2	170.8	848.5
Provision for income taxes	259.1	206.0	458.3	430.3	359.6	165.9	224.7

Earnings from continuing operations	676.9	627.0	1,272.5	1,100.7	949.6	4.9	623.8
(Loss) earnings from discontinued operations	(0.6)	(251.4)	(283.8)	1.8	(11.5)	—	—

Net earnings	676.3	375.6	988.7	1,102.5	938.1	4.9	623.8

Net earnings attributable to noncontrolling interest	1.8	3.2	3.6	3.7	3.6	4.3	2.5

Net earnings attributable to Allergan, Inc.	$674.5	$372.4	$985.1	$1,098.8	$934.5	$0.6	$621.3

	Six Months Ended June 30,		Historical Data Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(in millions, except per share data)
Basic earnings per share attributable to Allergan, Inc. stockholders:
Continuing operations	$2.27	$2.10	$4.28	$3.64	$3.11	$—	$2.05
Discontinued operations	—	(0.85)	(0.96)	—	(0.04)	—	—

Net basic earnings per share attributable to Allergan, Inc. stockholders	$2.27	$1.25	$3.32	$3.64	$3.07	$—	$2.05

Diluted earnings per share attributable to Allergan, Inc. stockholders:
Continuing operations	$2.22	$2.06	$4.20	$3.57	$3.05	$—	$2.03
Discontinued operations	—	(0.83)	(0.94)	0.01	(0.04)	—	—

Net diluted earnings per share attributable to Allergan, Inc. stockholders	$2.22	$1.23	$3.26	$3.58	$3.01	$—	$2.03

Weighted-average common shares
Basic	297.7	296.9	296.8	301.5	304.4	303.4	303.6

Diluted	303.7	302.5	301.8	307.1	310.2	308.0	305.8

Consolidated Balance Sheet Data (at end of period)
Cash and cash equivalents	$3,189.9	$2,484.0	$3,046.1	$2,701.8	$2,406.1	$1,991.2	$1,947.1
Total assets	10,990.8	9,675.0	10,574.3	9,179.3	8,508.6	8,308.1	7,536.6
Long-term debt, excluding notes payable	2,091.8	2,104.6	2,098.3	1,512.4	1,515.4	1,534.2	1,491.3
Allergan, Inc. stockholders’ equity	6,786.0	5,721.9	6,463.2	5,837.1	5,309.6	4,757.7	4,822.8

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined statements of loss for the fiscal year ended December 31, 2013 and for the six months ended June 30, 2014 were prepared by Valeant and give effect to the following transactions as if they had occurred on January 1, 2013:

•	the proposed combination with Allergan, including the Debt Financing; and

•	the acquisition of Bausch & Lomb Holdings Incorporated, which we refer to as B&L, by Valeant on August 5, 2013 and the effect from the debt and equity that were issued by Valeant to finance the acquisition of B&L.

The selected unaudited pro forma condensed combined balance sheet as of June 30, 2014 combines the historical consolidated balance sheets of Valeant and Allergan, giving effect to the proposed combination with Allergan, including the Debt Financing, as if it had occurred on June 30, 2014.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the proposed combination with Allergan been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Valeant, Allergan and/or B&L during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, with Valeant being the accounting acquirer. The accounting for the proposed combination with Allergan is dependent upon certain valuations that are provisional and are subject to change. Valeant will finalize these amounts as it obtains the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Valeant’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions of Allergan and B&L, the costs to integrate the operations of Valeant, Allergan and B&L or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements, except for any of the foregoing relating to B&L that are already reflected in the historical financial statements of Valeant after the acquisition of B&L. The unaudited pro forma condensed combined financial information also does not give effect to the potential issuance, at Valeant’s option, of $400 million of Valeant common shares to Pershing Square at a per share price reflecting a 15% discount to the then current market price of Valeant common shares.

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
	(in millions, except per share data)
Pro Forma Condensed Combined Statements of Loss
Revenues:
Product sales	$7,291.6	$13,676.7
Other revenues	146.0	232.2

Total revenues	7,437.6	13,908.9

Operating costs and expenses:
Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	1,503.4	3,083.1
Cost of other revenues	30.3	58.8
Selling, general and administrative	2,330.1	4,477.9
Research and development	753.1	1,369.9
Amortization and impairments of finite-lived intangible assets	2,368.8	5,394.7
Restructuring, integration and other costs	306.2	523.5
In-process research and development impairments and other charges	30.4	153.6
Acquisition-related costs	2.8	45.1
Acquisition-related contingent consideration	14.2	41.5
Other (income) expense	(43.7)	238.4

Total Expenses	7,295.6	15,386.5

Operating income (loss)	142.0	(1,477.6)
Interest income	7.2	17.7
Interest expense	(1,160.5)	(2,389.5)
Loss on extinguishment of debt	(93.7)	(65.0)
Foreign exchange and other	(32.6)	(23.9)
Gain on investments, net	2.5	9.2

Loss before recovery of income taxes and equity in losses of equity method investee	(1,135.1)	(3,929.1)
Recovery of income taxes	(309.8)	(1,143.2)
Equity in losses of equity method investee	—	7.4

Loss from continuing operations	(825.3)	(2,793.3)
Income attributable to noncontrolling interests	0.3	7.3

Loss attributable to Valeant from continuing operations	(825.6)	(2,800.6)

Basic loss per share:	$(1.38)	$(4.69)
Diluted loss per share:	$(1.38)	$(4.69)
Weighted-average common shares
Basic	598.2	597.1
Diluted	598.2	597.1

As of June 30, 2014
Consolidated Balance Sheet Data
Cash and cash equivalents	$3,735.7
Total assets	93,674.4
Long-term debt, including current portion	39,387.8
Shareholders’ equity attributable to Valeant Pharmaceuticals International, Inc.	$35,459.8

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION

The following table summarizes unaudited per share information for Valeant and Allergan on a historical basis, pro forma combined basis for Valeant and equivalent pro forma combined basis for Allergan. The following information should be read in conjunction with the audited consolidated financial statements and accompanying notes of Valeant and Allergan that are incorporated by reference into this offer to exchange, and the unaudited pro forma condensed combined financial statements beginning on page 87. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of what the operating results or financial position would have been if the offer and the second-step merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical income per share, dividends per share and book value per share of Valeant and Allergan shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2013 and unaudited consolidated financial statements as of and for the six months ended June 30, 2014. The historical book value per share is computed by dividing total stockholders’ equity by the number of common shares outstanding at the end of the period, excluding any shares held in treasury. The pro forma combined loss per share from continuing operations is computed by dividing the pro forma loss from continuing operations available to holders of common shares by the pro forma weighted-average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of common shares outstanding at the end of the period. Allergan equivalent pro forma combined per share amounts are calculated by multiplying Valeant pro forma combined per share amounts by the exchange ratio for the Standard Election of 0.83.

As of or for the Year Ended December 31, 2013(2)
Valeant—Historical
Historical per Valeant common share:
Diluted loss per share from continuing operations	$(2.70)
Cash dividends declared per share	—
Book value per share	15.37
Allergan—Historical
Historical per share of Allergan common stock:
Diluted income per share from continuing operations	$4.20
Cash dividends declared per share	0.20
Book value per share	21.72

Unaudited Pro Forma Combined
Unaudited pro forma per Valeant common share:
Diluted loss per share from continuing operations	$(4.69)
Cash dividends declared per share(1)	N/A
Book value per share	—

Unaudited Pro Forma Allergan Equivalents
Unaudited pro forma per share of Allergan common stock:
Diluted loss per share from continuing operations	$(3.89)
Cash dividends declared per share(1)	N/A
Book value per share	—

As of or for the Six Months Ended June 30, 2014(2)
Valeant—Historical
Historical per Valeant common share:
Diluted income per share from continuing operations	$0.30
Cash dividends declared per share	—
Book value per share	15.75
Allergan—Historical
Historical per share of Allergan common stock:
Diluted income per share from continuing operations	$2.22
Cash dividends declared per share	0.10
Book value per share	22.86

Unaudited Pro Forma Combined
Unaudited pro forma per Valeant common share:
Diluted loss per share from continuing operations	$(1.38)
Cash dividends declared per share(1)	N/A
Book value per share	59.41

Unaudited Pro Forma Allergan Equivalents
Unaudited pro forma per share of Allergan common stock:
Diluted loss per share from continuing operations	$(1.15)
Cash dividends declared per share(1)	N/A
Book value per share	49.31

(1)	Valeant has indicated that, upon the consummation of the offer and second-step merger, it intends to begin paying a dividend consistent with Allergan’s regular quarterly dividend of $0.05 per share.
(2)	The table does not include the potential issuance, at Valeant’s option, of $400 million of Valeant common shares to Pershing Square at a per share price reflecting a 15% discount to the then current market price of Valeant common shares.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Valeant common shares are listed on the NYSE and the TSX under the symbol “VRX.” Allergan common stock is listed on the NYSE under the symbol “AGN.” The table below sets forth, for the calendar quarters indicated, the high and low sale prices per share reported on the NYSE and the dividends declared on Valeant common shares and on Allergan common stock.

	Valeant Common Shares			Allergan Common Stock
	High	Low	Dividend(1)	High	Low	Dividend
2014
Third Quarter (through August 21, 2014)	$127.80	$106.00	$—	$174.32	$151.11	$0.05
Second Quarter	$139.00	$115.14	$—	$174.49	$115.94	$0.05
First Quarter	$153.10	$112.26	$—	$132.04	$109.64	$0.05
2013
Fourth Quarter	$118.25	$102.60	$—	$111.45	$88.34	$0.05
Third Quarter	$106.98	$86.89	$—	$93.25	$82.56	$0.05
Second Quarter	$96.25	$69.87	$—	$116.45	$81.33	$0.05
First Quarter	$75.10	$59.34	$—	$112.30	$92.19	$0.05
2012
Fourth Quarter	$61.10	$52.50	$—	$95.44	$86.51	$0.05
Third Quarter	$61.11	$44.01	$—	$95.75	$81.28	$0.05
Second Quarter	$59.94	$42.47	$—	$97.09	$87.69	$0.05
First Quarter	$55.80	$45.52	$—	$96.39	$84.30	$0.05

(1)	Valeant has indicated that, upon the consummation of the offer and second-step merger, it intends to begin paying a dividend consistent with Allergan’s regular quarterly dividend of $0.05 per share.

The following table presents trading information for Valeant common shares and Allergan common stock on (1) April 10, 2014, the day before Pershing Square crossed the 5% Schedule 13D ownership level and commenced a rapid accumulation program and (2) April 21, 2014, the last trading day before the public announcement of the proposed combination with Allergan.

	Valeant Common Shares			Allergan Common Stock
	High	Low	Close	High	Low	Close
April 10, 2014	$129.30	$120.75	$123.33	$121.01	$116.35	$116.63
April 21, 2014	$126.12	$121.58	$126.01	$142.00	$134.10	$142.00

The value of the Valeant common shares that form a part of the offer consideration will change as the market price of Valeant common shares fluctuates during the pendency of the offer and thereafter, and therefore will likely be different from the prices set forth above at the time you receive your Valeant common shares. See the section in this offer to exchange titled “Risk Factors.” Stockholders are encouraged to obtain current market quotations for Valeant common shares and Allergan common stock prior to making any decision with respect to the offer.

INFORMATION ABOUT THE COMPANIES

Valeant

Valeant is a multinational, specialty pharmaceutical and medical device company continued under the laws of the Province of British Columbia that develops, manufactures, and markets a broad range of branded, generic and branded generic pharmaceuticals, OTC products, and medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment, and aesthetics devices), which are marketed directly or indirectly in over 100 countries. Valeant is diverse not only in its sources of revenue from its broad drug and medical device portfolio, but also among the therapeutic classes and geographies it serves.

Valeant’s principal executive offices are located at 2150 St. Elzéar Blvd. West, Laval, Québec, Canada, H7L 4A8, and its telephone number at that location is (514) 744-6792.

Additional information concerning Valeant is included in the Valeant reports incorporated by reference in this offer to exchange. See the section in this offer to exchange titled “Where You Can Find More Information.”

Purchaser

Purchaser is a Delaware corporation incorporated on June 11, 2014, with principal executive offices at 400 Somerset Corporate Boulevard, Bridgewater, NJ 08807. The telephone number of Purchaser’s principal executive offices is (866) 246-8245. Purchaser is a wholly owned subsidiary of Valeant that was formed to facilitate the transactions contemplated by this offer to exchange. Purchaser has engaged in no activities to date and has no material assets or liabilities of any kind, in each case other than those incidental to its formation and its activities and obligations in connection with the offer.

Allergan

Allergan is a multi-specialty health care company focused on developing and commercializing innovative pharmaceuticals, biologics, medical devices and OTC products. Allergan discovers, develops and commercializes a diverse range of products for the ophthalmic, neurological, medical aesthetics, medical dermatology, breast aesthetics, urological and other specialty markets in more than 100 countries around the world.

Allergan was founded in 1950 and incorporated in Delaware in 1977. Allergan’s principal executive offices are located at 2525 Dupont Drive, Irvine, CA, 92612, and its telephone number at that location is (714) 246-4500.

Additional information concerning Allergan is included in the Allergan reports incorporated by reference in this offer to exchange. See the section in this offer to exchange titled “Where You Can Find More Information.”

Pershing Square

Pershing Square is an investment adviser founded in 2003 and registered with the SEC. Pershing Square is a concentrated, research-intensive, fundamental value investor in the public markets. Pershing Square’s principal executive offices are located at 888 Seventh Avenue, 42nd Floor, New York, NY 10019.

Pershing Square and its affiliates are not offering to acquire any shares of Allergan common stock in the offer, but Pershing Square and PS Fund 1 are considered co-bidders for SEC purposes.

PS Fund 1

PS Fund 1 is a Delaware limited liability company formed by Pershing Square to acquire shares of Allergan common stock and derivative instruments referencing Allergan common stock. PS Fund 1 currently owns 28,878,538 shares of Allergan common stock. See the section of this offer to exchange titled “The Offer—Agreements with Pershing Square.” PS Fund 1’s principal offices are located at 888 Seventh Avenue, 42nd Floor, New York, NY 10019.

BACKGROUND OF THE OFFER

Valeant’s management regularly reviews transaction alternatives across the pharmaceutical industry. On September 7, 2012, the finance and transactions committee of the board of directors of Valeant, which we refer to as the Finance and Transactions Committee, held a telephonic meeting during which it discussed a possible combination with Allergan. Following that meeting, on September 10, 2012, J. Michael Pearson, Valeant’s Chairman of the Board and Chief Executive Officer, spoke to David Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer, about possibly combining the two companies. Mr. Pyott informed Mr. Pearson that he would discuss the possibility with the Allergan Board.

On September 25, 2012, Mr. Pyott called Mr. Pearson and indicated that he had spoken with the Allergan Board about a possible business combination with Valeant, and Allergan was not interested in a transaction at that time. Mr. Pearson informed the Finance and Transactions Committee of Mr. Pyott’s communication at its October 2, 2012 telephonic meeting.

As part of its general review of strategic opportunities, Valeant’s management continued to review numerous transaction alternatives with various pharmaceutical businesses and assets, including, from time to time, Allergan.

On January 14, 2014, William F. Doyle, a senior advisor at Pershing Square, spoke with Mr. Pearson at a health care conference. They discussed Mr. Doyle’s work with Pershing Square and it was suggested that they have a subsequent discussion regarding the potential of Valeant and Pershing Square jointly engaging in merger and acquisition transactions. On January 31, 2014, Messrs. Pearson and Doyle had a follow-up meeting in which they exchanged public information about Valeant and Pershing Square. Messrs. Doyle and Pearson did not specifically discuss Allergan at either meeting.

On February 4, 2014, Mr. Pearson and G. Mason Morfit, then a director of Valeant, met with Mr. Doyle and William A. Ackman, the Chief Executive Officer of Pershing Square. They primarily discussed Valeant and Valeant’s business model. They also discussed what Pershing Square could do to encourage large public pharmaceutical companies to create more value for their stockholders, including by entering into different types of transactions with Valeant, though the structure that Valeant eventually used in connection with its offer for Allergan was not specifically discussed. Allergan was one of several companies mentioned, but was not discussed in detail.

On February 6, 2014, Valeant contacted Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, regarding representing Valeant with respect to a potential transaction with Allergan. Also in February 2014, Valeant contacted Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden, to act as additional U.S. counsel to Valeant, and Osler, Hoskin & Harcourt LLP, which we refer to as Osler, to act as Canadian counsel to Valeant.

On or around February 6, 2014, Mr. Ackman and Mr. Pearson had a telephone call in which they discussed how they might work together to pursue targets in the pharmaceutical industry. Conceptually, they discussed a potential structure in which Valeant would identify a target and disclose it confidentially to Pershing Square, after which Pershing Square could decide whether it was interested in working with Valeant with respect to such target and, if it was not, Pershing Square would agree not to make purchases of securities in such target. No specific targets were discussed on the telephone call. If Pershing Square were to decide that it was interested in working with Valeant with respect to a particular target identified by Valeant at a later date, then Pershing Square would conduct independent due diligence on the target, confirm its interest in working with Valeant to pursue a potential combination of Valeant and the target, and proceed to develop a strategy to purchase equity in the target. Around the same time, Mr. Pearson and Mr. Pyott agreed to meet the following weekend to follow up on their September 2012 discussions regarding the possibility of combining the two companies.

On February 7, 2014, Sullivan & Cromwell sent Pershing Square and Kirkland & Ellis LLP, which we refer to as Kirkland & Ellis, Pershing Square’s counsel, a draft confidentiality agreement that did not disclose the identity of Allergan. Between February 7, 2014 and February 9, 2014, representatives of Sullivan & Cromwell and Kirkland & Ellis exchanged drafts of and negotiated the confidentiality agreement.

On February 7, 2014, the Finance and Transactions Committee held a telephonic meeting at which they discussed a possible combination of Valeant and Allergan.

On February 9, 2014, Valeant and Pershing Square entered into the confidentiality agreement, after which, Mr. Pearson called Mr. Ackman by telephone and informed him of Valeant’s interest in a potential transaction with Allergan. Later that day, the board of directors of Valeant, which we refer to as the Valeant Board, met telephonically and discussed, among other things, the recently executed confidentiality agreement with Pershing Square, the disclosure to Mr. Ackman by Mr. Pearson of Valeant’s interest in a potential transaction with Allergan and pursuing the acquisition of Allergan with Pershing Square.

On February 10, 2014, in connection with Allergan senior management’s meetings with analysts, Sanford B. Bernstein & Co. published a report of its discussions with Mr. Pyott, reporting that an acquisition of Allergan by Valeant “was not a good fit and shareholders would hesitate to take Valeant paper.” That same day, Bank of America Merrill Lynch analyst Gregg Gilbert issued a note stating that Allergan would not be interested in a transaction with Valeant.

On February 11, 2014, Pershing Square formed a new Delaware limited liability company, PS Fund 1, and Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square Holdings, Ltd., which we refer to as the Pershing Square Funds, and which are investment funds managed by Pershing Square, entered into the original limited liability company agreement for PS Fund 1.

On February 13, 2014, representatives of Valeant and Pershing Square met to discuss a potential transaction involving Allergan. Representatives of Sullivan & Cromwell and Kirkland & Ellis also attended. Later that day, Sullivan & Cromwell sent Kirkland & Ellis a draft of an amended confidentiality agreement. Between February 13, 2014 and February 20, 2014, representatives of Sullivan & Cromwell and Kirkland & Ellis exchanged drafts of and negotiated the amended confidentiality agreement. Over that time, the parties negotiated to expand the categories of information covered by the confidentiality agreement to include confidential information about Valeant in connection with Pershing Square’s due diligence investigation on Valeant.

As a result of Mr. Pyott’s published statements to analysts, on February 14, 2014, the planned meeting between Messrs. Pearson and Pyott was cancelled.

On February 16, 2014, the Valeant Board held a telephonic meeting and discussed, among other things, pursuing an acquisition of Allergan and doing so with Pershing Square through a co-bidder entity. The Valeant Board discussed the potential role that Pershing Square could play in facilitating a business combination transaction with Allergan and the potential timeline of such transaction if Valeant were to determine to pursue a proposal for an acquisition of Allergan. On February 19, 2014, Mr. Morfit and members of the audit and risk committee of the Valeant Board and members of Valeant’s senior management met telephonically with representatives of Sullivan & Cromwell and Osler to discuss the structure of a potential acquisition of Allergan.

On February 20, 2014, Valeant and Pershing Square entered into the amended confidentiality agreement, dated as of February 9, 2014. That same day, Kirkland & Ellis sent Sullivan & Cromwell a draft letter agreement related to the purchase of equity in Allergan. Between February 20, 2014 and February 25, 2014, representatives of Valeant, Pershing Square and their respective counsel exchanged drafts of and negotiated the letter agreement. Over that time, the parties negotiated the terms and conditions upon which PS Fund 1 would purchase Allergan equity securities, including the $75.9 million limit on the number of shares of Allergan common stock that could be purchased for Valeant’s account and the manner in which such shares and profit and loss would be allocated to Valeant; the timing of Valeant’s contribution to PS Fund 1 upon notice from Pershing Square that PS Fund 1 had crossed the 4% ownership level; the flexibility that Valeant would retain through the addition of Valeant’s right to approve purchases in excess of 5%; the extent to which Valeant would consult with Pershing Square regarding a potential acquisition of Allergan; the terms and conditions upon which Valeant could elect to cause Pershing Square to purchase $400 million of Valeant common shares immediately prior to the consummation of an acquisition of Allergan; the value of the Valeant common shares that Pershing Square would hold following consummation and the related holding period; and the events upon which PS Fund 1 would be dissolved.

On February 21, 2014, the Valeant Board met in Toronto and discussed a potential transaction involving Allergan. Messrs. Ackman and Doyle attended a portion of the meeting, during which, among other things, Pershing Square’s role in a potential transaction was discussed. The Valeant Board focused on the fact that, if it were to enter into an agreement with Pershing Square on the terms contemplated, it would have no obligation to proceed with an offer to acquire Allergan.

On February 25, 2014, Valeant and Pershing Square entered into the Pershing Square relationship letter, pursuant to which they agreed that a joint venture entity (which they decided would be PS Fund 1) would acquire shares of Allergan common stock and derivative instruments referencing Allergan common stock. Pursuant to the Pershing Square relationship letter, the parties thereto agreed, among other things, that:

•	Valeant would not, while Valeant, Pershing Square and/or the entity may be a group, acquire beneficial ownership of Allergan equity, except in a business combination transaction with Allergan or as a result of transactions by Pershing Square, the entity or any of their respective affiliates;

•	the entity would dissolve following the earliest to occur of several events, including the consummation of a business combination transaction with Allergan or at such time that Valeant informs Pershing Square or Allergan that it is no longer interested in pursuing a business combination transaction with Allergan;

•	income, gain and loss on $75.9 million in value of shares of Allergan common stock purchased by the entity would be allocated to Valeant and the remaining net profit realized by the entity would be allocated to Pershing Square, except that Valeant would have a right to 15% of the net profits otherwise allocable to Pershing Square if, before dissolution and at a time when a Valeant business combination proposal for Allergan is outstanding, a proposal for a third party business combination with Allergan is outstanding or made;

•	Valeant would consult with Pershing Square before making any material decisions relating to a business combination with Allergan;

•	Pershing Square would direct the management of the entity (including the manner and timing of purchases and sales of Allergan equity) and would generally decide how the entity votes any securities it owns, except that until the Termination Time (as defined in the Pershing Square relationship letter) the entity would vote all of its shares of Allergan common stock in favor of a proposal by Valeant to acquire Allergan and other proposals supported by Valeant and against proposals reasonably likely to impair the ability of Valeant to consummate a business combination with Allergan, and, subject to limited exceptions, would not sell or otherwise reduce its economic ownership in Allergan equity;

•	at the election of Valeant, immediately prior to consummation of a Valeant business combination with Allergan, Pershing Square would purchase for $400 million Valeant common shares at a per share price reflecting a 15% discount to the then current market price;

•	if Valeant and Allergan consummate a business combination transaction that permits stockholders of Allergan to elect to receive Valeant common shares, Pershing Square would cause the entity to elect to receive Valeant common shares for all shares of Allergan common stock over which it controls that election; and

•	if Valeant and Allergan consummate a business combination transaction, Pershing Square would, on the date of consummation, hold Valeant common shares with a then current value of at least $1.5 billion and, for a period of at least one year after that consummation, it would not sell Valeant common shares unless, after giving effect to the sale, it continues to own at least $1.5 billion in value of Valeant common shares (and during that one-year period it would not hedge its investment in that minimum number of shares).

Later that day, PS Fund 1 began acquiring securities of Allergan. Between February 25 and April 21, 2014, representatives of Valeant and Pershing Square and their counsel participated in at least weekly phone calls to update Valeant on PS Fund 1’s trading.

On February 26, 2014, Sullivan & Cromwell sent Pershing Square and Kirkland & Ellis a draft of an amended and restated limited liability company agreement for PS Fund 1, including a Valeant entity as a member. Between February 25, 2014 and April 3, 2014, representatives of Sullivan & Cromwell and Kirkland & Ellis exchanged drafts of and negotiated the amended and restated limited liability company agreement of PS Fund 1.

On March 11, 2014 and March 12, 2014, the Valeant Board met and discussed various matters, including a potential transaction involving Allergan, working in concert with Pershing Square and Pershing Square’s ongoing purchases of Allergan common stock to accumulate a stake in Allergan.

On March 17, 2014, representatives of Valeant and Pershing Square met to discuss the terms of a potential transaction with Allergan and to continue Pershing Square’s due diligence of Valeant’s business which also involved visits to certain Valeant operations and other oral and documentary due diligence.

On March 28, 2014, Valeant contacted McKinsey & Co. to assist in analyzing market data and in preparing presentation materials for the proposed transaction.

During March 2014, Valeant and its advisors began evaluating potential financing of a transaction with Allergan. In early April, 2014, Valeant contacted Barclays Bank PLC, which we refer to as Barclays, and RBC Capital Markets, which we refer to as RBC, about potential financing.

On April 1, 2014, representatives of Valeant and Pershing Square met again to discuss Valeant’s and Allergan’s operations and the process for accomplishing the proposed transaction.

On April 6, 2014, Valeant Pharmaceuticals International, a wholly owned subsidiary of Valeant, and the Pershing Square Funds entered into the amended and restated limited liability company agreement of PS Fund 1, dated as of April 3, 2014, which generally reflected the terms of the Pershing Square relationship letter. Valeant Pharmaceutical International contributed $75,899,946.07 to PS Fund 1 on April 10, 2014 pursuant to the Pershing Square relationship letter. The Pershing Square Funds contributed to PS Fund 1 the remainder of the funds needed to fund the acquisition of securities of, and derivatives referencing, Allergan.

On April 7, 2014, the Valeant Board held a meeting in Toronto and discussed, among other things, pursuing an acquisition of Allergan and doing so with Pershing Square. The Valeant Board discussed Valeant’s rights and obligations under the Pershing Square relationship letter, the related regulatory filing requirements, the potential role that Pershing Square could play in facilitating a business combination transaction with Allergan and the potential timeline of such transaction. The Valeant Board determined that it was advisable for Valeant to provide its consent to the purchase by PS Fund 1 of additional Allergan equity interests in a manner that could trigger a requirement to submit a filing under the HSR Act and a filing on Schedule 13D by Valeant, Pershing Square and PS Fund 1.

On April 8, 2014, PS Fund 1 reached ownership of 4.9% of Allergan’s outstanding stock and stopped purchasing equity in Allergan. On April 10, 2014, Valeant provided approval for PS Fund 1 to purchase equity interests in Allergan that would result in PS Fund 1 owning more than 5% of Allergan’s outstanding stock. Between April 11 and April 21, 2014, PS Fund 1 acquired 14.0 million Allergan American-style call options and Allergan forward contracts representing an additional 4.7% of Allergan’s outstanding shares of common stock.

As of April 21, 2014, PS Fund 1 held various American-style call options to purchase 24,831,107 shares of Allergan common stock, with strike prices ranging from $1.20 to $1.33 and exercisable through dates ranging from March 4, 2015 to April 20, 2015, and had entered into certain forward purchase contracts with a forward price of $140.37 and an expiration of April 22, 2015, covering 3,450,000 shares of Allergan common stock.

On April 10, 2014, the Valeant Board met telephonically and discussed, among other things, a potential transaction with Allergan. On April 13, 2014, the Finance and Transactions Committee met telephonically to discuss the possible financing requirements of the potential transaction with Allergan.

Between April 13, 2014 and April 21, 2014, representatives of Valeant, Pershing Square and their advisors met and discussed the terms of Valeant’s initial proposal and their investor presentations in support of the proposal.

On April 14, 2014, representatives of Sullivan & Cromwell and Skadden met with a representative of Valeant to discuss financing commitment documents. Between April 14, 2014 and April 21, 2014 representatives of Valeant, Sullivan & Cromwell and Skadden had a number of conversations with representatives of Barclays, RBC and Cahill Gordon & Reindel LLP, counsel to Barclays and RBC, regarding financing commitment documents, the draft merger agreement and other transaction documents.

On April 21, 2014, after the market closed, Pershing Square and Valeant each filed Schedule 13Ds with respect to their beneficial ownership of Allergan equity. The Schedule 13D filings disclosed that Pershing Square had beneficially acquired for the account of PS Fund 1 an aggregate of 28,878,538 shares of Allergan common stock for total consideration of $3,217,819,947, which had been contributed by the Pershing Square Funds and by Valeant Pharmaceuticals International pursuant to the Pershing Square relationship letter. That evening, Allergan issued a press release acknowledging the Schedule 13D filings by Valeant and Pershing Square.

That same evening, the Valeant Board met telephonically to determine whether to proceed with a proposal to acquire Allergan, and after deciding to do so, the appropriate terms of Valeant’s proposal. The Valeant Board approved the terms of the proposal and authorized Valeant to deliver a merger proposal letter to Allergan the next morning.

On the morning of April 22, 2014, Valeant delivered a letter to Mr. Pyott. The letter read as follows:

April 22, 2014

David Pyott

Chairman & Chief Executive Officer

Allergan, Inc.

Dear Mr. Pyott,

Valeant is pleased to provide Allergan stockholders with the opportunity to consider a strategically compelling and enormously value-creating opportunity to merge with Valeant. Our merger offer is comprised of $48.30 in cash and 0.83 of a Valeant share for each Allergan share based on the fully diluted number of Allergan shares outstanding. Shareholders will be able to elect their mix of cash and shares, subject to proration, in the combined company hereafter referred to as the “New Company.” Allergan stockholders will receive a substantial premium over Allergan’s April 10, 2014, unaffected stock price of $116.63 and will own 43% of the New Company.

We firmly believe that applying Valeant’s operating philosophy, strategy, and financial discipline to a broader set of superb assets will create extraordinary returns for shareholders over the short, intermediate, and long term.

A Highly Strategic Combination

The New Company will be extremely well positioned in the markets it serves. Our portfolios are extremely complementary—the New Company will be a leader in ophthalmology, dermatology, aesthetics, dental products, and the emerging markets—healthcare segments that are forecasted to grow well above overall industry growth rates over the next decade. In light of the markets served and the marketing efficiencies created by the combination, we are confident that New Company will generate high single-digit organic growth rates for the foreseeable future.

The New Company will generate stable and recurring cash flows: approximately 75% of its revenue will come from durable products, 90% of the New Company’s combined revenue is not expected to face any significant patent cliffs over the next decade, and 70% of the New Company’s business is expected to be cash-pay or third-party reimbursed, with only 30% exposed to government reimbursement. With this transaction, we expect 25-30% pro forma 2014 Cash EPS accretion assuming the transaction closed and full synergies realized on January 1, 2014. We expect Cash EPS in year 2 and beyond to grow 15-20% plus, depending upon the deployment of free cash flow.

R&D and Product Development

The New Company will spend more than $300 million per annum on research and development in Phase III programs, current and future line extensions, and life cycle management programs. The New Company will continue to fund both companies’ late stage development programs, including those in dry eye, diabetic macular edema, glaucoma, migraine, eye whitening, psoriasis, and other dermatology areas. The New Company will sell or eliminate Allergan’s earlier stage programs where Allergan’s track record has been largely unproductive over the past 16 years. The New Company will fuel future growth through business development with a focus on currently marketed products or products nearing approval. The combination will add to Valeant’s robust industry-leading product launch productivity. In 2014 alone, Valeant will launch 19 new products in the U.S. and 300 new products in markets around the world.

Synergies

Based on our operating model, our detailed analysis of Allergan, our knowledge of the dermatology, aesthetics and ophthalmology markets, and our extensive market research, we estimate that the annual cost synergies from the combination will be at least $2.7 billion, 80% of which we expect to realize within the first six months of closing, with the balance over the following 12 months. As you may be aware, since 2008 and over 100 transactions, Valeant has never failed to exceed its preannounced cost synergies in any acquisition.

Capital Allocation and Taxation

The New Company will have a strong balance sheet with approximately 3.0 times net debt/adjusted EBITDA, approximately $28 billion in net debt, and post-synergy free cash flow of more than $6.0 billion per year and growing. This strong balance sheet and free cash flow will allow the New Company to accelerate growth by executing its business development strategy and returning capital to shareholders with buybacks or dividends as appropriate. At closing, we expect to institute a dividend at the current $0.20 annual dividend rate of Allergan. The New Company will remain a Canadian company and will have a high single-digit tax rate.

No Material Contingencies

We do not believe that there are any obstacles to completing this transaction expeditiously. Our board has approved and strongly supports the transaction. Our antitrust advisors at Skadden, Arps, Slate, Meagher & Flom LLP, Sullivan & Cromwell LLP, and Osler, Hoskin & Harcourt LLP have conducted antitrust analysis of the transaction and, based on their extensive industry knowledge and publicly available information, have independently determined that there are no material obstacles to completing the transaction. We are willing to assume all regulatory risks because any potential divestitures will not have a material impact on the economics of the transaction. Our legal counsel have engaged with the FTC and are working cooperatively with the FTC staff. We are also actively engaged in discussions with third parties with respect to assets we expect to sell.

Our transaction is not subject to a financing contingency. We have worked closely with our financial advisors and have obtained a debt financing commitment of $15.5 billion from Barclays and RBC Capital Markets.

Valeant has completed a detailed review of publicly available information and extensive external research relating to Allergan. Our proposal is subject to the negotiation and execution of a mutually agreeable merger agreement containing customary terms and closing conditions. We are concurrently delivering to you our proposed form of merger agreement.

Valeant Business Performance

Valeant is off to a strong start in 2014. We expect to meet or beat analysts’ cash earnings per share First Call analyst consensus expectations for the first quarter of 2014 and, given our strong start and the pending closing of our PreCision deal, we are raising 2014 revenue guidance to $8.3-$8.7 billion from $8.2-$8.6 billion, Cash EPS guidance to $8.55-$8.80 from $8.25-$8.75, and adjusted cash flow from operations to $2.7-$2.8 billion from $2.4-$2.6 billion, despite foreign exchange headwinds of approximately $0.15 of Cash EPS.

Pershing Square

With 9.7% ownership, Pershing Square Capital Management, L.P., led by William A. Ackman, CEO, is Allergan’s largest shareholder. Pershing Square has carefully reviewed publicly available information on Allergan and completed substantial due diligence on Valeant based on a review of Valeant’s public and confidential information. Pershing Square has fully considered the proposed transaction, and is strongly in favor of the combination and will be a co-proponent of the transaction. Pershing Square has agreed to elect only stock consideration in the transaction and intends to remain a long-term shareholder of New Company.

No Material Social Issues

We would have preferred to negotiate this transaction in a confidential manner, but given that Allergan has not been receptive to our overtures for over eighteen months and has made it clear both privately and publicly that it is not interested in a deal with us, we chose to present this proposal to Allergan stockholders directly. We are open to discussing and addressing social issues such as board composition, senior management team composition, U.S. headquarters location and other concerns that you may have. Shareholder value is our primary consideration.

We encourage Allergan to enter into discussions with us promptly so that we can consummate this mutually beneficial transaction in a timely manner. We look forward to hearing from you.

Sincerely,

J. Michael Pearson

cc: Allergan, Inc., Board of Directors

Later that day, Valeant and Pershing Square held an investor conference in which representatives of Valeant and Pershing Square delivered presentations describing the benefits of Valeant’s proposal. Beginning on April 22, 2014 representatives of Valeant met with Allergan stockholders and Valeant shareholders to discuss Valeant’s proposal.

On April 22, 2014, Allergan issued a press release in which it acknowledged the receipt of Valeant’s proposal and stated it would “carefully review and consider the [p]roposal and pursue the course of action that [the Allergan Board] believes is in the best interest of Allergan’s stockholders.” Allergan also filed with the SEC additional definitive proxy materials in connection with its annual meeting in which it clarified, among other things, that the proposal on the ballot of its annual meeting to allow for action by written consent would not allow for the election of directors, but would allow for the removal of directors. That same day, Allergan also announced that the Allergan Board had adopted a poison pill rights plan that would be triggered if, among other things, a person or group acquired beneficial ownership of 10% or more of the Allergan common stock.

On April 23, 2014, Mr. Ackman emailed Matthew Maletta, Allergan’s Associate General Counsel and Secretary, to request an opportunity to speak with Michael R. Gallagher, the lead independent director of the Allergan Board, and Mr. Pearson spoke briefly with Mr. Pyott by telephone.

Mr. Maletta arranged a telephone call between Mr. Ackman and Mr. Gallagher, but later noted that Mr. Pyott and Jim Hindman, SVP of Investor Relations for Allergan, would be joining Mr. Gallagher on the call. While Mr. Ackman welcomed the opportunity to have a discussion with Mr. Pyott on April 24, 2014, Mr. Ackman’s purpose for the call was to speak with Mr. Gallagher, without management present, as the lead director who Mr. Ackman expected, based on Allergan’s proxy disclosures, to be the Allergan Board’s independent representative for Allergan stockholders in considering the Valeant proposal.

During the April 24, 2014 call, Mr. Ackman requested the opportunity to speak with Mr. Gallagher in executive session, which Mr. Gallagher rejected. Mr. Ackman then asked for Mr. Gallagher’s contact information so Mr. Ackman could contact Mr. Gallagher directly in the future. Mr. Gallagher was unwilling to provide Mr. Ackman with his contact information because Mr. Gallagher explained that he did not believe it was appropriate to speak to Mr. Ackman alone. Mr. Ackman then offered to speak with Mr. Gallagher with the Allergan Board’s counsel present on the call, and Mr. Gallagher also refused this request.

On May 1, 2014, early termination of the waiting period under the HSR Act was granted with respect to the holdings of PS Fund 1 of shares of Allergan common stock. Later that day, PS Fund 1 exercised American-style call options to purchase 24,831,107 shares of Allergan common stock and also paid the applicable forward purchase price under the forward purchase contracts to purchase 3,450,000 shares of Allergan common stock.

On May 8, 2014, Valeant reported its First Quarter 2014 Financial Results. On its earnings call with analysts, Howard B. Schiller, Valeant’s Executive Vice President and Chief Financial Officer, discussed Valeant’s meetings with Allergan stockholders and Valeant shareholders. Mr. Schiller announced that, while Valeant was waiting for a response to its proposal from the Allergan Board, Valeant and Pershing Square would commence a referendum to determine whether Allergan stockholders are supportive of a transaction with Valeant, although the referendum proposal was ultimately commenced only by Pershing Square.

On May 12, 2014, Mr. Pyott sent a letter to Mr. Pearson, stating that the Allergan Board had rejected Valeant’s proposal.

Later on May 12, 2014, Mr. Ackman sent a letter, which we refer to as the 220 request, to Mr. Maletta, pursuant to Section 220 of the DGCL, requesting a complete record or list of the holders of Allergan common stock.

On May 13, 2014, Valeant issued a public letter to Allergan stockholders in response to Allergan’s rejection of the proposal. Valeant announced that it would hold a webcast on May 28, 2014 to discuss why it believed that its proposal offered substantially superior value to Allergan’s standalone strategy. Valeant also announced that, based on feedback from Allergan’s stockholders, Valeant planned to improve its proposal during the May 28 webcast in order to demonstrate its commitment to complete the transaction.

Also on May 13, 2014, Pershing Square filed a preliminary proxy statement with the SEC announcing a meeting of Allergan stockholders in order to conduct a stockholder referendum in which stockholders would be given the opportunity to vote on a non-binding resolution to request that the Allergan Board promptly engage in good faith discussions with Valeant regarding Valeant’s offer to merge with Allergan, without in any way precluding discussions the Allergan Board may choose to engage in with other parties potentially offering higher value.

Also on May 13, 2014, Mr. Ackman spoke briefly by telephone with Mr. Pyott. Mr. Pyott only afforded fifteen minutes for the call despite Mr. Ackman’s understanding that Mr. Pyott had spent considerably more time with other Allergan stockholders and despite the fact that Pershing Square is Allergan’s largest stockholder. During the call, Mr. Ackman asked several questions concerning Allergan’s rejection of the Valeant proposal, and why the Allergan Board did not meet with Valeant before doing so. Mr. Pyott would not answer these questions, but simply told Mr. Ackman that the Valeant proposal substantially undervalued Allergan. At the end of the call, Mr. Ackman again requested the opportunity to meet with Allergan’s independent directors. Mr. Pyott said that he was the only member of the board that was authorized to speak with stockholders and rejected Mr. Ackman’s request to meet with the full Allergan Board or a subset of independent Allergan Board members.

On May 19, 2014, representatives of Latham & Watkins LLP, which we refer to as Latham, on behalf of Allergan, sent a letter to Kirkland & Ellis, in response to the 220 request, in which Latham stated that Allergan would make available to Pershing Square and certain of its affiliates such information set forth in the 220 request that was currently available to Allergan.

On May 20, 2014, Valeant held its annual stockholder meeting. After the official business of the meeting concluded, Mr. Pearson made a presentation to Valeant shareholders during which he addressed, among other things, Valeant’s proposal and Valeant’s plans for its May 28 webcast. On May 20, 2014 and May 21, 2014, the Valeant Board met and discussed various matters, including the Allergan transaction.

On May 27, 2014, Allergan issued a press release and posted a presentation to its website detailing its concerns about the sustainability of Valeant’s business model.

Later on May 27, 2014, representatives of Kirkland & Ellis sent a letter to representatives of Latham requesting that Latham produce those documents set forth in the 220 request which were currently available to Allergan and to provide a list of those documents which Allergan would not be able to produce. Later that day, the Valeant Board’s ad hoc committee held a telephonic meeting and discussed the Allergan transaction.

On May 28, 2014, Mr. Pearson delivered to Mr. Pyott a letter which read as follows:

May 28, 2014

Mr. David Pyott

Chairman & CEO

Allergan, Inc.

2525 Dupont Drive

Irvine, California 92612

Dear Mr. Pyott,

As we publicly stated two weeks ago, today Valeant is increasing its offer for Allergan. Over the past several weeks, we have met with, and listened carefully to the views of, a number of Allergan stockholders. Our revised offer is based on specific feedback we received in our discussions and offers Allergan stockholders, for each Allergan share (1) $58.30 in cash, representing an increase of $10, or approximately 21%, in the cash portion of the consideration, (2) 0.83 of a Valeant share and (3) a new CVR related to DARPin® sales which would provide up to approximately $25.00 per share of additional value based on the approximately $20 billion in potential cumulative 10-year DARPin® sales referred to in your May 12th presentation. We are prepared to fund up to $400 million to develop DARPin® and will pay 40% of the net sales of DARPin® referred to in your May 12th presentation after recovery of our shareholders’ investment in DARPin® development expenses. Shareholders will continue to be able to elect their mix of cash and shares, subject to proration, as well as receiving the CVR. We would propose to retain Allergan employees to continue development of DARPin® and will ask Allergan to provide us a list of eight independent scientific and business leaders. From these eight, we will select five to oversee DARPin® development and decide on all go / no-go decisions as the compound progresses. We will work with Allergan’s board and management to finalize the details of the CVR.

Our increased offer provides additional immediate value to the Allergan stockholders—we note that the cash portion of our revised offer alone represents approximately 50% of Allergan’s unaffected share price—and provides Allergan stockholders with significant substantial additional value if DARPin® achieves Allergan’s expectations.

It appears based on Allergan’s recent public statements that you have a fundamental misunderstanding of our business model and its performance. We would be delighted to provide you and the Allergan board with the opportunity to better understand our business model and address any concerns that you may have. This can be best accomplished by an in-person meeting with our team to better understand our business. A meeting of our respective teams will allow you to review the facts regarding our offer and enable you to provide your board with the information necessary to fulfill its fiduciary duty in assessing the value of a Valeant-Allergan business combination. We reviewed your consultants’ analysis in the report Allergan filed yesterday, which contained numerous errors and misstatements of facts. We hope you and your board have the opportunity to listen to our presentation later this morning, which we believe will address all your concerns regarding Valeant and our business model.

We strongly believe that applying Valeant’s operating philosophy, strategy, and financial discipline to a broader set of durable assets will create substantial long-term returns for Allergan stockholders over the short, intermediate, and long term, and exceed returns available to Allergan shareholders through alternative options, including a standalone alternative. As importantly, we believe the combined companies can better serve the patient and medical communities with a more complete offering of products and continued innovation in ophthalmology, dermatology, aesthetics, neurology and emerging markets.

Our discussions with Allergan’s shareholders, many of whom are also our shareholders, have continued to express enthusiasm about our potential business combination. We are confident they will view this offer—which delivers them greater upfront cash proceeds, the opportunity to continue to participate in the substantial cost and strategic synergies as a 43% shareholder of the combined company, and a CVR with significant upside based on the success of DARPin®—as one that merits your immediate engagement with us. We ask you once again to enter into discussions with us promptly so that we can consummate this mutually beneficial transaction in a timely manner. We look forward to hearing from you.

Sincerely,

J. Michael Pearson

Chairman & Chief Executive Officer

cc: Allergan, Inc. Board of Directors

That same day, Valeant held an investor meeting and webcast at which representatives of Valeant presented on Valeant’s business model and refuted Allergan’s claims from its May 27 press release and presentation.

On May 28, 2014, Allergan confirmed receipt of Valeant’s revised proposal. Allergan stated that the Allergan Board would carefully review and consider the revised proposal and pursue the course of action that the Allergan Board believes is in the best interests of Allergan and all of its stockholders. Allergan’s May 27 press release and presentation suggested that Allergan would not be willing to negotiate with Valeant.

On May 29, 2014, Mr. Ackman attended the Sanford C. Bernstein Strategic Decisions Conference in New York City. On the morning of May 30, 2014, Mr. Ackman spoke by telephone with Mr. Pearson and conveyed to Mr. Pearson his belief, following the conference, that a bid at $180 in value per share would be sufficient to gain stockholder support for a transaction. Mr. Ackman indicated that, if Valeant would raise its bid for Allergan so that its value (based on then current prices) approximated $180 per share of Allergan common stock, Pershing Square would accept a fixed exchange ratio of 1.22659 based on Allergan and Valeant closing prices on May 29, 2014. After considering Pershing Square’s proposal, Mr. Pearson contacted Mr. Ackman and said that he would recommend to the Valeant Board that Valeant raise its offer for Allergan on the terms discussed with

Mr. Ackman, which the Valeant Board approved at a telephonic meeting later that day. The Valeant Board also approved taking the proposal directly to Allergan stockholders by launching an exchange offer.

On May 30, 2014, Mr. Pearson sent a letter to Mr. Pyott outlining a revised proposal to raise its offer for Allergan which read as follows:

May 30, 2014

Mr. David Pyott

Chairman & CEO Allergan

Allergan, Inc.

2525 Dupont Drive

Irvine, California 92612

Dear Mr. Pyott,

Based on feedback from your shareholders and Pershing Square’s approach to us after our offer on May 28th that Pershing Square would be willing to give up substantial value to the other Allergan stockholders (in the manner that we describe in today’s press release) if we were to increase our merger offer for the other Allergan stockholders, we are able to make an offer under which each Allergan share would be exchanged for $72.00 in cash and 0.83 Valeant shares, based on the fully diluted number of Allergan shares outstanding. We remain willing to provide your shareholders with a CVR as previously outlined if you engage in negotiations with us to work out the exact terms.

We believe that this offer, which substantially increases the upfront cash consideration to Allergan stockholders (other than Pershing Square), is a compelling one and we once again urge you and your board of directors to engage with us.

Sincerely,

J. Michael Pearson

Chairman & Chief Executive Officer

cc: Allergan, Inc. Board of Directors

In addition, Valeant entered into a letter agreement with Pershing Square on May 30, 2014, which we refer to as the Pershing Square letter agreement, in which Pershing Square agreed to elect only stock consideration in the transaction and exchange its shares of Allergan common stock for Valeant common shares at a 1.22659 exchange ratio, based on closing stock prices of Allergan and Valeant on May 29, 2014, and receive no cash consideration if a transaction is consummated based on Valeant’s May 30 proposal.

Allergan confirmed the receipt of Valeant’s revised offer on May 30, 2014. Allergan stated that the Allergan Board would carefully review and consider the revised proposal and pursue the course of action that the Allergan Board believes is in the best interests of Allergan and all of its stockholders and referenced its position set forth in its May 27 presentation. Allergan’s May 27 press release and presentation indicated that Allergan would likely not be willing to negotiate with Valeant.

On June 2, 2014, Valeant held an investor meeting and webcast to discuss its revised offer and announce its intention to commence an exchange offer on the terms of its revised offer. On the same day, Pershing Square filed a preliminary solicitation statement pursuant to which it is seeking revocable proxies from Allergan stockholders to empower Pershing Square to deliver to Allergan’s Corporate Secretary written requests to call a special meeting of Allergan stockholders for the purposes of, among other things: (1) removing from office, without cause, six out of nine members of the current Allergan Board (i.e., a majority); (2) requesting that the Allergan Board elect or appoint six nominees proposed by Pershing Square; and (3) requesting that the Allergan Board promptly engage in good faith discussions with Valeant regarding Valeant’s offer to merge with Allergan, without in any way precluding discussions the Allergan Board may choose to engage in with other parties potentially offering higher value. See the section of this offer to exchange titled “The Offer—Plans for Allergan” for a discussion of the PS Fund 1 solicitation. In light of its plans to call a special meeting, Pershing Square also indicated that it would no longer pursue its previously announced stockholder referendum.

On June 6, 2014, Pershing Square sent a letter, which we refer to as the June 6 letter, to Arnold A. Pinkston, Executive Vice President, General Counsel and Assistant Secretary of Allergan, in which it asked Allergan to confirm, among other things, that actions taken in support of the PS Fund 1 solicitation and any subsequent application to the Delaware Court of Chancery that might be filed seeking an order requiring Allergan to hold a meeting for the election of directors would not result in Pershing Square being deemed an Acquiring Person under the Rights Agreement.

On June 10, 2014, Valeant engaged Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, as a financial advisor.

On June 10, 2014, Allergan announced that Mr. Pyott had sent a letter to Mr. Pearson, stating that the Allergan Board had rejected Valeant’s proposal.

On June 11, Pershing Square received a letter from Allergan’s counsel in which it declined to provide the confirmation requested in the June 6 letter, other than to note that the mere solicitation and receipt of one or more revocable proxies by Pershing Square from other Allergan stockholders for the purpose of requesting a special meeting would not in and of itself result in Pershing Square being deemed an Acquiring Person under the Rights Agreement.

On June 12, 2014, PS Fund 1 commenced an action in the Delaware Court of Chancery seeking declaratory and other equitable relief, including a declaration that (1) the actions by PS Fund 1 and other Allergan stockholders solely for the purpose of exercising the right to call a special meeting in compliance with the requirements of the Amended and Restated Bylaws of Allergan, which we refer to as the Allergan Bylaws, will not trigger the Rights Agreement, or alternatively (2) the relevant provisions of the Rights Agreement are invalid as a matter of law because they are inconsistent with the right to call a special meeting that is granted to stockholders in the Allergan Charter.

On June 18, 2014, Valeant commenced the offer.

On June 23, 2014, Allergan filed with the SEC the Allergan 14D-9, reporting that the Allergan Board had met on June 21, 2014 and determined to recommend that Allergan stockholders reject the offer and not tender their shares of Allergan common stock in the offer.

On June 24, 2014, Allergan issued a press release stating that the Allergan Board rejected Valeant’s offer.

On June 24, 2014, Valeant filed a proxy statement on Schedule 14A for the calling of a special meeting of Valeant shareholders to approve the issuance of Valeant common shares in connection with an acquisition of Allergan.

On June 27, 2014, Pershing Square issued a press release announcing that it had entered into a settlement with Allergan resolving the poison pill lawsuit and confirming that Pershing Square’s actions in connection with the PS Fund 1 solicitation and receipt of revocable proxies to call a special meeting of Allergan stockholders does not trigger the Rights Agreement. The court order effecting the settlement was signed on June 28, 2014 and filed with the SEC by Pershing Square on June 30, 2014.

On July 11, 2014, PS Fund 1 filed a definitive solicitation statement which, among other things, identified the six members of the current Allergan Board it would seek to remove and identified the six nominees it would request that the Allergan Board elect or appoint.

Also on July 11, 2014, Valeant filed a premerger notification under the HSR Act relating to the proposed acquisition of Allergan.

On July 21, 2014, Valeant filed a complaint with the SEC regarding Allergan’s apparent attempts to mislead investors and to negatively influence the market price of Valeant common shares by continuing to make false and misleading statements regarding Valeant’s business despite Valeant’s public statements correcting this misinformation. A similar complaint was filed with the Autorité des marchés financiers in Québec on July 23, 2014.

On July 23, 2014, PS Fund 1 filed a preliminary proxy statement in respect of a special meeting of Allergan stockholders.

On August 1, 2014, Allergan filed a lawsuit in the United States District Court for the Central District of California alleging that Valeant, Pershing Square and Mr. Ackman violated various federal securities laws.

On the same day, Valeant and Pershing Square issued a joint press release in which they responded to the lawsuit, giving their firmly held view that the claims are baseless and Allergan’s true purpose in bringing the litigation is to attempt to interfere with shareholders’ efforts to call a special meeting, and expressing confidence that this attempt to delay or avoid the special meeting will not succeed.

On August 11, 2014, Valeant received a Request for Additional Information and Documentary Material, which we refer to as the Second Request, from the FTC relating to the offer.

On August 15, 2014, Valeant announced that it had extended the expiration of the offer to 5:00 p.m., New York City time, on December 31, 2014.

On August 22, 2014, Pershing Square announced that it had submitted written requests to call a special meeting of Allergan stockholders from stockholders owning 31% of the outstanding shares of Allergan common stock. Pershing Square and Valeant also filed litigation in Delaware seeking declaratory relief to require Allergan to schedule the meeting.

On the same day, Valeant received a revised commitment letter from the Lenders to provide $20.35 billion for the purpose of financing a portion of the cash component of the consideration to be paid for each share of Allergan common stock and related transaction costs and expenses.

REASONS FOR THE OFFER

We believe that the combination of Valeant and Allergan represents a strategically compelling and enormously value-creating opportunity for Allergan stockholders and Valeant and its shareholders. The offer should be compelling to Allergan stockholders as they will receive:

•	Significant Immediate Value: Valeant’s offer is a premium of 42.7% over Allergan’s unaffected stock price on April 10, 2014, the day before Pershing Square crossed the 5% Schedule 13D ownership level and commenced a rapid accumulation program, and a premium of 17.2% over Allergan’s stock price on April 21, 2014, the day before the public announcement of the proposed combination with Allergan, based on the closing price of Valeant common shares on the NYSE on August 21, 2014. Valeant’s offer in each case also includes a significant cash component of $72.00 per share.

•	Substantial Long-Term Value: Allergan stockholders will have a substantial ongoing equity interest in the combined company, allowing Allergan stockholders to benefit from the synergies and growth opportunities of the combined company. Valeant has also announced that it intends to initiate a $0.20 per share annual dividend after the consummation of the offer and second-step merger in line with Allergan’s historic dividend program.

We believe that a combined Valeant and Allergan will have substantial strategic benefits, including:

•	Market Leader: The combined company will be a leader in ophthalmology, dermatology, aesthetics and dental products, allowing it to better serve its physicians, care providers and patients with a broader range of products.

•	Synergies: We believe the combined company will deliver value to the combined company’s shareholders through, among other ways, estimated annual cost synergies of at least $2.7 billion, comprised of (1) approximately $1.8 billion in SG&A synergies through, among other things, rationalizing the combined company’s headquarters, decentralizing operations by eliminating unnecessary global functions and reducing duplicate external expenditures, and (2) approximately $900 million in research and development cost synergies by, among other things, rationalizing core research and development infrastructure while maintaining over $300 million in annual spend to complete high-probability projects, such as life cycle management of existing products. Our estimated annual cost synergies of $2.7 billion are based on Allergan’s 2014 cost structure prior to the realization of Allergan’s expected annual pre-tax savings of approximately $475 million in 2015, which it announced on July 21, 2014. We believe that a portion of the $475 million of cost reductions may reduce the synergies estimated to be achieved by Valeant, but it is possible that some of the reductions contemplated by Allergan are not included in Valeant’s estimates and that Valeant might seek to reverse some of the actions taken by Allergan as part of its cost cutting initiative. There can be no assurance that Valeant would seek to reduce the same costs as Allergan. Based on our extensive experience and industry knowledge, we expect to realize on an annual run rate approximately 80% of such synergies within the first six months after consummating the second-step merger, with the balance realized over the following 12 months. Since 2008, we have successfully completed over 100 transactions of varying size and complexity. We have extensive experience in successfully integrating acquired companies, as evidenced by our three largest transactions to date (Bausch & Lomb ($8.7 billion), Medicis Pharmaceutical Corporation ($2.6 billion) and Biovail Corporation ($2.6 billion)), where we have exceeded our preannounced cost synergies. Our recent acquisition of Bausch & Lomb will serve as the model for how to integrate Allergan quickly and efficiently. Although the Allergan transaction would be for substantially greater consideration than any of these, we believe the experience we gained from these transactions provides us with a method of integrating quickly and efficiently that can be applied across all of our transactions. Additionally, we believe there is opportunity for additional revenue synergies, including, for example, by bringing the Allergan product portfolio into emerging market geographies where Valeant already has a strong presence.

•

Growth Opportunities: Based on the markets served and the market efficiencies created by the proposed combination with Allergan, we believe the combined company will generate high single-digit organic growth rates for the foreseeable future. Some of the market efficiencies we have identified for the combined company include (1) the leading and highly complementary aesthetics and dermatology product portfolios of the two companies, (2) a leading position in ophthalmology with a complete eye health offering across pharmaceutical, surgical, contact lens and consumer and (3) the opportunity to apply a broader base of products in the emerging markets, which is further discussed below.

•	Emerging Markets Opportunities: The combined company will have a diversified geographic mix in emerging markets throughout the world, including Poland, Russia, the Commonwealth of Independent States, Turkey, China, Brazil, Mexico, Indonesia, South Africa, Vietnam and the Middle East. The addition of Allergan’s product portfolio provides an opportunity to extend Valeant’s strengths in emerging markets and apply it to a broader base of products. Valeant expects to build on its extensive sales experience and physician relationships to grow product sales and overall market share of the combined company in emerging markets, and to leverage its model of decentralization in tailoring the strategies of the combined company to the local market.

•	Durable Product Focus: The combined company will continue our successful focus on our durable products, which have established brand names and do not rely upon patent exclusivity—approximately 75% of the combined company’s revenue is expected to come from durable products and 90% of the combined company’s revenue would not be expected to face significant patent cliffs in the next decade. In addition, it is expected that a large portion of the combined company’s business will be cash-pay or third-party reimbursed.

•	Efficient Research and Development: We plan to focus the combined company’s research and development resources on both companies’ current late stage development programs, including life cycle management programs. Life cycle management programs increase a product’s value during its commercial life through identifying new indications, patent extensions, conversion of packaging, application of time-release technology, such as a modified release formulation, or change in formulation, such as a conversion from a suspension to an ointment or a gel to improve drug dosing and/or availability. We will sell or eliminate Allergan’s earlier stage programs where we believe Allergan’s track record has been largely unproductive over the past 16 years. Despite approximately $9.5 billion in research and development expenditures since 1998, Allergan has had at least 35 development product failures during this period. We are confident in our approach for the combined company given our success and given that we believe that approximately 80% of Allergan’s 2013 revenue was externally acquired, meaning that such revenue was generated by sales of products acquired from, or subject to licensing arrangements with, third parties.

•	Improved Tax Efficiencies: The combined company will remain a Canadian company, and we expect that it will have a high single-digit cash tax rate. Allergan’s current reported effective tax rate (Allergan does not disclose its cash tax rate) is 26.5% for 2013 and 27.7% for the first six months of 2014.

•	Decentralized Operating Model: We will apply Valeant’s decentralized management model to Allergan’s operations to ensure decisions are made close to the customer, to empower the combined company’s employees, to encourage entrepreneurial business development and to reduce unnecessary administrative costs.

A critical element of Valeant’s strategy is business development, which Valeant has achieved in part through the successful completion of a significant number of acquisitions designed to expand its product portfolio and geographic footprint. The proposed combination with Allergan would be consistent with this business development strategy and would combine extremely complementary product portfolios in healthcare segments that are forecasted to grow well above industry growth rates over the next decade.

Unless the Allergan Board refuses to remove the obstacles it has imposed, including the obstacles described in the Anti-Takeover Devices Condition, we believe that there are no material obstacles to consummating the offer and the second-step merger expeditiously:

•	No Significant Regulatory Hurdles to Business Combination: We are prepared to assume all regulatory risks because we believe any potential divestitures will not have a material impact on the economics of the transaction. As a result, we are confident that any regulatory hurdles will not prevent us from timely completing the offer and the second-step merger.

•	Available Cash Funding: Between the Debt Financing commitment that we have received and our available cash, we will have all of the cash funding that we need to complete the proposed combination with Allergan.

We realize there can be no assurance about future results, including results expected as described in the reasons listed above, such as assumptions regarding potential synergies or other benefits to be realized following the offer. Valeant’s reasons for the offer and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this offer to exchange titled “Risk Factors” and “Forward-Looking Statements.”

THE OFFER

Overview

Valeant is offering to exchange, for each issued and outstanding share of Allergan common stock, at the election of the holder:

•	the Standard Election Consideration set forth on the cover page of this offer to exchange;

•	the Cash Election Consideration set forth on the cover page of this offer to exchange; or

•	the Stock Election Consideration set forth on the cover page of this offer to exchange;

subject in each case to the election and proration procedures described in this offer to exchange and in the related letter of election and transmittal. We will not allot or issue fractional Valeant common shares. To the extent that holders of Allergan common stock are entitled to fractional shares, those fractional entitlements will be aggregated and sold in the market and the net proceeds of such sale distributed pro rata to the holders of Allergan common stock entitled thereto promptly following our acceptance of shares of Allergan common stock for exchange in the offer.

The offer will expire at 5:00 p.m., New York City time, on December 31, 2014, unless Valeant extends the period of time for which the offer is open, in which case the expiration time will be the latest time and date on which the offer, as so extended, expires.

The offer is subject to a number of conditions, which are described in the section of this offer to exchange titled “The Offer—Conditions to the Offer.” Valeant expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the offer described herein in its discretion, except for the HSR Condition, Registration Statement Condition, Valeant Shareholder Approval Condition and Stock Exchange Listing Condition, each of which cannot be waived. Valeant expressly reserves the right to make any changes to the terms and conditions of the offer (subject to any obligation to extend the offer pursuant to the applicable rules and regulations of the SEC).

If you are the owner of record of your shares of Allergan common stock and you tender your shares of Allergan common stock in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares of Allergan common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares of Allergan common stock on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

The purpose of the offer is for Valeant to acquire control of, and promptly thereafter, the entire equity interest of, Allergan. Valeant intends, promptly after consummation of the offer, to cause Allergan to merge with Purchaser, after which Allergan would be a direct or indirect, wholly owned subsidiary of Valeant. The Allergan Board has refused to discuss the offer with Valeant. Prior to making a public proposal to acquire Allergan, Valeant sought to engage in discussions regarding a business combination with Allergan. Since making its initial public proposal on April 22, 2014, Valeant has continued to publicly express a desire to enter into a negotiated business combination with Allergan and has publicly announced the proposals that Valeant has submitted to the Allergan Board. The most recent of these proposals, in which Valeant proposed to acquire each outstanding share of Allergan common stock for $72.00 in cash and 0.83 Valeant common shares, was announced by Valeant on May 30, 2014. The Allergan Board has rejected each of these proposals. In light of Allergan’s unwillingness to engage with Valeant with respect to a negotiated transaction and the Allergan Board’s public statements with respect to Valeant’s prior proposals, and because Valeant does not believe that it is appropriate for the Allergan Board to have a veto right over whether the offer is made available to Allergan stockholders, Valeant is making the offer directly to Allergan stockholders on the terms and conditions set forth in this offer to exchange as an alternative to a negotiated transaction. See the section of this offer to exchange titled “Background of the Offer.”

In the event Valeant accepts shares of Allergan common stock for exchange in the offer, Valeant intends to acquire Allergan pursuant to the second-step merger. After the second-step merger, former remaining Allergan stockholders will no longer have any ownership interest in Allergan and, other than those Allergan stockholders who receive only the Cash Election Consideration, will be shareholders of Valeant.

See the sections of this offer to exchange titled “The Offer—Purpose of the Offer; Second-Step Merger”; “The Offer—Statutory Requirements; Approval of Second-Step Merger” and “The Offer—Plans for Allergan.”

Subject to applicable law, Valeant reserves the right to amend the offer in any respect or terminate it, including in connection with entering into a merger agreement with Allergan. Holders of Allergan common stock should be aware that no merger agreement has been entered into between Valeant and Allergan. See the sections of this offer to exchange titled “The Offer—Plans for Allergan” and “The Offer—Extension, Termination and Amendment.”

Valeant estimates that, upon consummation of the offer and the second-step merger, former Allergan stockholders will own, in the aggregate, approximately 44% of the Valeant common shares on a diluted basis, assuming that Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares. For a detailed discussion of the assumptions on which this estimate is based, see the section of this offer to exchange titled “The Offer—Ownership of Valeant After the Offer” below. Valeant estimates that, if it were to elect to consummate the issuance to Pershing Square immediately prior to the offer and second-step merger, the total dilution to shareholders of the combined company would be less than 1%. In total, based on the assumptions discussed above, Pershing Square would own approximately 6% of the outstanding Valeant common shares upon consummation of the offer and the second-step merger, assuming that Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares (Pershing Square’s ownership would increase by less than 1% if Valeant were to elect to consummate the issuance to Pershing Square immediately prior to the offer and second-step merger, assuming that Pershing Square purchased Valeant common shares at $96.74 (a 15% discount to the closing price of Valeant common shares on the NYSE on August 21, 2014)).

Unless otherwise specifically noted herein, all references to “dollars” and “$” shall refer to U.S. dollars.

Elections and Proration

Elections

Each tendering Allergan stockholder may:

•	elect to receive the Standard Election Consideration set forth on the cover page of this offer to exchange;

•	elect to receive the Cash Election Consideration set forth on the cover page of this offer to exchange; or

•	elect to receive the Stock Election Consideration set forth on the cover page of this offer to exchange;

subject in each case to the proration procedures described under the sections of this offer to exchange titled “The Offer—Elections and Proration—Over-Election of Cash” and “The Offer—Elections and Proration—Under-Election of Cash” below.

The letter of election and transmittal will allow each holder of Allergan common stock to elect to receive all of one type of consideration, subject to proration, or to designate the number of shares of Allergan common stock to receive a certain type of election consideration, subject in each case to proration.

Valeant will issue a press release on the 10th business day preceding the scheduled date of expiration of the offer, which will specify the implied value of the Standard Election Consideration and the resulting amount of the Cash Election Consideration and the number of common shares comprising the Stock Election Consideration, in each case subject to proration.

Cash Payable in the Offer and the Second-Step Merger

Valeant plans to pay an aggregate of approximately $20.0 billion in cash in the offer and the second-step merger. In order to reserve a proportionate amount of cash for payment in the second-step merger, Valeant will pay pursuant to the offer an amount in cash, which we refer to as the total cash payable in the offer, equal to $20.0 billion multiplied by the percentage of the shares of Allergan common stock on a diluted basis (excluding shares held by Pershing Square, Valeant or their respective affiliates and excluding unvested options to purchase shares of Allergan common stock) that are tendered and accepted for exchange in the offer. For this purpose, Valeant has estimated and will therefore assume that the number of shares of Allergan common stock on a diluted basis (excluding shares of Allergan common stock owned by Pershing Square, Valeant or their respective affiliates and excluding unvested options to purchase shares of Allergan common stock) is 276,000,000.

As a result, the total cash payable in the offer will equal:

•	$20.0 billion, multiplied by

•	The number of shares of Allergan common stock that are tendered and accepted for exchange in the offer, divided by

•	276,000,000.

Over-Election of Cash

If, after taking into account elections by tendering Allergan stockholders, the cash payable in the offer would otherwise be greater than the total cash payable in the offer, the number of shares of Allergan common stock covered by Cash Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the offer is no longer greater than the total cash payable in the offer (and the shares of Allergan common stock no longer covered by Cash Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Stock Elections). If, after giving effect to the prior sentence, the cash payable in the offer is still greater than the total cash payable in the offer, the number of shares of Allergan common stock covered by Standard Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the offer is no longer greater than the total cash payable in the offer (and the shares of Allergan common stock no longer covered by Standard Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Stock Elections).

Under-Election of Cash

If, after taking into account elections by tendering Allergan stockholders, the cash payable in the offer would otherwise be less than the total cash payable in the offer, the number of shares of Allergan common stock covered by Stock Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the offer is no longer less than the total cash payable in the offer (and the shares of Allergan common stock no longer covered by Stock Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Cash Elections). If, after giving effect to the prior sentence, the cash payable in the offer is still less than the total cash payable in the offer, the number of shares of Allergan common stock covered by Standard Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the offer is no longer less than the total cash payable in the offer (and the shares of Allergan common stock no longer covered by Standard Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Cash Elections).

Prorationing and Rounding

For purposes of performing any proration described in the sections of this offer to exchange titled “The Offer—Elections and Proration—Over-Election of Cash” and “The Offer—Elections and Proration—Under-Election of Cash,” the proration will initially be performed pro rata in accordance with the number of shares of Allergan common stock covered by each election subject to proration without rounding and then, for each election that has been prorated, the reduction in the number of shares of Allergan common stock covered by such election as a result of the proration will be rounded to the nearest whole share of Allergan common stock.

Consequences of Tendering with No Election

Allergan stockholders who tender their shares of Allergan common stock in the offer but do not make an election will be treated as if they made the election made for the greatest number of shares of Allergan common stock that were tendered in the offer in respect of which an affirmative election was made. This could be any of the Standard Election, the Cash Election or the Stock Election and, as a result, those Allergan stockholders could receive a mix of cash and Valeant common shares, all cash or all Valeant common shares, respectively, subject, in each case, to proration. For example, if Allergan stockholders who tender their shares of Allergan common stock in the offer and affirmatively make an election were to make the Standard Election for a majority of their shares of Allergan common stock tendered in the offer, then the non-electing Allergan stockholders would, subject to proration, receive the Standard Election Consideration.

Consideration Payable in the Second-Step Merger

In the second-step merger, each remaining share of Allergan common stock (other than shares held by Valeant and its affiliates and shares held in treasury by Allergan and other than shares held by Allergan stockholders who properly exercise applicable dissenters’ rights under Delaware law) will be cancelled and converted into the right to receive, at the election of such stockholders, the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration with respect to such stockholders’ shares, subject to proration. See the section of this offer to exchange titled “The Offer—Purpose of the Offer; Second-Step Merger.”

CVR

In its May 30, 2014 proposal letter to Allergan, Valeant indicated it remains willing to provide Allergan stockholders with a CVR relating to DARPin® sales if Allergan engages in negotiations to work out the exact terms. Given the need for more information about DARPin® in order to appropriately design the terms of a CVR (and the absence of those negotiations), Valeant has not included a CVR as part of the offer.

Expiration of the Offer

The offer is scheduled to expire at 5:00 p.m., New York City time, on December 31, 2014, unless extended by Valeant. For more information, you should read the discussion under the section of this offer to exchange titled “The Offer—Extension, Termination and Amendment.”

Extension, Termination and Amendment

Subject to the applicable rules and regulations of the SEC and the terms and conditions of the offer, Valeant expressly reserves the right (but will not be obligated) (1) to extend, for any reason, the period of time during which the offer is open; (2) to delay acceptance for exchange of, or the exchange of, shares of Allergan common stock in order to comply in whole or in part with applicable law (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Valeant to pay the consideration offered or to return shares of Allergan common stock deposited by or on behalf of Allergan stockholders promptly after the termination or withdrawal of the offer); (3) to amend or terminate the offer without accepting for exchange or exchanging any shares of Allergan common stock, including under circumstances where any of the conditions referred to in the section of this offer to exchange titled “The Offer—Conditions to the Offer” have not been satisfied or if Valeant or any of its affiliates enters into a definitive agreement or announces an agreement in principle with Allergan providing for a merger or other business combination or transaction with or involving Allergan or any of its subsidiaries, or the purchase or exchange of securities or assets of Allergan or any of its subsidiaries, or Valeant and Allergan reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the offer will be terminated; and (4) to amend the offer or to waive any conditions to the offer at any time, except for the HSR Condition, Registration Statement Condition, Valeant Shareholder Approval Condition and Stock Exchange Listing Condition, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof. In the case of an extension, the related announcement will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration time. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to Allergan stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such changes) and without limiting the manner in which we may choose to make any public announcement, Valeant will have no obligation to publish, advertise or otherwise communicate any information of this type, other than by issuing a press release or other announcement.

Rule 14e-1(c) under the Exchange Act requires Valeant to pay the consideration offered or return the shares of Allergan common stock tendered promptly after the termination or withdrawal of the offer.

If Valeant increases or decreases the percentage of shares of Allergan common stock being sought or the consideration offered in the offer and the offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified above, the offer will be extended until the expiration of 10 business days from, and including, the date of such notice. If Valeant makes a material change in the terms of the offer (other than a change in the percentage of securities sought or the consideration offered in the offer) or in the information concerning the offer, or waives a material condition of the offer, Valeant will extend the offer, if required by applicable law, for a period sufficient to allow Allergan stockholders to consider the amended terms of the offer. Valeant will comply with Rule 14d-4(d)(2) under the Exchange Act in connection with material changes to the terms of the offer.

This offer to exchange, the letter of election and transmittal and all other relevant materials are being mailed to record holders of shares of Allergan common stock and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Allergan’s stockholders lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of Allergan common stock by Valeant.

As used in this offer to exchange, when we refer to a business day, we mean any day other than a Saturday, Sunday or federal holiday, and consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time. If, prior to the expiration time, Valeant increases the consideration being exchanged for shares of Allergan common stock pursuant to the offer, such increased consideration will be received by all stockholders whose shares of Allergan common stock are exchanged pursuant to the offer, whether or not such shares of Allergan common stock were tendered prior to the announcement of the increase of such consideration.

No subsequent offering period will be available after the offer.

Exchange of Shares of Allergan Common Stock; Delivery of Valeant Common Shares

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), Valeant will accept for exchange promptly after the expiration time all shares of Allergan common stock validly tendered and not properly withdrawn (in accordance with the procedure set out in the section of this offer to exchange titled “The Offer—Withdrawal Rights”) prior to the expiration time. Valeant will exchange all shares of Allergan common stock validly tendered and not withdrawn promptly following the acceptance of shares of Allergan common stock for exchange pursuant to the offer. Valeant expressly reserves the right, in its discretion, but subject to the applicable rules and regulations of the SEC, to delay acceptance for and thereby delay exchange of shares of Allergan common stock in order to comply in whole or in part with applicable laws or if any of the conditions referred to in the section of this offer to exchange titled “The Offer—Conditions to the Offer” have not been satisfied or if any event specified in that section has occurred.

In all cases, Valeant will exchange all shares of Allergan common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of: (1) the certificates representing such shares of Allergan common stock (or a timely confirmation of a book-entry transfer of such shares of Allergan common stock into the exchange agent’s account at DTC, pursuant to the procedures set forth in the section of this offer to exchange titled “The Offer—Procedure for Tendering,” which we refer to as a book-entry confirmation), (2) the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message and (3) any other documents required under the letter of election and transmittal. When we refer to an Agent’s Message, we mean a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of Allergan common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the letter of election and transmittal and that Valeant may enforce such agreement against such participant.

For purposes of the offer, Valeant will be deemed to have accepted for exchange, and thereby exchanged, shares of Allergan common stock validly tendered and not properly withdrawn, if and when Valeant gives oral or written notice to the exchange agent of Valeant’s acceptance for exchange of such shares of Allergan common stock pursuant to the offer. Upon the terms and subject to the conditions of the offer, exchange of shares of Allergan common stock accepted for exchange pursuant to the offer will be made by deposit of the offer consideration being exchanged therefor with the exchange agent, which will act as agent for tendering Allergan stockholders for the purpose of receiving the offer consideration from Valeant and transmitting such offer consideration to tendering Allergan stockholders whose shares of Allergan common stock have been accepted for exchange. Under no circumstances will Valeant pay interest on the offer consideration for shares of Allergan common stock, regardless of any extension of the offer or other delay in making such exchange.

If any tendered shares of Allergan common stock are not accepted for exchange for any reason, or if certificates representing such shares of Allergan common stock are submitted evidencing more shares of Allergan common stock than are tendered, certificates evidencing unexchanged or untendered shares of Allergan common stock will be returned, without expense, to the tendering Allergan stockholder (or, in the case of Allergan common stock tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth below under the section in this offer to exchange titled “The Offer—Procedure for Tendering,” such shares of Allergan common stock will be credited to an account maintained at DTC), as promptly as practicable following expiration or termination of the offer.

Valeant reserves the right to transfer or assign, in whole or in part from time to time to one or more of its affiliates, the right to exchange all or any portion of the shares of Allergan common stock tendered pursuant to the offer, but any such transfer or assignment will not relieve Valeant of its obligations under the offer or prejudice the rights of the tendering Allergan stockholders to exchange shares of Allergan common stock validly tendered and accepted for exchange pursuant to the offer.

Cash in Lieu of Fractional Valeant Common Shares

Valeant will not issue certificates representing fractional Valeant common shares pursuant to the offer. To the extent that holders of Allergan common stock are entitled to fractional shares, those fractional entitlements will be aggregated and sold in the market and the net proceeds of such sale distributed pro rata to the holders of Allergan common stock entitled thereto promptly following our acceptance of shares of Allergan common stock for exchange in the offer.

Procedure for Tendering

In order for Allergan stockholders to validly tender shares of Allergan common stock pursuant to the offer, the exchange agent must receive prior to the expiration time the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of election and transmittal, at one of its addresses set forth on the back cover of this offer to exchange and either (1) the certificates representing tendered shares of Allergan common stock must be received by the exchange agent at such address or such shares of Allergan common stock must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent’s Message), in each case prior to the expiration time, or (2) the tendering Allergan stockholder must comply with the guaranteed delivery procedures described below.

Allergan stockholders who wish to tender their shares should complete the “Exchange Offer Election” section in the letter of election and transmittal to elect the type of consideration to be received in exchange for the shares of Allergan common stock being tendered thereby. If an election is not properly made, the tendering Allergan stockholder will be treated as if they made the election made for the greatest number of shares of Allergan common stock that were tendered in the offer in respect of which an affirmative election was made. This could be any of the Standard Election, the Cash Election or the Stock Election and, as a result, those Allergan stockholders could receive a mix of cash and Valeant common shares, all cash or all Valeant common shares, respectively, subject, in each case, to proration. For example, if Allergan stockholders who tender their shares of Allergan common stock in the offer and affirmatively make an election were to make the Standard Election for a majority of their shares of Allergan common stock tendered in the offer, then the non-electing Allergan stockholders would, subject to proration, receive the Standard Election Consideration. See the section in this offer to exchange titled “The Offer—Elections and Proration.”

The method of delivery of share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering Allergan stockholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The exchange agent will establish accounts with respect to the shares of Allergan common stock at DTC for purposes of the offer. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of shares of Allergan common stock by causing DTC to transfer such shares of Allergan common stock into the exchange agent’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of shares of Allergan common stock may be effected through book-entry transfer at DTC, an Agent’s Message and any other required documents must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this offer to exchange prior to the expiration time. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature Guarantees. No signature guarantee is required on a letter of election and transmittal (1) if the letter of election and transmittal is signed by a registered holder of shares of Allergan common stock who has not completed either the box titled “Special Issuance or Payment Instructions” or the box titled “Special Delivery Instructions” on the letter of election and transmittal or (2) if shares of Allergan common stock are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program, or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of which we refer to as an Eligible Institution). In all other cases, all signatures on letters of election and transmittal must be guaranteed by an Eligible Institution. If a certificate representing shares of Allergan common stock is registered in the name of a person other than the signer of the letter of election and transmittal, then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the letter of election and transmittal.

Guaranteed Delivery. If an Allergan stockholder desires to tender shares of Allergan common stock pursuant to the offer and such stockholder’s certificates representing such shares of Allergan common stock are not immediately available, such stockholder cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such shares of Allergan common stock may nevertheless be tendered, provided that all the following conditions are satisfied:

1. the tender is made by or through an Eligible Institution;

2. a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Valeant, is received by the exchange agent prior to the expiration time as provided below; and

3. the share certificates (or book-entry confirmation) representing all tendered shares of Allergan common stock, in proper form for transfer, in each case together with the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the letter of election and transmittal), and any other documents required by the letter of election and transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in such notice of guaranteed delivery.

In all cases, exchange of shares of Allergan common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of the certificates representing such shares of Allergan common stock, or a book-entry confirmation of the delivery of such shares of Allergan common stock, and the letter of election and transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the letter of election and transmittal.

Determination of Validity. Valeant’s interpretation of the terms and conditions of the offer (including the letter of election and transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any shares of Allergan common stock will be determined by Valeant in its discretion, which determination shall be final and binding to the fullest extent permitted by law. Valeant reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Valeant also reserves the absolute right to waive any condition of the offer to the extent permitted by applicable law except for the HSR Condition, Registration Statement Condition, Valeant Shareholder Approval Condition and Stock Exchange Listing Condition or any defect or irregularity in the tender of any shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Allergan common stock will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Valeant or any of its respective affiliates or assigns, the dealer manager, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

A tender of shares of Allergan common stock pursuant to any of the procedures described above will constitute the tendering Allergan stockholder’s acceptance of the terms and conditions of the offer, as well as the tendering Allergan stockholder’s representation and warranty to Valeant that (1) such stockholder owns the tendered shares of Allergan common stock (and any and all other shares of Allergan common stock or other securities issued or issuable in respect of such shares of Allergan common stock), (2) the tender complies with Rule 14e-4 under the Exchange Act, (3) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered shares of Allergan common stock (and any and all other shares of Allergan common stock or other securities issued or issuable in respect of such shares of Allergan common stock) and (4) when the same are accepted for exchange by Valeant, Valeant will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for exchange by Valeant of shares of Allergan common stock pursuant to any of the procedures described above will constitute a binding agreement between the tendering Allergan stockholder and Valeant upon the terms and subject to the conditions of the offer.

Appointment. By executing a letter of election and transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering Allergan stockholder irrevocably appoints designees of Valeant as such stockholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the letter of election and transmittal, to the full extent of such stockholder’s rights with respect to the shares of Allergan common stock tendered by such stockholder and accepted for exchange by Valeant (and with respect to any and all other shares of Allergan common stock or other securities issued or issuable in respect of such shares of Allergan common stock on or after the date of the commencement of the offer). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered shares of Allergan common stock (and such other shares of Allergan common stock and securities). Such appointment will be effective when, and only to the extent that, Valeant accepts such shares of Allergan common stock for exchange. Upon appointment, all prior powers of attorney and proxies given by such stockholder with respect to such shares of Allergan common stock (and such other shares of Allergan common stock and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Valeant will, with respect to the shares of Allergan common stock (and such other shares of Allergan common stock and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such stockholder as they in their discretion may deem proper at any annual or special meeting of Allergan stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Valeant reserves the right to require that, in order for shares of Allergan common stock to be deemed validly tendered, immediately upon Valeant’s acceptance of shares of Allergan common stock for exchange, Valeant must be able to exercise full voting, consent and other rights with respect to such shares of Allergan common stock (and such other shares of Allergan common stock and securities).

The foregoing proxies are effective only upon acceptance for exchange of shares of Allergan common stock tendered pursuant to the offer. The offer does not constitute a solicitation of proxies (absent an exchange of shares of Allergan common stock) for any meeting of Allergan stockholders, which will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

Withdrawal Rights

Tenders of shares of Allergan common stock made pursuant to the offer are irrevocable except that such shares of Allergan common stock may be withdrawn at any time prior to the expiration time and, if Valeant has not accepted shares of Allergan common stock for exchange, at any time following 60 days from commencement of the offer. If Valeant elects to extend the offer, is delayed in its acceptance for exchange of shares of Allergan common stock or is unable to accept shares of Allergan common stock for exchange pursuant to the offer for any reason, then, without prejudice to Valeant’s rights under the offer, the exchange agent may, on behalf of Valeant, retain tendered shares of Allergan common stock, and such shares of Allergan common stock may not be withdrawn except to the extent that tendering Allergan stockholders are entitled to withdrawal rights as described in this section. Any such delay will be by extension of the offer to the extent required by law. See the section of this offer to exchange titled “The Offer—Extension, Termination and Amendment.”

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this offer to exchange. Any such notice of withdrawal must specify the name of the person who tendered the shares of Allergan common stock to be withdrawn, the number of shares of Allergan common stock to be withdrawn and the name of the registered holder of such shares of Allergan common stock, if different from that of the person who tendered such shares of Allergan common stock. If certificates representing shares of Allergan common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of Allergan common stock have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares of Allergan common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this offer to exchange titled “The Offer—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Allergan common stock.

Withdrawals of tendered shares of Allergan common stock may not be rescinded. Any tendered shares of Allergan common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares of Allergan common stock may be re-tendered at any time prior to the expiration time by following one of the procedures described in the section of this offer to exchange titled “The Offer—Procedure for Tendering.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Valeant in its discretion, which determination will be final and binding to the fullest extent permitted by law. None of Valeant or any of its respective affiliates or assigns, the dealer manager, the exchange agent, the information agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Announcement of Results of the Offer

Valeant will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether Valeant will accept the tendered shares of Allergan common stock for exchange promptly after the expiration time. The announcement will be made by a press release.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders (as referred to below) of Allergan common stock whose shares are exchanged pursuant to the offer or the second-step merger. The following discussion is based on the Internal Revenue Code, which we refer to as the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this offer to exchange. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

The following discussion applies only to U.S. holders of shares of Allergan common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other pass-through entities or investors in partnerships or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of Allergan common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Allergan common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, or holders who exercise appraisal rights). This discussion also assumes that shares of Allergan common stock are not U.S. real property interests within the meaning of Section 897 of the Code.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Allergan common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of Allergan common stock, you should consult your tax advisor regarding the tax consequences of exchanging the shares of Allergan common stock pursuant to the offer or the second-step merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Allergan common stock that is: (1) a citizen or resident of the United States; (2) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) a trust if (x) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or (4) an estate that is subject to U.S. federal income tax on its worldwide income from all sources.

Holders of Allergan common stock should consult their tax advisors as to the specific tax consequences to them of the receipt of Valeant common shares and cash in exchange for shares of Allergan common stock pursuant to the merger, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

Tax Consequences of the Offer or the Second-Step Merger Generally

The receipt of Valeant common shares and cash by a U.S. holder pursuant to the offer or the second-step merger will be a taxable transaction for U.S. federal income tax purposes.

A U.S. holder of Allergan common stock generally will recognize gain or loss equal to the difference, if any, between (1) the sum of the cash and fair market value of Valeant common shares received by such U.S. holder in the offer or the second-step merger (including cash received in lieu of a fractional share) and (2) such U.S. holder’s adjusted tax basis in the Allergan common stock surrendered in exchange therefor. For this purpose, U.S. holders of Allergan common stock must calculate gain or loss separately for each identified block of Allergan common stock exchanged (that is, shares of Allergan common stock acquired at the same cost in a single transaction).

Any gain or loss recognized in the offer and the second-step merger generally will be treated as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the Allergan common stock for more than one year as of the date of the offer or the second-step merger (as the case may be). Long-term capital gains recognized by U.S. holders that are not corporations generally are eligible for preferential rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code.

For U.S. federal income tax purposes, a U.S. holder’s aggregate tax basis in the Valeant common shares received pursuant to the offer and the second-step merger will be equal to the fair market value of the Valeant common shares received by such U.S. holder on the date shares of Allergan common stock are exchanged pursuant to the offer or the second-step merger (as the case may be), and a U.S. holder’s holding period with respect to such Valeant common shares will begin on the day following the date its shares of Allergan common stock are exchanged pursuant to the offer or the second-step merger (as the case may be).

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for shares of Allergan common stock pursuant to the offer or the second-step merger will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Certain holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Owning and Disposing of Valeant Common Shares

Taxation of Distributions

Subject to the discussion under “—Passive Foreign Investment Company Status” below, the gross amount of a distribution made by Valeant with respect to Valeant common shares (including any amounts withheld in respect of Canadian withholding taxes) will be a dividend for U.S. federal income tax purposes to the extent paid out of Valeant’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such amount (including taxes withheld) will be included in a U.S. holder’s gross income as ordinary income on the day actually or constructively received. Such dividends will not be eligible for the dividends received deduction allowed to corporations. Because Valeant does not intend to maintain calculations of its earnings and profits on the basis of U.S. federal income tax principles, U.S. holders should expect that any distribution paid will generally be reported to them as a “dividend” for U.S. federal income tax purposes.

Dividends received by individuals and other non-corporate U.S. holders of Valeant common shares that are traded on the NYSE will be eligible for reduced rates of taxation provided that Valeant is not a passive foreign investment company, or PFIC, during the year in which the dividend is paid or the prior taxable year and certain other requirements, including stock holding period requirements, are satisfied by the recipient. U.S. holders should consult their tax advisors regarding the application of the relevant rules to their particular circumstances.

The amount of any dividend paid in a foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, U.S. holders generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. However, a U.S. holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. The gain or loss will be equal to the difference, if any, between (1) the U.S. dollar value of the amount included in income when the dividend was received and (2) the amount received on the conversion of the foreign currency into U.S. dollars. Generally, any such gain or loss will be treated as ordinary income or loss and will generally be treated as United States source income. U.S. holders are encouraged to consult their tax advisors regarding the treatment of foreign currency gain or loss on any foreign currency received that is converted into U.S. dollars on a date subsequent to the date of receipt.

A dividend distribution will generally be treated as foreign source “passive” income for U.S. foreign tax credit purposes. A U.S. holder may be entitled to deduct or credit any Canadian withholding taxes on dividends in determining its U.S. income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. holder’s foreign taxes for a particular tax year). The rules governing the calculation and timing of foreign tax credits and the deduction of foreign taxes are complex and depend upon a U.S. holder’s particular circumstances. U.S. holders should consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

Sale or Other Disposition of Valeant Common Shares

Subject to the discussion under “—Passive Foreign Investment Company Status” below, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes upon a sale or other disposition of Valeant common shares in an amount equal to the difference, if any, between the amount realized from such sale or disposition and the U.S. holder’s adjusted tax basis in such Valeant common shares (as determined on a share by share basis). Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Valeant common shares have been held for more than one year. Long-term capital gains recognized by individuals and other non-corporate U.S. holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If a Canadian tax is imposed on the sale or other disposition of Valeant common shares, a U.S. holder’s amount realized will include the gross amount of the proceeds before deduction of the Canadian tax. Because a U.S. holder’s gain from the sale or other disposition of Valeant common shares will generally be U.S. source gain, a U.S. holder may be unable to claim a credit against its U.S. federal tax liability for any Canadian tax on gains. In lieu of claiming a foreign tax credit, a U.S. holder may elect to deduct foreign taxes, including the Canadian tax, if any, in computing taxable income, subject to generally applicable limitations under U.S. federal income tax law (including that the election to deduct or credit foreign taxes applies to all of such U.S. holder’s foreign taxes for a particular tax year). The rules governing the calculation and timing of foreign tax credits and the deduction of foreign taxes are complex and depend upon a U.S. holder’s particular circumstances. U.S. holders should consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

Passive Foreign Investment Company Status

Certain adverse tax consequences could apply to a U.S. holder if we are treated as a PFIC for any taxable year during which the U.S. holder holds Valeant common shares. A non-U.S. corporation, such as Valeant, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (1) 75% or more of its gross income for such year consists of certain types of “passive” income or (2) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Based on current income, assets and activities, Valeant believes that it is not currently a PFIC, and that it is not likely to become a PFIC in the near future. However, the determination of whether Valeant is or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of Valeant’s income and assets and the market value of Valeant common shares and Allergan’s assets from time to time, there can be no assurance that Valeant will not be considered a PFIC for any taxable year. Further, the IRS does not issue rulings with respect to PFIC status, and there can be no assurance that the IRS, or a court, will agree with Valeant’s determination. Certain elections (including a mark-to-market election) may be available to U.S. holders that may mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to an investment in Valeant common shares.

Foreign Asset Reporting

Certain U.S. holders may be required to submit to the IRS certain information with respect to their beneficial ownership of Valeant common shares, if such Valeant common shares are not held on their behalf by a financial institution. Penalties may be imposed on a U.S. holder if such U.S. holder is required to submit such information to the IRS and fails to do so.

Information Reporting and Backup Withholding

Dividend payments with respect to Valeant common shares and proceeds from the sale, exchange or redemption of Valeant common shares, may be subject to information reporting to the IRS and possible United

States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability, and a U.S. holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its net gains from the disposition of Allergan common stock and its dividend income and its net gains from the disposition of Valeant common shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of Allergan common stock and Valeant common shares.

Ownership of Valeant After the Offer

Upon consummation of the offer and the second-step merger, former Allergan stockholders will own in the aggregate approximately 44% of the Valeant common shares on a diluted basis. This estimate assumes that:

•	the number of outstanding shares of Allergan common stock immediately prior to the consummation of the offer is 297,183,809, the total number of outstanding shares of Allergan common stock as of July 31, 2014, as disclosed in the Allergan 10-Q;

•	pursuant to the offer (including the terms relating to proration of elections), Purchaser acquires all of the outstanding shares of Allergan common stock other than the 28,281,107 shares of Allergan common stock covered by the Pershing Square letter agreement and the 597,531 shares of Allergan common stock directly owned by or allocated to Valeant or its affiliates;

•	pursuant to the Pershing Square letter agreement, Valeant exchanges 28,281,107 shares of Allergan common stock for Valeant common shares at an exchange ratio of 1.22659;

•	pursuant to the second-step merger, those 28,281,107 shares, the 597,531 shares of Allergan common stock directly owned by or allocated to Valeant and the shares of Allergan common stock acquired pursuant to the offer are cancelled;

•

the information about options and restricted share awards, inclusive of restricted stock units, restricted shares and phantom stock units, contained in the Allergan 10-K and the Allergan 14D-9 is accurate and remains current at consummation of the second-step merger and, in connection with the second-step merger, (1) unvested options to purchase Allergan common stock are rolled into unvested options to purchase Valeant common shares with the same spread (relative to exercise price), (2) vested options to purchase Allergan common stock are treated as though they were shares of Allergan common stock with a market value equal to their aggregate spread (relative to exercise price) receiving the Standard Election Consideration per share and (3) Allergan restricted share awards, inclusive of restricted stock units, restricted shares and phantom stock units, are treated as though they were an equivalent number of shares of Allergan common stock receiving the Standard Election Consideration per share and the consideration the holders of those Allergan restricted share awards receive is rolled into restricted share awards designated in Valeant common shares and a cash-based award subject to the same vesting terms (and for purposes of determining the number of Valeant common shares on a diluted basis represented by shares issued in respect of Allergan options and restricted share awards, inclusive of restricted stock units, restricted shares and phantom stock units, as discussed in this bullet, assuming that option spreads and the diluted share calculation are based on the closing price of Valeant common shares as of August 21, 2014); and

•	Valeant does not elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase additional Valeant common shares.

Purpose of the Offer; Second-Step Merger

The purpose of the offer is for Valeant to acquire control of, and promptly thereafter, the entire equity interest of, Allergan. Valeant intends, promptly after consummation of the offer, to cause Allergan to merge with Purchaser, after which Allergan would be a direct or indirect, wholly owned subsidiary of Valeant. The purpose of the second-step merger is for Valeant to acquire all issued and outstanding shares of Allergan common stock that are not acquired in the offer.

In the second-step merger, each remaining share of Allergan common stock (other than shares held by Valeant and its affiliates and shares held in treasury by Allergan and other than shares held by Allergan stockholders who properly exercise applicable dissenters’ rights under Delaware law), which we refer to as a remaining share, will be cancelled and converted into the right to receive, at the election of the holder, the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to proration.

Valeant will prorate elections in the second-step merger in a manner similar to proration of elections in the offer. In particular, Valeant will pay pursuant to the second-step merger, for the remaining shares, an amount equal to the number of such shares times the average cash per share Purchaser pays in the offer, which we refer to as the total cash payable in the second-step merger. For this purpose, the average cash per share Purchaser pays in the offer is the total cash payable in the offer divided by the number of shares acquired in the offer.

If, after taking into account elections by holders of remaining shares, the cash payable in the second-step merger would otherwise be greater than the total cash payable in the second-step merger, the number of remaining shares covered by Cash Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the second-step merger is no longer greater than the total cash payable in the second-step merger (and the remaining shares no longer covered by Cash Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Stock Elections). If, after giving effect to the prior sentence, the cash payable in the second-step merger is still greater than the total cash payable in the second-step merger, the number of remaining shares covered by Standard Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the second-step merger is no longer greater than the total cash payable in the second-step merger (and the remaining shares no longer covered by Standard Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Stock Elections).

If, after taking into account elections by holders of remaining shares, the cash payable in the second-step merger would otherwise be less than the total cash payable in the second-step merger, the number of remaining shares covered by Stock Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the second-step merger is no longer less than the total cash payable in the second-step merger (and the remaining shares no longer covered by Stock Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Cash Elections). If, after giving effect to the prior sentence, the cash payable in the second-step merger is still less than the total cash payable in the second-step merger, the number of remaining shares covered by Standard Elections will be deemed reduced pro rata by the least amount required so that the cash payable in the second-step merger is no longer less than the total cash payable in the second-step merger (and the remaining shares no longer covered by Standard Elections as a result of such pro rata reduction will thereupon automatically be deemed to be covered by Cash Elections).

Promptly after the second-step merger, Valeant will send election forms to holders of remaining shares enabling them to make Standard Elections, Cash Elections or Stock Elections with respect to their shares. Holders of remaining shares who do not make an election will be treated as if they made the election made for the greatest number of remaining shares in respect of which an affirmative election was made. This could be any of the Standard Election, the Cash Election or the Stock Election and, as a result, those Allergan stockholders could receive a mix of cash and Valeant common shares, all cash or all Valeant common shares, respectively, subject, in each case, to proration. For example, if Allergan stockholders who tender their shares of Allergan common stock in the offer and affirmatively make an election were to make the Standard Election for a majority of their shares of Allergan common stock tendered in the offer, then the non-electing Allergan stockholders would, subject to proration, receive the Standard Election Consideration.

Because it will take some time after the second-step merger for holders of remaining shares to complete and return their election forms, Valeant expects that there will be a delay of several weeks before holders of remaining shares will be eligible to receive their merger consideration. Valeant does not intend to pay interest on the merger consideration.

After the second-step merger, Valeant will own all of the issued and outstanding shares of Allergan common stock. See the sections of this offer to exchange titled “The Offer—Elections and Proration”; “The Offer—Statutory Requirements; Approval of the Second-Step Merger”; and “The Offer—Plans for Allergan.”

Statutory Requirements; Approval of the Second-Step Merger

Under Section 251(h) of the DGCL, if (a) Allergan and Purchaser have entered into a merger agreement approving the offer and second-step merger under Section 203 of the DGCL and opting into Section 251(h) of the DGCL before consummation of the offer and (b) Purchaser acquires shares of Allergan common stock pursuant to the offer and, following consummation of the offer, owns a majority of the outstanding shares of Allergan common stock, Purchaser will be able to effect the second-step merger as a “short form” merger without further approval of the Allergan Board or a vote of the remaining Allergan stockholders. The offer is effectively conditioned on those events occurring (since it is conditioned on the Allergan Board taking steps to assure that the second-step merger can be completed in the short-form manner permitted by Section 251(h) of the DGCL and on the tender of a number of shares of Allergan common stock which, together with any other shares of Allergan common stock that Purchaser owns or has a right to acquire, is a majority of the total number of outstanding shares of Allergan common stock). Valeant intends to take all necessary and appropriate action to cause the second-step merger to become effective promptly after consummation of the offer, without a meeting of Allergan stockholders.

Under Article 15 of the Allergan Charter, in addition to any affirmative vote required by applicable law or specified in any agreement, the approval of the second-step merger with an “interested stockholder” (defined for this purpose generally as an owner of 5% or more of Allergan’s outstanding voting stock) that has not been approved by a majority of the “independent directors” (defined as the members of the Allergan Board who were directors of Allergan prior to any person becoming an interested stockholder or were recommended for election or elected to succeed such directors by a majority of such directors) prior to the date that such stockholder became an interested stockholder requires the affirmative vote of the holders of not less than a majority of the shares held by persons other than the interested stockholder then outstanding. The offer is conditioned on a majority of the independent directors (within the meaning of Article 15 of the Allergan Charter) having determined that Valeant is not an interested stockholder within the meaning of Article 15 of the Allergan Charter, or Article 15 having been otherwise rendered inapplicable to the offer and the second-step merger.

Appraisal/Dissenters’ Rights

Allergan stockholders do not have dissenters’ or appraisal rights in connection with the offer. However, in connection with the second-step merger, which Valeant expects to be consummated without a vote of Allergan stockholders, Allergan stockholders who have not tendered their shares of Allergan common stock in the offer will have rights under Delaware law to dissent from the second-step merger and demand appraisal of their shares of Allergan common stock. Stockholders who perfect appraisal rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive a cash payment equal to the “fair value” of their shares of Allergan common stock, as determined by a Delaware court. Because appraisal rights are not available in connection with the offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. Any such judicial determination of the fair value of the shares of Allergan common stock could be based upon considerations other than or in addition to the consideration paid in the offer and the market value of the shares of Allergan common stock. Allergan stockholders should recognize that the value so determined could be higher or lower than, or the same as, the consideration per share paid pursuant to the offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the shares of Allergan common stock is less than the consideration paid in the offer or in such a merger.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. BECAUSE OF THE COMPLEXITY OF DELAWARE LAW RELATING TO APPRAISAL RIGHTS, WE ENCOURAGE YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL COUNSEL. THE FOREGOING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL. IN PARTICULAR, THE DESCRIPTION OF SECTION 262 ABOVE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTION, A COPY OF WHICH IS ATTACHED TO THIS OFFER TO EXCHANGE AS ANNEX A.

Plans for Allergan

The offer is the first step in Valeant’s plan to acquire all of the issued and outstanding shares of Allergan common stock. Valeant intends, promptly following acceptance for exchange and exchange of shares of Allergan common stock in the offer, to effect the second-step merger pursuant to which Valeant will acquire all remaining shares of Allergan common stock. See the sections of this offer to exchange titled “The Offer—Purpose of the Offer; Second-Step Merger” and “The Offer—Statutory Requirements; Approval of the Second-Step Merger.”

On July 11, 2014, Pershing Square filed a definitive solicitation statement pursuant to which it is seeking revocable proxies from Allergan stockholders to empower PS Fund 1 to deliver written requests to Allergan’s Corporate Secretary to call a special meeting of Allergan stockholders for the purposes of, among other things: (1) removing from office, without cause, six out of nine members of the current Allergan Board (i.e., a majority); (2) requesting that the Allergan Board elect or appoint six nominees proposed by Pershing Square; and (3) requesting that the Allergan Board promptly engage in good faith discussions with Valeant regarding Valeant’s offer to merge with Allergan, without in any way precluding discussions the Allergan Board may choose to engage in with other parties potentially offering higher value. See the section in this offer to exchange titled “Background of the Offer” for a discussion of Valeant’s offer to merge with Allergan. In order for Allergan’s Corporate Secretary to call a special meeting, Allergan must receive a written request for a special meeting from the holders of record of at least 25% of the outstanding Allergan common stock along with Special Meeting Requests that include substantial amounts of information signed by Proposing Persons with a combined Net Long Beneficial Ownership position of at least 25% of the outstanding shares of Allergan common stock (capitalized terms in this sentence are used as defined in the Allergan Bylaws). See the section in this offer to exchange titled “Comparison of Holders’ Rights.”

The Allergan Board has refused to discuss the offer with Valeant. Prior to making a public proposal to acquire Allergan, Valeant sought to engage in discussions regarding a business combination with Allergan. Since making its initial public proposal on April 22, 2014, Valeant has continued to publicly express a desire to enter into a negotiated business combination with Allergan and remains willing to and has continued to seek to negotiate with Allergan with respect to a combination of Valeant and Allergan. However, in light of Allergan’s unwillingness to engage with Valeant with respect to a negotiated transaction with Allergan and the Allergan Board’s public statements with respect to Valeant’s prior proposals and because Valeant does not believe that it is appropriate for the Allergan Board to have a veto right over whether the offer is made available to Allergan stockholders, Valeant is making the offer directly to Allergan stockholders on the terms and conditions set forth in this offer to exchange as an alternative to a negotiated transaction. See the section of this offer to exchange titled “Background of the Offer.”

If, and to the extent that, Valeant (and/or any of Valeant’s subsidiaries) acquires control of Allergan or otherwise obtains access to the books and records of Allergan, Valeant intends to conduct a detailed review of Allergan’s business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in Allergan’s business, facility locations, corporate structure, rationalization of employment and cost levels, research and product development, marketing strategies, capitalization, management structure and personnel or dividend policy.

Except as indicated in this offer to exchange, neither Valeant nor any of Valeant’s subsidiaries has any current plans or proposals that relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation of Allergan or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Allergan or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of Allergan or any of its subsidiaries, (4) any change in the current Allergan Board or management of Allergan or any change to any material term of the employment contract of any executive officer of Allergan, (5) any other material change in Allergan’s corporate structure or business, (6) any class of equity security of Allergan being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of Allergan becoming eligible for termination of registration under Section  12(g)(4) of the Exchange Act.

Effect of the Offer on the Market for Shares of Allergan Common Stock; NYSE Listing; Registration under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares of Allergan Common Stock

The exchange of shares of Allergan common stock by Valeant pursuant to the offer will reduce the number of shares of Allergan common stock that might otherwise trade publicly and will reduce the number of holders of shares of Allergan common stock, which could adversely affect the liquidity and market value of the remaining shares of Allergan common stock held by the public. The extent of the public market for Allergan common stock and the availability of quotations reported in the over-the-counter market depends upon the number of stockholders holding Allergan common stock, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors. According to the Allergan 10-Q, as of July 31, 2014, there were 307,605,860 shares of Allergan common stock outstanding (including 10,422,051 treasury shares), and according to the Allergan 10-K, there were approximately 4,420 holders of record of Allergan common stock as of February 14, 2014. Valeant intends, promptly after consummation of the offer, to cause Allergan to merge with Purchaser.

NYSE Listing

The shares of Allergan common stock are quoted on the NYSE. Depending upon the number of shares of Allergan common stock exchanged pursuant to the offer and the number of Allergan stockholders remaining thereafter, the shares of Allergan common stock may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE’s published guidelines, the NYSE would consider delisting the shares of Allergan common stock if, among other things, (1) the number of total stockholders of Allergan should fall below 400, (2) the number of total stockholders should fall below 1,200 and the average monthly trading volume for the shares of Allergan common stock is less than 100,000 for the most recent 12 months or (3) the number of publicly held shares of Allergan common stock (exclusive of holdings of officers and directors of Allergan and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000.

If, as a result of the exchange of shares of Allergan common stock pursuant to the offer or otherwise, the shares of Allergan common stock no longer meet the requirements of the NYSE for continued listing and the listing of the shares of Allergan common stock is discontinued, the market for the shares of Allergan common stock could be adversely affected. If the NYSE were to delist the shares of Allergan common stock, it is possible that the shares of Allergan common stock would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Allergan common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Valeant cannot predict whether the reduction in the number of shares of Allergan common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares of Allergan common stock or whether it would cause future market prices to be greater or less than the consideration being offered in the offer. If shares of Allergan common stock are not delisted prior to the second-step merger, then shares of Allergan common stock will cease to be listed on the NYSE upon consummation of the second-step merger. Valeant intends, promptly after consummation of the offer, to cause Allergan to merge with Purchaser.

Registration Under the Exchange Act

Allergan common stock is currently registered under the Exchange Act. This registration may be terminated upon application by Allergan to the SEC if Allergan common stock is not listed on a “national securities exchange” and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by Allergan to holders of Allergan common stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to Allergan common stock. In addition, “affiliates” of Allergan and persons holding “restricted securities” of Allergan may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of Allergan common stock is not terminated prior to the second-step merger, then the registration of Allergan common stock under the Exchange Act will be terminated upon consummation of the second-step merger. Valeant intends, promptly after consummation of the offer, to cause Allergan to merge with Purchaser.

Margin Regulations

Shares of Allergan common stock are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the offer, it is possible that the shares of Allergan common stock might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such shares of Allergan common stock could no longer be used as collateral for loans made by brokers. In addition, if registration of the shares of Allergan common stock under the Exchange Act were terminated, the shares of Allergan common stock would no longer constitute “margin securities.” Valeant intends, promptly after consummation of the offer, to cause Allergan to merge with Purchaser.

Conditions to the Offer

Notwithstanding any other provision of the offer and in addition to (and not in limitation of) Valeant’s right to extend and amend the offer at any time, in its discretion, Valeant shall not be required to accept for exchange any shares of Allergan common stock tendered pursuant to the offer, shall not (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) be required to make any exchange for shares of Allergan common stock accepted for exchange and may extend, terminate or amend the offer, if immediately prior to the expiration of the offer, in the reasonable judgment of Valeant, any one or more of the following conditions shall not have been satisfied:

Minimum Tender Condition

There shall have been validly tendered and not properly withdrawn prior to the expiration of the offer, a number of shares of Allergan common stock which, together with any other shares of Allergan common stock that Purchaser then owns or has a right to acquire, is a majority of the total number of outstanding shares of Allergan common stock on a fully diluted basis as of the date that we accept shares of Allergan common stock for exchange pursuant to the offer.

Anti-Takeover Devices Condition

The impediments to the consummation of the offer and the second-step merger imposed by the Allergan Board, or which the Allergan Board can remove, shall have been rendered inapplicable to the offer and the second-step merger. Satisfaction of the condition requires the following in the reasonable judgment of Valeant:

•	the Allergan Board shall have redeemed the poison pill rights issued pursuant to the Rights Agreement, or those poison pill rights shall have been otherwise rendered inapplicable to the offer and the second-step merger;

•	the Allergan Board shall have approved the offer and the second-step merger under Section 203 of the DGCL, or Section 203 of the DGCL shall otherwise be inapplicable to the offer and the second-step merger;

•	the Allergan Board shall have taken steps to assure that the second-step merger can be completed in the short-form manner permitted by Section 251(h) of the DGCL;

•	a majority of the independent directors (within the meaning of Article 15 of the Allergan Charter) shall have determined that Valeant is not an interested stockholder within the meaning of Article 15 of the Allergan Charter, or Article 15 of the Allergan Charter shall have been otherwise rendered inapplicable to the offer and the second-step merger; and

•	any other impediments to the consummation of the offer and second-step merger of which Valeant is (on the date of this offer to exchange) unaware and which the Allergan Board can remove shall have been removed or otherwise rendered inapplicable to the offer and the second-step merger.

Valeant Shareholder Approval Condition

Valeant shareholders shall have approved the issuance of Valeant common shares contemplated in connection with the offer and the second-step merger, in accordance with the rules of the NYSE and the TSX, on which the Valeant common shares are listed. Valeant has filed a preliminary proxy statement with respect to a special meeting of Valeant shareholders to obtain this approval promptly after the date of this offer to exchange.

Competition Laws Condition

The HSR Condition shall have been satisfied. In addition the waiting period (or extension thereof) applicable to the offer and the second-step merger under any applicable antitrust laws and regulations (other than the HSR Act) shall have expired or been terminated, and any approvals or clearances determined by Valeant to be required or advisable thereunder shall have been obtained.

Stock Exchange Listing Condition

The Valeant common shares issuable to Allergan stockholders in connection with the offer and the second-step merger shall have been approved for listing on the NYSE and TSX, subject to official notice of issuance in the case of the NYSE and subject to customary conditions in the case of the TSX.

Registration Statement Condition

The registration statement of which this offer to exchange is a part shall have become effective under the Securities Act. No stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

No Injunction Condition

No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute or ordinance, common law, rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award or agency requirement (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the offer and the second-step merger.

No Allergan Material Adverse Effect Condition

Since December 31, 2013, there shall not have occurred any change, event, circumstance or development that has had, or would reasonably be likely to have, an Allergan Material Adverse Effect.

When we refer to an Allergan Material Adverse Effect, we mean any material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Allergan and its subsidiaries, taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute an Allergan Material Adverse Effect: (1) changes in the economy or financial markets generally in the United States or any foreign jurisdiction; (2) changes that are the result of factors generally affecting the pharmaceutical industry; (3) changes in generally accepted accounting principles; (4) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of the commencement of the offer; (5) any general regulatory, legislative or political conditions or securities, credit, financial or other capital market conditions, in each case in the United States or any foreign jurisdiction; (6) changes in law, including rules, regulations and administrative policies of the the FDA, or interpretations thereof, in each case of general applicability; (7) earthquakes, hurricanes, tornados or other natural disasters; (8) a decline in the price of the Allergan common stock on the NYSE, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, event, circumstance, occurrence or development underlying such decline has resulted in, or contributed to, an Allergan Material Adverse Effect; (9) any failure by Allergan to meet any estimates of revenues or earnings or other financial or operating metrics (whether such projections were made by Allergan or independent third parties) for any period ending on or after the date of the commencement of the offer, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, event, circumstance, occurrence or development underlying such failure has resulted in, or contributed to, an Allergan Material Adverse Effect; and (10) the approval or disapproval by, or the delay of a determination of approval or disapproval by, the FDA or any governmental entity, or any panel or advisory body empowered or appointed thereby, with respect to the Allergan products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by Allergan or any of its subsidiaries and all products with respect to which Allergan or any of its subsidiaries has royalty rights; provided, further, that, with respect to clauses (1), (2), (3), (4), (5), (6) and (7), such change, effect, event, circumstance, occurrence or development does not (i) primarily relate only to (or have the effect of primarily relating to) Allergan and its subsidiaries or (ii) have a disproportionate adverse effect on Allergan and its subsidiaries compared to other companies of similar size operating in the pharmaceutical industry (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether an Allergan Material Adverse Effect has occurred).

Other Conditions to the Offer

None of the following events shall have occurred and be continuing and be of a nature that could reasonably be expected to make it inadvisable for us to complete the offer or second-step merger:

(1) there shall be threatened, instituted or pending any action, proceeding or application before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, (i) which challenges the acquisition by Valeant of Allergan common stock, seeks to restrain, delay or prohibit the consummation of the offer or the second-step merger or seeks to obtain any material damages or otherwise directly or indirectly relates to the offer or the second-step merger, (ii) which seeks to prohibit or impose material limitations on Valeant’s acquisition, ownership or operation of all or any portion of Valeant’s or Allergan’s businesses or assets (including the businesses or assets of their respective affiliates and subsidiaries) or of Allergan common stock (including, without limitation, the right to vote the shares purchased by Valeant or Pershing Square or an affiliate thereof, on an equal basis with all other shares of Allergan common stock on all matters presented to the stockholders of Allergan), or seeks to compel Valeant to dispose of or hold separate all or any portion of its own or Allergan’s businesses or assets (including the businesses or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the offer or the second-step merger, (iii) which might adversely affect Allergan, Valeant, or any of their respective affiliates or subsidiaries, which we refer to as an Adverse Effect, or result in a diminution in the value of shares of Allergan common stock or the benefits expected to be derived by us as a result of the transactions contemplated by the offer and the second-step merger, which we refer to as a Diminution in Value; or (iv) which seeks to impose any condition to the offer or the second-step merger unacceptable to Valeant, except that this condition will not fail to be satisfied as a result of a governmental entity requiring that Valeant (A) sell, divest, license or otherwise dispose of any and all of the capital stock, assets, rights, products or businesses of either Allergan and its subsidiaries or Valeant and its subsidiaries or (B) accept any other restriction on the activity of Allergan and its subsidiaries or Valeant and its subsidiaries, in each case in connection with any approval determined by Valeant to be required or advisable under any applicable competition law;

(2) other than the waiting periods under the HSR Act and any other applicable antitrust laws and regulations, any statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the offer, the second-step merger or the transactions contemplated by the offer or second-step merger that might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (1) above, except that this condition will not fail to be satisfied as a result of a governmental entity requiring that Valeant (i) sell, divest, license or otherwise dispose of any and all of the capital stock, assets, rights, products or businesses of either Allergan and its subsidiaries or Valeant and its subsidiaries or (ii) accept any other restriction on the activity of Allergan and its subsidiaries or Valeant and its subsidiaries, in each case in connection with any approval determined by Valeant to be required or advisable under any applicable competition law;

(3) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority or other regulatory agency on, or any other event which might affect the extension of credit by, banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

(4) other than the poison pill rights issued pursuant to the Rights Agreement, since December 31, 2013, Allergan or any subsidiary of Allergan shall have (i) issued, distributed, pledged or sold, or authorized, or proposed the issuance, distribution, pledge or sale of (A) any shares of its capital stock (other than sales or issuances pursuant to the present terms of employee stock awards outstanding on the date of this offer to exchange) of any class (including, without limitation, Allergan common stock) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of Allergan (other than any employee awards referred to in the financial statements in Allergan’s Quarterly Report on Form 10-Q for the period ended June 30, 2014), (B) any other securities in respect of, in lieu of or in substitution for Allergan common stock or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding shares of Allergan common stock or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any shares of Allergan common stock or any other security, whether payable in cash, securities or other property, other than Allergan’s regular quarterly dividend of $0.05 per share of Allergan common stock, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of Allergan, which in any of the cases described in (i) through (vii) above might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value;

(5) Allergan or any of its subsidiaries shall have amended or proposed or authorized any amendment to the Allergan Charter, the Allergan Bylaws or similar organizational documents, or we shall have learned that Allergan or any of its subsidiaries shall have proposed, adopted or recommended any such amendment, which has not previously been publicly disclosed by Allergan and also set forth in filings with the SEC prior to commencement of the offer, in a manner that, in the reasonable judgment of Valeant, might, directly or indirectly, (i) delay or otherwise restrain, impede or prohibit the offer or the second-step merger or (ii) prohibit or limit the full rights of ownership of shares of Allergan common stock by Valeant or any of its affiliates, including, without limitation, the right to vote any shares of Allergan common stock acquired by Valeant pursuant to the offer or otherwise on all matters properly presented to Allergan stockholders;

(6) Allergan or any of its subsidiaries shall have transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into or otherwise effected with its officers or any other employees any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased benefits to such employee or employees as a result of or in connection with the transactions contemplated by the offer or the second-step merger;

(7)(i) a tender or exchange offer for some or all of the shares of Allergan common stock has been publicly proposed to be made or has been made by another person (including Allergan or any of its subsidiaries or affiliates, but excluding Valeant or any of its affiliates), or has been publicly disclosed, or Valeant otherwise learns that any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of Allergan (including the Allergan common stock), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Allergan (including the Allergan common stock) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on the date of this offer to exchange, (ii) any such person or group which, prior to the date of this offer to exchange, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of Allergan, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of Allergan constituting 1% or more of any such class or series, (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving Allergan or (iv) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Allergan or any assets or securities of Allergan; or

(8) Allergan or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving Allergan or any of its subsidiaries or the purchase or exchange of securities or assets of Allergan or any of its subsidiaries any type of option, warrant or right which, in Valeant’s reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any shares of Allergan common stock or other securities, assets or business of Allergan or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination, purchase or exchange.

Each of the conditions under this section of this offer to exchange titled “The Offer—Conditions to the Offer” is for the sole benefit of Valeant and may be asserted by Valeant regardless of the circumstances (including any action or inaction by us) giving rise to any such conditions or may be waived by Valeant in whole or in part at any time and from time to time in Valeant’s sole discretion. The determination as to whether any condition has occurred shall be in Valeant’s reasonable judgment and that judgment shall be final and binding on all parties. The failure by Valeant at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the fact that Valeant reserves the right to assert the occurrence of a condition following acceptance for exchange but prior to exchange in order to delay issuance of Valeant common shares or cancel Valeant’s obligation to pay the consideration payable for properly tendered shares of Allergan common stock, Valeant will either promptly pay that consideration for properly tendered shares of Allergan common stock or promptly return such shares of Allergan common stock.

A public announcement shall be made of a material change in, or waiver of, such conditions, and the offer may, in certain circumstances, be extended in connection with any such change or waiver.

Dividends and Distributions

If, on or after the date hereof, Allergan should (1) split, combine or otherwise change the Allergan common stock or its capitalization, (2) acquire currently outstanding Allergan common stock or otherwise cause a reduction in the number of shares of outstanding Allergan common stock or (3) issue or sell additional Allergan common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options to acquire, any of the foregoing, other than Allergan common stock issued pursuant to the exercise of stock options outstanding as of the date of this offer to exchange, then, subject to the conditions of the offer above, Valeant, in its sole discretion, may make such adjustments as it deems appropriate in the offer price and other terms of the offer, including, without limitation, the number or type of securities offered to be purchased.

If, on or after the date of this offer to exchange, Allergan should declare or pay any cash dividend on the Allergan common stock or other distribution on the Allergan common stock, other than Allergan’s regular quarterly dividend of $0.05 per share of Allergan common stock, or issue with respect to the Allergan common stock any additional Allergan common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the shares of Allergan common stock purchased pursuant to the offer to Valeant or its nominee or transferee on Allergan’s stock transfer records, then, subject to the conditions of the offer above, (1) the offer price and other terms of the offer may, in Valeant’s sole discretion, be adjusted to reflect the amount of any such cash dividend or cash distribution and (2) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for Valeant’s account and will be required to be promptly remitted and transferred by each tendering stockholder to the exchange agent for our account, accompanied by appropriate documentation of transfer, or (ii) at Valeant’s direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to Valeant. Pending such remittance and subject to applicable law, Valeant will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by Valeant in its sole discretion.

Certain Legal Matters

General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to Allergan, Valeant is not aware of any licenses or other regulatory permits which appear to be material to the business of Allergan and which might be adversely affected by the acquisition of Allergan common stock by Valeant pursuant to the offer or the second-step merger or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Allergan common stock by Valeant pursuant to the offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Allergan’s or Valeant’s business or that certain parts of Allergan’s or Valeant’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Valeant to elect to terminate the offer without the acceptance for exchange of Allergan common stock thereunder. Valeant’s obligation under the offer to accept for exchange and issue Valeant common shares is subject to certain conditions specified above.

Antitrust Clearance. The offer is subject to review by the Federal Trade Commission, which we refer to as the FTC, and the Department of Justice, which we refer to as the DOJ, and collectively with the FTC we refer to as the antitrust agencies. Under the HSR Act, the offer may not be completed until certain information has been provided to the antitrust agencies and the applicable HSR Act waiting period has expired or been terminated.

Pursuant to the requirements of the HSR Act, Valeant has filed a Notification and Report Form with respect to the offer and the second-step merger with the FTC and the DOJ and requested early termination of the HSR Act waiting period. The FTC extended the initial waiting period by issuing the Second Request. As a result, the statutory waiting period will extend until 30 days after Valeant has substantially complied with the Second Request, unless it is earlier terminated by the applicable antitrust agency.

The antitrust agencies frequently scrutinize the legality under the antitrust laws of transactions such as Valeant’s acquisition of Allergan common stock pursuant to the offer. At any time before or after the consummation of any such transactions, one of the antitrust agencies could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the exchange of shares pursuant to the offer or seeking divestiture of the Allergan common stock so acquired or divestiture of certain of Valeant’s or Allergan’s assets. States and private parties may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the offer and/or the second-step merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See the section of this offer to exchange titled “The Offer—Conditions to the Offer” for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

The offer and/or the second-step merger may also be subject to review by antitrust authorities in jurisdictions outside the United States. Under some of these jurisdictions, the offer and/or the second-step merger may not be consummated before a notification has been submitted to the relevant antitrust authority and/or certain consents, approvals, permits or authorizations have been obtained and/or the applicable waiting period has expired or has been terminated; in addition, there may be jurisdictions where the submission of a notification is only voluntary but advisable. Valeant intends to identify such jurisdictions as soon as possible. Valeant intends to make all necessary and advisable (at the sole discretion of Valeant) notifications in these jurisdictions as soon as practicable. The consummation of the offer and/or of the second-step merger is subject to the condition that the waiting period (or extension thereof) applicable to the offer and the second-step merger under any applicable antitrust laws and regulations shall have expired or been earlier terminated, and any approvals or clearances determined by Valeant to be required or advisable thereunder shall have been obtained.

Article 15 of the Allergan Charter. Under Article 15 of the Allergan Charter, in addition to any affirmative vote required by applicable law or specified in any agreement, the approval of a merger with an “interested stockholder” (defined for this purpose generally as an owner of 5% or more of Allergan’s outstanding voting stock) that has not been approved by a majority of the “independent directors” (defined as the members of the Allergan Board who were directors of Allergan prior to any person becoming an interested stockholder or were recommended for election or elected to succeed such directors by a majority of such directors) prior to the date that such stockholder became an interested stockholder, requires the affirmative vote of the holders of not less than a majority of the shares of Allergan common stock held by persons other than the interested stockholder then outstanding. The offer is conditioned on a majority of the independent directors (within the meaning of Article 15 of the Allergan Charter) having determined that Valeant is not an interested stockholder within the meaning of Article 15 of the Allergan Charter, or Article 15 having been otherwise rendered inapplicable to the offer and the second-step merger.

Valeant and its affiliates and associates are the owners of only 100 shares of Allergan common stock (far below the 5% threshold specified in Article 15), and thus Valeant is not an interested stockholder (and the second-step merger would not be a business combination with an interested stockholder) within the meaning of Article 15. However, Article 15 gives the independent directors of Allergan the power to determine whether Valeant is an interested stockholder (and whether the second-step merger would be a business combination with an interested stockholder), and Article 15 provides that good faith determinations of the independent directors about these matters are binding. It is possible that the independent directors have attempted to take or will attempt to take the position that Valeant is the ‘owner’ of all of the shares owned by PS Fund 1 and thus is an interested stockholder for purposes of Article 15 although Valeant does not believe such position is consistent with the terms of Article 15. That position would add unnecessary hurdles to the exchange offer, and would be analogous to other situations where boards have refused to approve nominees as ‘continuing directors’ for the narrow purpose of avoiding change of control provisions (a position that at least one Delaware court found to be a violation of the board’s fiduciary duties). If the independent directors were to take the position that Valeant is an interested stockholder (or that the second-step merger would be a business combination with an interested stockholder), Valeant believes that determination would not be in good faith and thus would not be binding (and could be reversed by a court or by a subsequent determination of the independent directors). In this regard, Valeant notes that the term ‘owner’ (as used in the definition of interested stockholder in Article 15) is not capitalized and thus has its ordinary meaning (rather than the specialized meaning set forth in Section 203 of the DGCL that Article 15 states applies to its capitalized terms). Under ordinary usage Valeant is not the owner of shares actually owned by PS Fund 1 and thus the independent directors have it within their power to unilaterally satisfy this condition (as they do for the conditions relating to the poison pill and Sections 203 and 251(h) of the DGCL).

Section 203 of the DGCL. The offer is subject to the condition that the Allergan Board shall have approved the offer and the second-step merger under Section 203 of the DGCL, or Valeant shall be satisfied, in its reasonable judgment, that Section 203 of the DGCL is inapplicable to the offer and the second-step merger. This condition will be satisfied if (1) prior to the acceptance for exchange of shares of Allergan common stock pursuant to the offer, the Allergan Board shall have approved the offer and the second-step merger or (2) there are validly tendered and not properly withdrawn prior to the expiration time a number of shares of Allergan common stock that, together with the shares of Allergan common stock then beneficially owned by Valeant, would represent at least 85% of the voting stock of Allergan outstanding on the expiration date (excluding shares of Allergan common stock owned by certain employee stock plans and persons who are directors and also officers of Allergan).

Section 203 of the DGCL would otherwise apply to the second-step merger or any other “business combination” (as defined in Section 203) involving Valeant (and/or any of its subsidiaries) and Allergan. Section 203 could make it more difficult and/or significantly delay Valeant’s (and/or any of its subsidiaries’) ability to acquire all of the outstanding shares of Allergan common stock. Section 203, in general, prevents an “interested stockholder” (generally, a stockholder and an affiliate or associate thereof owning 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time such stockholder became an interested stockholder unless (1) before the stockholder became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares of stock owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (3) at or after the time the stockholder became an interested stockholder the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a Delaware corporation if, among other things, (1) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203, and such amendment is approved by (in addition to any other required vote) the affirmative vote of a majority of the shares of common stock of such corporation entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to the date of such adoption, (2) such corporation does not have a class of voting stock that is listed on a national securities exchange, or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (3) certain business combinations are proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which (i) is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and (ii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors. The description of Section 203 above is qualified in its entirety by reference to such section, a copy of which is attached to this offer to exchange as Annex B.

State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of “Control Shares” (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

We do not believe that any state takeover laws (other than Section 203 of the DGCL) purport to apply to the offer or the second-step merger. We have not currently complied with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the offer or the second-step merger and nothing in this offer to exchange or any action taken in connection with the offer or the second-step merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the offer or the second-step merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or the second-step merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, we might be unable to accept for payment or pay for Allergan common stock tendered pursuant to the offer, or be delayed in consummating the offer or the second-step merger. In such case, we may not be obliged to accept for payment or pay for any shares of Allergan common stock tendered pursuant to the offer.

Litigation.

Shareholder Derivative Suits Against the Allergan Board

The Police Retirement System of St. Louis v. Allergan, Inc. et al. On May 20, 2014, the Police Retirement System of St. Louis filed a shareholder action complaint in the Delaware Court of Chancery against Allergan and its directors seeking declaratory relief preventing the Allergan Board from considering constituencies other than shareholders in evaluating a takeover proposal by Pershing Square and Valeant. The complaint alleges that Article 16 of the Allergan Charter, which permits the Board to consider all constituencies when evaluating whether to sell Allergan, conflicts with the Allergan Board’s fiduciary duty to maximize shareholder value and therefore cannot be relied upon in sale deliberations. Plaintiff seeks a finding that Article 16 of the Allergan Charter is contrary to Delaware law in this context and requests an injunction preventing the Allergan Board from responding to Valeant’s takeover proposal without having shareholders’ interests as their sole consideration, among other relief. On June 13, 2014, this action was consolidated for all purposes with the City of Westland Police & Fire Retirement System and City of Riviera Beach Police Officers Pension Fund actions described herein.

City of Westland Police & Fire Retirement System v. Allergan, Inc. et al. On May 5, 2014, the City of Westland Police & Fire Retirement System filed a purported shareholder class action complaint in the Delaware Court of Chancery against Allergan and its directors alleging that the Allergan directors have breached their fiduciary duties by issuing an incorrect and/or misleading proxy disclosure concerning an amendment of the Allergan Charter, which has since been approved. The complaint seeks a declaration that the proposed amendment will not preclude stockholders from acting by written consent to remove and replace Allergan’s directors outside of the annual meeting to elect directors; that the proxy disclosure issued in connection with this amendment was incorrect and/or misleading; and that the Allergan directors breached their fiduciary duties in issuing this disclosure. The complaint also seeks an order directing the Allergan Board to issue a supplemental corrective disclosure regarding the amendment, among other relief.

On May 21, 2014, the Delaware Court of Chancery denied Westland Police & Retirement System’s motion for an expedited schedule. On June 13, 2014, this action was consolidated for all purposes with The Police Retirement System of St. Louis and City of Riviera Beach Police Officers Pension Fund actions described herein. The consolidated case was re-captioned In re Allergan, Inc. Stockholder Litigation.

On June 17, 2014, plaintiffs in the consolidated action filed a consolidated amended class action complaint. The consolidated complaint seeks, among other relief, (1) a declaration that the Allergan Charter and the Allergan Bylaws do not preclude Allergan’s stockholders from seeking to remove and replace Allergan’s directors outside of the annual meeting, provided that the proposed replacement directors were not presented for election at a stockholder meeting within the prior year; (2) a declaration that Allergan’s proxy disclosure issued on April 22, 2014 was incorrect and/or misleading; (3) a declaration that the Allergan directors breached their fiduciary duties in issuing this disclosure; (4) a declaration that Allergan stockholders have the right to petition the Court for a ruling overriding any appointments to fill board vacancies by a minority of Allergan’s directors; (5) a declaration that Allergan’s poison pill is not implicated by a stockholder rendering assistance to fellow stockholders in connection with requesting a special meeting; (6) a declaration that Allergan’s poison pill is not implicated by a stockholder soliciting proxies in connection with a petition to the Court under DGCL § 223(c); (7) an order invalidating Allergan’s poison pill and enjoining the Allergan Board from using it to the extent it is implicated as set forth in (5) or (6); (8) an order directing the Allergan Board to issue certain supplemental corrective disclosures related to the foregoing; (9) a declaration that Article 16 of the Allergan Charter is contrary to Delaware law in the context of a change of control proposal and therefore null and void; and (10) an order enjoining the Allergan Board from taking any steps to respond to Valeant’s takeover proposal, unless and until the board implements a process in which the consideration of the interests of Allergan’s stockholders is the board’s sole consideration.

On June 18, 2014, plaintiffs in the consolidated action moved for summary judgment as to certain counts of the complaint. A hearing on the motion for summary judgment was held on July 23, 2014. The motion remains pending. On July 1, 2014, defendants moved to dismiss the consolidated complaint pursuant to Court of Chancery Rules 12(b)(1) and 12(b)(6). The motion to dismiss remains pending.

City of Riviera Beach Police Officers Pension Fund v. Allergan, Inc. et al. On May 23, 2014, the City of Riviera Beach Police Officers Pension Fund filed a complaint in the Delaware Court of Chancery against Allergan and its directors alleging that the Allergan directors breached their fiduciary duties by issuing an incorrect and/or misleading proxy disclosure concerning an amendment of the Allergan Charter. The complaint seeks a declaration that the amendment will not preclude stockholders from acting by written consent to remove and replace Allergan’s directors outside of the annual meeting to elect directors; that the proxy disclosure issued in connection with this amendment was incorrect and/or misleading; and that the Allergan directors breached their fiduciary duties in issuing this disclosure. The complaint also seeks an order directing the Allergan Board to issue a supplemental corrective disclosure regarding the amendment, among other relief. On June 13, 2014, this action was consolidated for all purposes with the City of Westland Police & Fire Retirement System and The Police Retirement System of St. Louis actions described herein.

PS Fund 1 Poison Pill Action

On June 12, 2014, PS Fund 1 commenced an action in the Delaware Court of Chancery seeking declaratory and other equitable relief, including a declaration that (1) the actions by PS Fund 1 and other Allergan stockholders solely for the purpose of exercising the right to call a special meeting in compliance with the Allergan Bylaws’ requirements will not trigger the Rights Agreement, or alternatively (2) the relevant provisions of the Rights Agreement are invalid as a matter of law because they are inconsistent with the right to call a special meeting that is granted to stockholders in the Allergan Charter. On the same date, PS Fund 1 filed a motion seeking to expedite the resolution of the litigation. On June 27, 2014, PS Fund 1 and Allergan entered into a settlement resolving this litigation. The settlement provides the clarification sought by PS Fund 1 that its actions in connection with the PS Fund 1 solicitation and receipt of revocable proxies to call a special meeting of shareholders of Allergan will not trigger Allergan’s poison pill.

Securities Lawsuit Brought by Allergan

Allergan, Inc. et al. v. Valeant Pharmaceuticals International, Inc., et al. On August 1, 2014, Allergan commenced an action in the U.S. District Court for the Central District of California against Valeant, Valeant Pharmaceuticals International, Purchaser, Pershing Square, PS Management, GP, LLC, PS Fund 1 and William A. Ackman. The lawsuit alleges violations of Sections 13(d), 14(a), 14(e) and 20A of the Exchange Act and rules promulgated by the SEC under those Sections. The complaint seeks, among other relief, a declaration that defendants violated Rule 14e-3 and Sections 13(d), 14(a) and 14(e); an order requiring rescission of defendants’ purchases of Allergan securities; an order requiring defendants to file corrective disclosures; preliminary and/or permanent injunctive relief as may be necessary to prevent defendants from enjoying any rights or benefits from Allergan securities that were acquired unlawfully and to prevent irreparable injury to Allergan or its stockholders arising out of unlawful solicitations; damages under Section 20A of the Exchange Act; and costs and attorneys’ fees. On August 4, 2014, Allergan filed an application for an expedited schedule, which was denied on August 21, 2014.

On August 19, 2014, Valeant, Valeant Pharmaceuticals International and Purchaser filed an Answer to Complaint and Affirmative Defenses. The remaining defendants filed a separate answer on August 19, 2014. Also on August 19, 2014, Valeant, Valeant Pharmaceuticals International, Purchaser, PS Fund 1 and William A. Ackman filed Counterclaims against Allergan, David Pyott, Deborah Dunsire, Michael R. Gallagher, Trevor M. Jones, Louis J. Lavigne Jr., Russell T. Ray, Peter J. McDonnell, Timothy D. Proctor and Henri A. Termeer. The Counterclaims allege violations of Sections 14(a), 14(e) and 20A of the Exchange Act and rules promulgated by the SEC under those Sections, and seek, among other relief, an injunction requiring Allergan to issue corrective disclosures; an order enjoining further violations of Sections 14(a) and 14(e) of the Exchange Act and SEC Rules 14a-9 and 14a-3, and costs and attorneys’ fees.

Bylaws Action Against Allergan and Its Board

On August 22, 2014, Valeant, Valeant Pharmaceuticals International, Pershing Square and PS Fund 1 filed a verified complaint in the Delaware Court of Chancery against Allergan, David Pyott, Deborah Dunsire, Michael R. Gallagher, Trevor M. Jones, Louis J. Lavigne Jr., Russell T. Ray, Peter J. McDonnell, Timothy D. Proctor and Henri A. Termeer. The lawsuit alleges that the special meeting request submitted by PS Fund 1 complied with the Allergan Charter and all valid aspects of the Allergan Bylaws, that the Allergan Bylaws for calling a special meeting are invalid, and that Allergan’s directors breached their fiduciary duties with respect to the special meeting request. The complaint seeks, among other relief, (1) an order requiring that a special meeting be held within a reasonable period of time and before Allergan executes, consummates or reaches any binding agreement or understanding as to an alternative transaction; (2) a declaration that PS Fund 1 and supporting shareholders have validly requested a special meeting; (3) declarations that the Allergan Bylaws for calling a special meeting are invalid on their face and as applied to special meeting requests delivered to Allergan by PS Fund 1; (4) a declaration that the special meeting requests delivered to Allergan comply with all valid provisions of the Allergan Charter and Allergan Bylaws; (5) declarations that the Allergan directors breached their fiduciary duties by acting to delay the special meeting, acting to preclude Valeant’s acquisition proposal, and unreasonably interpreting the Allergan Bylaws; and (6)  costs and attorneys’ fees.

Regulatory Approvals

In addition to the approvals and clearances described in the Competition Laws Condition, the offer and the second-step merger may also be subject to review by government authorities and other regulatory agencies, including in jurisdictions outside the U.S. Valeant intends to identify such authorities and jurisdictions as soon as practicable and to file as soon as possible thereafter all notifications that it determines are necessary or advisable under the applicable laws, rules and regulations of the respective identified authorities, agencies and jurisdictions for the consummation of the offer and/or the second-step merger and to file all post-completion notifications that it determines are necessary or advisable as soon as possible after completion has taken place.

Financing of the Offer; Source and Amount of Funds

Valeant estimates that the total amount of cash required to complete the transactions contemplated by the offer and the second-step merger will be approximately $20.75 billion (inclusive of transaction fees and expenses, including fees associated with new borrowings and/or issuances of debt securities in connection with the offer and second-step merger; exclusive of litigation expenses and exclusive of any cash and cash equivalents from Allergan). The estimated amount of cash required is based on Valeant’s due diligence review of Allergan’s publicly available information to date and is subject to change. For a further discussion of the risks relating to Valeant’s limited due diligence review, see the section of this offer to exchange titled “Risk Factors—Risk Factors Relating to the Offer and the Second-Step Merger.”

Valeant expects to have sufficient funds to complete the transactions contemplated by the offer and the second-step merger through a combination of (1) Valeant’s cash on hand ($531.2 million as of June 30, 2014) and (2) borrowings of up to $20.35 billion under the bank commitment discussed below.

In connection with the proposed combination with Allergan, Valeant has received a commitment letter from the Lenders to provide the Debt Financing. The term loan component of the banks’ commitment, comprising an aggregate principal amount of $8.0 billion, would be expected to be obtained as incremental term loans pursuant to Valeant’s existing credit agreement, dated as of February 13, 2012, which we refer to, as amended, restated, supplemented or otherwise modified from time to time, as the Senior Secured Credit Agreement, by and among Valeant, certain subsidiaries of Valeant, as guarantors, the lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as Administrative Agent and as Collateral Agent, and the other agents party thereto. Such incremental term loans would be comprised of a Term A Facility denominated in dollars in an aggregate principal amount of $1.0 billion, a Dollar Term B Facility denominated in dollars in an aggregate principal amount of $5.0 billion and a Euro Term B Facility denominated in euros in an aggregate principal amount of the euro equivalent of $2.0 billion. Such Term A Facility would mature on the fifth anniversary of the funding thereof and such Dollar Term B Facility and the Euro Term B Facility would each mature on the seventh anniversary of the funding thereof. The interest rates on the incremental facilities would be based on customary market LIBO-based rates. The obligations of Valeant and the guarantors under the Senior Secured Credit Agreement are secured by substantially all assets of Valeant and the guarantors, subject to certain exclusions.

The remainder of the Lenders’ commitment comprises (1) an aggregate principal amount of $2.75 billion which would be expected to be issued as senior secured notes or, in the event that proceeds in an aggregate principal amount of $2.75 billion would not be received by Valeant or its subsidiaries from the senior secured notes offering at or prior to the time the proposed combination with Allergan is consummated, borrowings by Valeant of senior secured increasing rate bridge loans under a new senior secured credit facility in an aggregate principal amount of $2.75 billion less the gross proceeds from the sale of senior secured notes issued on or prior to the time the proposed combination with Allergan is consummated; and (2) an aggregate principal amount of $9.6 billion which would be expected to be issued as senior unsecured notes or, in the event that proceeds in an aggregate principal amount of $9.6 billion would not be received by Valeant or its subsidiaries from the senior unsecured notes offering at or prior to the time the proposed combination with Allergan is consummated, borrowings by Valeant of senior unsecured increasing rate bridge loans under a new senior unsecured credit facility in an aggregate principal amount of $9.6 billion less the gross proceeds from the sale of senior unsecured notes issued on or prior to the time the proposed combination with Allergan is consummated.

Funding of the Lenders’ commitment is subject to certain customary conditions including, but not limited to, receipt of financial information, delivery of customary documentation relating to Valeant and its subsidiaries and consummation of the proposed combination with Allergan. The foregoing summary of the commitment letter is qualified in its entirety by reference to the actual language of the commitment letter, which is filed as Exhibit (b)(1) to Amendment No.3 to Schedule TO filed with the SEC on August 22, 2014 and incorporated herein by reference.

The unaudited pro forma balance sheet is adjusted to reflect the debt expected to be issued of $20.35 billion, and it is assumed that Valeant will incur approximately $400 million of debt discount. The pro forma interest expense reflects an estimated weighted-average interest rate of 6.0%.

To the extent that Valeant decides that a portion of the cash consideration in an acquisition of Allergan should not be funded from its own resources and/or proceeds from the Debt Financing, or if Valeant otherwise determines to use funds provided by Pershing Square, Valeant may also elect, pursuant to the Pershing Square relationship letter, to have Pershing Square purchase, immediately prior to consummation of a Valeant business combination with Allergan, for $400 million, Valeant common shares at a per share price reflecting a 15% discount to the then current market price of Valeant common shares.

Certain Relationships with Allergan and Interest of Valeant and Valeant’s Executive Officers and Directors in the Offer

Except as set forth in this offer to exchange, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates or any of the other persons set forth in Schedule I has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Allergan, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this offer to exchange or in the PS Fund 1 solicitation statement, there have been no contacts, negotiations or transactions during the past two years, between us or, to the best of our knowledge, any of the persons listed on Schedule I to this offer to exchange, on the one hand, and Allergan or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

As of the date of the offer, Valeant directly owns 100 shares of Allergan common stock and for purposes of the Exchange Act beneficially owns 28,878,638 shares of Allergan common stock, representing approximately 9.7% of the outstanding shares of Allergan common stock. The 100 shares were acquired by Valeant through an ordinary brokerage transaction on the open market. The shares of Allergan common stock acquired by PS Fund 1 were acquired through the exercise of options, closing out of forward purchase contracts and open market purchases. Valeant and, to the knowledge of Valeant, Pershing Square has not effected any transaction in securities of Allergan in the past 60 days.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Valeant and certain other information are set forth in Schedule I to this offer to exchange. Except as described in this offer to exchange and in Schedule I hereto, none of Valeant or, after due inquiry and to the best knowledge and belief of Valeant, any of the persons listed on Schedule I to this offer to exchange, has during the last five years (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as set forth in this offer to exchange, to Valeant’s knowledge, after reasonable inquiry, none of the persons listed on Schedule I to this offer to exchange, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Allergan or has effected any transaction in securities of Allergan during the past 60 days.

We do not believe that the offer and the second-step merger will result in a change in control under any of Valeant’s equity plans or any agreement between Valeant and any of its employees (including the persons listed on Schedule I to this offer to exchange). As a result, no stock options or other outstanding equity awards held by such persons will vest as a result of the offer and the second-step merger, nor will any employee (including the persons listed on Schedule I to this offer to exchange) have any rights to enhanced severance payments or benefits upon certain types of terminations following the offer and the second-step merger.

Agreements with Pershing Square

Valeant and Pershing Square have entered into several agreements relating to Allergan securities.

On February 25, 2014, Valeant and Pershing Square entered into the Pershing Square relationship letter, pursuant to which Pershing Square formed PS Fund 1 and Valeant Pharmaceuticals International and Pershing Square entered into an amended and restated limited liability company agreement of PS Fund 1 that generally reflected the understandings set forth in the Pershing Square relationship letter.

On May 30, 2014, Valeant entered into the Pershing Square letter agreement with Pershing Square to exchange 28,281,107 shares of Allergan common stock allocated funds managed by Pershing Square for Valeant common shares at an exchange ratio of 1.22659 Valeant common shares for each share of Allergan common stock. The exchange with Pershing Square is scheduled to close immediately after the consummation of the offer. See the section of this offer to exchange titled “Background of the Offer.”

Fees and Expenses

Valeant has retained MacKenzie Partners, Inc., which we refer to as the information agent, in connection with the offer. The information agent may contact holders of shares of Allergan common stock by mail, telephone, facsimile, the Internet, e-mail, newspapers and other publications of general distribution and in person and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the offer to beneficial owners of shares of Allergan common stock. Valeant will pay the information agent a customary fee for these services and the solicitation and advisory services described below, in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Valeant agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer.

Valeant has also retained MacKenzie Partners, Inc. for solicitation and advisory services in connection with certain solicitations described in this offer to exchange, for which MacKenzie Partners, Inc. will receive a reasonable and customary fee. Valeant has also agreed to reimburse MacKenzie Partners, Inc. for out-of-pocket expenses and to indemnify MacKenzie Partners, Inc. against certain liabilities and expenses, including reasonable legal fees and related charges.

Valeant has also received a commitment letter from the Lenders to provide financing for the offer and the second-step merger and Valeant has agreed to pay the Lenders certain fees relating to the Debt Financing. An affiliate of Barclays Capital Inc. is a Lender.

In addition, Valeant has retained American Stock Transfer & Trust Company, LLC as the exchange agent in connection with the offer. Valeant will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses.

Except as set forth above, Valeant will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. Valeant will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

The proposed combination with Allergan would be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, with Valeant being the accounting acquirer, which means that Allergan’s results of operations will be included with Valeant’s results of operations from the closing date and Allergan’s consolidated assets and liabilities will be recorded at their fair values at the same date.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of loss for the fiscal year ended December 31, 2013 and for the six months ended June 30, 2014 have been prepared by Valeant and give effect to the following transactions as if they had occurred on January 1, 2013:

•	The proposed combination with Allergan, including the Debt Financing; and

•	The acquisition of B&L by Valeant on August 5, 2013 and the effect from the debt and equity that were issued by Valeant to finance the acquisition.

The unaudited pro forma condensed combined balance sheet as of June 30, 2014 combines the historical consolidated balance sheets of Valeant and Allergan, giving effect to the proposed combination with Allergan, including the Debt Financing, as if it had occurred on June 30, 2014.

Valeant is not affiliated with Allergan and has not had the cooperation of Allergan’s management or due diligence access to Allergan or its business or management in the preparation of these unaudited pro forma condensed combined financial statements. Valeant has not received information from Allergan concerning its business and financial condition for any purpose, including preparing these unaudited pro forma condensed combined financial statements. Accordingly, these unaudited pro forma condensed combined financial statements have been prepared by Valeant based solely on publicly available information, including Allergan’s financial statements, analyst reports and investor presentations.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the aforementioned transactions, (2) factually supportable, and (3) with respect to the statements of loss, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the:

•	separate audited consolidated financial statements of Valeant as of and for the year ended December 31, 2013 and the related notes, included in the Valeant 10-K;

•	separate audited consolidated financial statements of Allergan as of and for the year ended December 31, 2013 and the related notes, included in the Allergan 10-K;

•	separate unaudited consolidated financial statements of B&L for the six months ended June 29, 2013 and the related notes, included in Valeant’s Current Report on Form 8-K/A filed on October 21, 2013;

•	separate unaudited consolidated financial statements of Valeant as of and for the six months ended June 30, 2014 and the related notes, included in the Valeant 10-Q; and

•	separate unaudited consolidated financial statements of Allergan as of and for the six months ended June 30, 2014 and the related notes, included in the Allergan 10-Q.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the proposed combination with Allergan and the acquisition of B&L been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. We are not aware of any material transactions between Valeant, Allergan and/or B&L (prior to its acquisition by Valeant on August 5, 2013) during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, with Valeant being the accounting acquirer. The accounting for the acquisition of Allergan is dependent upon certain valuations that are provisional and are subject to change. Valeant will finalize these amounts as it obtains the information necessary to complete the measurement process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. The differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Valeant’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisitions of Allergan and B&L, the costs to integrate the operations of Valeant, Allergan and B&L or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements, except for any of the foregoing relating to B&L that are already reflected in the historical financial statements of Valeant after the acquisition of B&L.

The unaudited pro forma condensed combined financial statements also do not give effect to the potential issuance, at Valeant’s option, of $400 million of Valeant common shares to Pershing Square at a per share price reflecting a 15% discount to the then-current market price of Valeant common shares.

The unaudited pro forma condensed combined financial statements also do not give effect to the sale of the rights to Restylane®, Perlane®, Emervel®, Sculptra®, and Dysport® for $1.4 billion in cash by Valeant to Galderma S.A. pursuant to the Asset Purchase Agreement, dated May 27, 2014, between Valeant and certain of its affiliates and Nestle S.A., which completed its acquisition of Galderma S.A. on July 8, 2014. The sale to Galderma S.A. was completed on July 10, 2014. For the year ended December 31, 2013 and the six months ended June 30, 2014, Valeant recognized revenue of $292.8 million and $104.2 million, respectively, from sales of these products.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF LOSS

For the year ended December 31, 2013

	Valeant[1]	B&L January 1 to June 29 2013[2]	B&L June 30 to August 4, 2013[3]	Pro forma adjustments (Note 6)		Valeant Pro forma for B&L	Allergan[4]	Pro forma adjustments (Note 7)		Valeant/Allergan combined pro forma
	I	II	III	IV		V=I+II+III+IV	VI	VII		V+VI+VII
	(All dollar amounts expressed in millions of U.S. dollars, except per share data)
Revenues
Product sales	$5,640.3	$1,575.4	$263.5	$—		$7,479.2	$6,197.5	$—		$13,676.7
Other revenues	129.3	—	—	—		129.3	102.9	—		232.2

	5,769.6	1,575.4	263.5	—		7,608.5	6,300.4	—		13,908.9

Expenses
Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	1,846.3	601.5	106.0	(266.5)	(a),(c)	2,287.3	795.8	—		3,083.1
Cost of other revenues	58.8	—	—	—		58.8	—	—		58.8
Selling, general and administrative	1,305.2	613.7	132.6	3.1	(c)	2,054.6	2,423.3	—		4,477.9
Research and development	156.8	134.1	36.5	1.3	(c)	328.7	1,041.2	—		1,369.9
Amortization and impairments of finite-lived intangible assets	1,902.0	69.7	13.4	113.6	(b)	2,098.7	128.1	3,167.9	(a)	5,394.7
Restructuring, integration and other costs	514.8	0.4	—	—		515.2	8.3	—		523.5
In-process research and development impairments and other charges	153.6	—	—	—		153.6	—	—		153.6
Acquisition-related costs	36.4	2.9	41.0	(55.8)	(d)	24.5	20.6	—		45.1
Acquisition-related contingent consideration	(29.2)	—	—	—		(29.2)	70.7	—		41.5
Other expense	234.4	0.9	—	—		235.3	3.1	—		238.4

	6,179.1	1,423.2	329.5	(204.3)		7,727.5	4,491.1	3,167.9		15,386.5

Operating (loss) income	(409.5)	152.2	(66.0)	204.3		(119.0)	1,809.3	(3,167.9)		(1,477.6)
Interest income	8.0	1.6	1.3	—		10.9	6.8	—		17.7
Interest expense	(844.3)	(124.9)	(21.7)	(52.6)	(e)	(1,043.5)	(74.6)	(1,271.4)	(b)	(2,389.5)
Loss on extinguishment of debt	(65.0)	(1.1)	—	1.1	(f)	(65.0)	—	—		(65.0)
Foreign exchange and other	(9.4)	(2.7)	(1.5)	—		(13.6)	(10.3)	—		(23.9)
Gain on investments, net	5.8	3.4	—	—		9.2	—	—		9.2

(Loss) income before (recovery of) provision for income taxes and equity in losses of equity method investee	(1,314.4)	28.5	(87.9)	152.8		(1,221.0)	1,731.2	(4,439.3)		(3,929.1)
(Recovery of) provision for income taxes	(450.8)	21.9	(22.3)	25.7	(g)	(425.5)	458.7	(1,176.4)	(c)	(1,143.2)
Equity in losses of equity method investee	—	7.4	—	—		7.4	—	—		7.4

(Loss) income from continuing operations	($863.6)	($0.8)	($65.6)	$127.1		($802.9)	$1,272.5	($3,262.9)		($2,793.3)

Income (loss) attributable to noncontrolling interest	2.5	1.4	(0.2)	—		3.7	3.6	—		7.3
(Loss) income attributable to Valeant from continuing operations	($866.1)	($2.2)	($65.4)	$127.1		($806.6)	$1,268.9	($3,262.9)		($2,800.6)

Basic loss per share	$(2.70)					$(2.42)				$(4.69)

Diluted loss per share	$(2.70)					$(2.42)				$(4.69)

Weighted-average number of common shares outstanding
Basic	321.0			13.0	(h)	334.0		263.1	(s)	597.1
Diluted	321.0			13.0	(h)	334.0		263.1	(s)	597.1

1.	Valeant’s historical consolidated statement of loss for the year ended December 31, 2013 has been adjusted to conform to its presentation for fiscal year 2014.
2.	The financial information in this column has been derived from the B&L historical consolidated financial statements as of and for the six months ended June 29, 2013 with certain re-classification adjustments made by Valeant as described in Note. 2. Basis of Presentation.
3.	The financial information in this column has not been previously reported or made publicly available by B&L or Valeant and has been prepared in conformity with the presentation policies adopted by Valeant.
4.	The financial information in this column has been derived from the Allergan historical consolidated financial statements for the year ended December 31, 2013 with certain re-classification adjustments made by Valeant as described in further detail in Note 2. Basis of Presentation.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Acquisition of B&L and Note 7. Pro Forma Adjustments in Connection with the Proposed Combination with Allergan.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF LOSS

For the six months ended June 30, 2014

	Valeant	Pro forma adjustments (Note 6)		Valeant Pro forma for B&L	Allergan[1]	Pro forma adjustments (Note 7)		Valeant/Allergan combined pro forma
	I	II		III=I+II	IV	V		III+IV+V
	(All dollar amounts expressed in millions of U.S. dollars, except per share data)
Revenues
Product sales	$3,845.2	$—		$3,845.2	$3,446.4	$—		$7,291.6
Other revenues	82.1	—		82.1	63.9	—		146.0

	3,927.3	—		3,927.3	3,510.3	—		7,437.6

Expenses
Cost of goods sold (exclusive of amortization and impairments of finite-lived intangible assets shown separately below)	1,073.7	3.0	(a)	1,076.7	426.7	—		1,503.4
Cost of other revenues	30.3	—		30.3	—	—		30.3
Selling, general and administrative	997.7	—		997.7	1,368.8	(36.4)	(d)	2,330.1
Research and development	127.8	—		127.8	625.3	—		753.1
Amortization and impairments of finite-lived intangible assets	720.8	—		720.8	55.8	1,592.2	(a)	2,368.8
Restructuring, integration and other costs	275.7	—		275.7	30.5	—		306.2
In-process research and development impairments and other charges	20.4	—		20.4	10.0	—		30.4
Acquisition-related costs	2.1	0.7	(d)	2.8	—	—		2.8
Acquisition-related contingent consideration	10.8	—		10.8	3.4	—		14.2
Other (income) expense	(43.7)	—		(43.7)	—	—		(43.7)

	3,215.6	3.7		3,219.3	2,520.5	1,555.8		7,295.6

Operating income	711.7	(3.7)		708.0	989.8	(1,555.8)		142.0
Interest income	3.0	—		3.0	4.2	—		7.2
Interest expense	(487.7)	—		(487.7)	(37.2)	(635.6)	(b)	(1,160.5)
Loss on extinguishment of debt	(93.7)	—		(93.7)	—	—		(93.7)
Foreign exchange and other	(10.0)	—		(10.0)	(22.6)	—		(32.6)
Gain on investments, net	2.5	—		2.5	—	—		2.5

Income (loss) before provision for (recovery of) income taxes	125.8	(3.7)		122.1	934.2	(2,191.4)		(1,135.1)
Provision for (recovery of) income taxes	24.1	(0.8)	(g)	23.3	257.3	(590.4)	(c)	(309.8)

Income (loss) from continuing operations	$101.7	($2.9)		$98.8	$676.9	($1,601.0)		($825.3)

(Loss) income attributable to noncontrolling interest	(1.5)	—		(1.5)	1.8	—		0.3
Income (loss) attributable to Valeant from continuing operations	$103.2	($2.9)		$100.3	$675.1	($1,601.0)		($825.6)

Basic income (loss) per share	$0.31			$0.30				$(1.38)

Diluted income (loss) per share	$0.30			$0.29				$(1.38)

Weighted-average number of common shares outstanding
Basic	335.1			335.1		263.1	(s)	598.2
Diluted	341.4			341.4		263.1	(s)	598.2

1.	The financial information in this column has been derived from the Allergan historical consolidated financial statements as of and for the six months ended June 30, 2014 with certain re-classification adjustments made by Valeant as described in further detail in Note. 2. Basis of Presentation.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments in Connection with the Acquisition of B&L and Note 7. Pro Forma Adjustments in Connection with the Proposed Combination with Allergan.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of June 30, 2014

	Valeant	Allergan[1]	Pro forma adjustments (Note 7)		Valeant/Allergan combined pro forma
	I	II	III		I+II+III
		(All dollar amounts expressed in millions of U.S. dollars)
Assets
Current
Cash and cash equivalents	$531.2	$3,189.9	$14.6	(q)	$3,735.7
Trade receivables, net	1,770.7	1,055.0	1.2	(f)	2,826.9
Inventories, net	942.5	299.9	672.2	(e)	1,914.6
Prepaid expenses and other current assets	452.6	1,156.9 [2]	(101.1)	(g)	1,508.4
Assets held for sale	1,156.9	—	—		1,156.9
Deferred tax assets, net	309.8	—	—		309.8
Assets of discontinued operations	—	1.2	(1.2)	(f)	—

Total current assets	5,163.7	5,702.9	585.7		11,452.3

Property, plant and equipment, net	1,319.6	977.9	—		2,297.5
Intangible assets, net	11,751.4	1,609.2	42,249.7	(h)	55,610.3
Goodwill	9,436.3	2,340.6	11,962.7	(i)	23,739.6
Deferred tax assets, net	18.3	121.5	—	(c)	139.8
Other long-term assets, net	206.3	238.7	(10.1)	(j)	434.9

Total assets	$27,895.6	$10,990.8	$54,788.0		$93,674.4

Liabilities
Current liabilities:
Accounts payable	$327.7	$300.0	$—		$627.7
Accrued liabilities and other current liabilities	1,774.9	1,106.4	16.2	(l)	2,897.5
Acquisition-related contingent consideration	88.9	—	—		88.9
Current portion of long-term debt	266.7	—	—		266.7
Liability held for sale	27.1	—	—		27.1
Deferred tax liabilities, net	11.0	—	175.5	(c)	186.5

Total current liabilities	2,496.3	1,406.4	191.7		4,094.4

Acquisition-related contingent consideration	238.1	—	—		238.1
Long-term debt	17,058.8	2,091.8	19,970.5	(k)	39,121.1
Pension and other benefit liabilities	165.5	—	—		165.5
Liabilities for uncertain tax positions	115.8	—	—		115.8
Deferred tax liabilities, net	2,238.8	—	11,190.7	(c)	13,429.5
Other long-term liabilities	215.0	698.3	19.4	(l)	932.7

Total liabilities	22,528.3	4,196.5	31,372.3		58,097.1

Shareholders’ equity
Common shares	8,325.9	3.1	29,913.6	(m)	38,242.6
Additional paid-in capital	212.2	3,193.4	(2,782.9)	(n)	622.7
(Accumulated deficit) retained earnings	(3,175.3)	5,138.8	(5,239.1)	(r)	(3,275.6)
Accumulated other comprehensive loss	(104.7)	(216.1)	190.9	(o)	(129.9)
Treasury stock	—	(1,333.2)	1,333.2	(p)	—

Total shareholders’ equity	5,258.1	6,786.0	23,415.7		35,459.8
Noncontrolling interest	109.2	8.3	—		117.5

Total equity	5,367.3	6,794.3	23,415.7		35,577.3

Total liabilities and equity	$27,895.6	$10,990.8	$54,788.0		$93,674.4

1.	The financial information in this column has been derived from the Allergan historical consolidated financial statements as of and for the six months ended June 30, 2014 with certain re-classification adjustments made by Valeant as described in further detail in Note 2. Basis of Presentation.
2.	Includes short-term investments of $525.6 million.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7. Pro Forma Adjustments in Connection with the Proposed Combination with Allergan.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	Description of the Allergan and B&L Acquisitions

Proposed Combination with Allergan

Valeant is making the offer directly to Allergan stockholders. In accordance with this offer to exchange, each outstanding share of Allergan common stock would be exchanged for the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration, subject to the election and proration procedures described in this offer to exchange.

On May 30, 2014, Valeant agreed with Pershing Square to exchange 28,281,107 shares of Allergan common stock allocated to funds managed by Pershing Square for Valeant common shares at an exchange ratio of 1.22659 Valeant common shares for each share of Allergan common stock, which exchange would close immediately after the consummation of the offer.

In connection with the proposed combination with Allergan, Valeant has received a commitment letter from the Lenders to provide $20.35 billion that, together with cash on hand, will be used for the purpose of financing the cash component of the consideration to be paid for each share of Allergan common stock and related transaction costs and expenses. The unaudited pro forma balance sheet is adjusted to reflect the debt expected to be issued of $20.35 billion, and it is estimated that Valeant will incur approximately $400 million of debt discount. The pro forma interest expense reflects an estimated weighted-average interest rate of 6.0%.

At this time, no merger agreement or other agreement relating to the proposed combination with Allergan has been entered into between Valeant and Allergan, and Valeant cannot provide any assurance as to whether or when any such agreement will be executed or whether or when the proposed merger will be consummated or the terms thereof when and if agreed. The terms and conditions of any merger agreement may be different from those reflected in these unaudited pro forma condensed combined financial statements, which are based on the terms set forth in this offer to exchange, and the difference could be material to these unaudited pro forma condensed combined financial statements.

Pursuant to the Pershing Square relationship letter, Valeant contributed $75.9 million to a newly formed jointly owned entity (which thereafter became known as PS Fund 1). PS Fund 1 will be dissolved at the earliest of several events, amongst which is the consummation of the offer and the second-step merger. Upon consummation of the offer and/or the second-step merger, the shares of Allergan common stock held by PS Fund 1 allocable to Valeant will be distributed to Valeant. Currently, 597,431 of the 28,878,538 shares of Allergan common stock held by PS Fund 1 are allocable to Valeant. In addition, on May 7, 2014, Valeant acquired an additional 100 shares of Allergan common stock that will be cancelled in any merger with Allergan.

Under the Pershing Square relationship letter, at the election of Valeant, immediately prior to a business combination with Allergan, Pershing Square will purchase for $400 million Valeant common shares at a share price reflecting a 15% discount to the then-current market price. These unaudited pro forma condensed combined financial statements have not been adjusted to reflect the effect of the share issuance pursuant to the Pershing Square relationship letter.

Acquisition of B&L

On August 5, 2013, Valeant acquired B&L, pursuant to the merger agreement dated May 24, 2013, as amended, which we refer to as the B&L merger agreement, among Valeant, Valeant Pharmaceuticals International, Stratos Merger Corp., a Delaware corporation and wholly-owned subsidiary of Valeant, and B&L. Pursuant to the terms and conditions set forth in the B&L merger agreement, B&L became a wholly-owned subsidiary of Valeant. B&L is a global eye health company that focuses primarily on the development, manufacture and marketing of eye health products, including contact lenses, contact lens care solutions, ophthalmic pharmaceuticals and ophthalmic surgical products.

In accordance with the B&L merger agreement, at the effective time of the acquisition of B&L, each share of B&L common stock, par value $0.01 per share, issued and outstanding immediately prior to such effective time was converted into the right to receive its pro rata share, without interest, of an aggregate purchase price equal to $8.7 billion minus B&L’s existing indebtedness for borrowed money (which was paid off by Valeant in accordance with the terms of the B&L merger agreement) and related fees and costs, minus certain of B&L’s transaction expenses, minus certain payments with respect to certain cancelled B&L performance-based options (which were not outstanding immediately prior to such effective time), plus the aggregate exercise price applicable to B&L’s outstanding options immediately prior to the effective time, and plus certain cash amounts, all as further described in the B&L merger agreement. The acquisition of B&L was financed with debt and equity issuances, which is further discussed in Note 6. The net proceeds from the debt and equity issuances were utilized to fund (1) the acquisition of B&L, (2) the repayment of B&L’s outstanding debt, and (3) the payment of related transaction costs and expenses.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board (which we refer to as FASB) Accounting Standards Codification (which we refer to as ASC) Topic 805, Business Combinations, with Valeant being the accounting acquirer, and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and was based on the historical financial statements of Valeant, Allergan and B&L.

Certain reclassifications have been made to the historical financial statements of B&L and Allergan to conform to the financial statement presentation adopted by Valeant, which include the following:

Adjustments made to B&L’s historical consolidated statements of income for the six months ended June 29, 2013:

•	Reclassification of intangible asset amortization expense of $69.7 million from selling, general, and administrative expense to amortization and impairment of finite-lived intangible assets;

•	Reclassification of litigation and settlement-related costs of $0.9 million from selling, general, and administrative expense to other expense;

•	Reclassification of loss incurred on extinguishment of debt of $1.1 million from interest expense and other financing costs to loss on extinguishment of debt;

•	Reclassification of gain recorded on the acquisition of unowned shares of a previously held equity method investment of $3.4 million from selling, general, and administrative expense to gain on investments, net;

•	Reclassification of acquisition-related costs of $0.5 million from cost of goods sold to acquisition-related costs;

•	Reclassification of acquisition-related costs of $2.4 million from selling, general and administrative expense to acquisition-related costs;

•	Reclassification of investment income of $1.4 million from interest and investment income to foreign exchange and other;

•	Reclassification of restructuring-related costs of $0.6 million from cost of products sold to restructuring, integration and other costs;

•	Reclassification of restructuring-related recoveries of $0.6 million from selling, general and administrative expense to restructuring, integration and other costs; and

•	Reclassification of restructuring-related costs of $0.3 million from research and development expenses to restructuring, integration and other costs.

The following presentation conformation adjustments have been identified by Valeant based solely on its review of Allergan’s public financial information. The adjustments identified below may have been different and additional adjustments may have been identified had Valeant been given access to Allergan’s management and/or further information regarding the nature and breakdown of each account balance.

Adjustments made to Allergan’s historical consolidated statements of earnings for the year ended December 31, 2013 and for the six months ended June 30, 2014:

•	Reclassification of impairment of intangible assets of $11.4 million for the year ended December 31, 2013 from impairment of intangible assets and related costs to amortization and impairments of finite-lived intangible assets;

•	Reclassification of changes in fair value of contingent consideration of $70.7 million for the year ended December 31, 2013 and $3.4 million for the six months ended June 30, 2014 from selling, general and administrative expense to acquisition-related contingent consideration;

•	Reclassification of integration and transaction costs of $20.6 million for the year ended December 31, 2013 from selling, general and administrative expense to acquisition-related costs;

•	Reclassification of acquired in-process research and development charge of $10.0 million for the six months ended June 30, 2014 from research and development to in-process research and development impairments and other charges;

•	Reclassification of interest expense (income) associated with changes in estimated taxes related to uncertain tax positions of $0.4 million for the year ended December 31, 2013 and $(1.8) million for the six months ended June 30, 2014 from interest expense to provision for (recovery of) income taxes;

•	Reclassification of expenses related to business realignment of various business functions of $1.7 million for the year ended December 31, 2013 and $5.3 million for the six months ended June 30, 2014 from selling, general and administrative expense to restructuring, integration and other costs;

•	Reclassification of expenses related to business realignment of various business functions of $1.1 million for the year ended December 31, 2013 and $2.4 million for the six months ended June 30, 2014 from research and development to restructuring, integration and other costs; and

•	Reclassification of external costs for litigation settlement of $3.1 million for the year ended December 31, 2013 from selling, general and administrative expense to other expense.

Adjustments made to Allergan’s historical consolidated balance sheet as of June 30, 2014:

•	Reclassification of short-term investments of $525.6 million to prepaid expenses and other current assets;

•	Reclassification of investments and other assets of $238.7 million to other long-term assets, net;

•	Reclassification of notes payable of $60.9 million to accrued and other current liabilities; and

•	Reclassification of accrued compensation of $211.6 million and other accrued expenses of $833.9 million to accrued and other current liabilities.

In addition to the presentation conformation adjustments noted above, Valeant has identified differences in the presentation of the following balance sheet items but does not have sufficient information on the date of this offer to exchange to make the necessary adjustments for purposes of these unaudited pro forma condensed combined financial statements; accordingly, no adjustment has been made for these items:

•	Deferred tax assets, current—Allergan presents deferred tax assets in other current assets whereas Valeant presents such assets separately;

•	Capitalized software—Allergan presents capitalized software in investments and other assets whereas Valeant presents such asset in property, plant and equipment, net;

•	Contingent consideration liabilities—Allergan presents contingent consideration liabilities in other accrued expenses and other liabilities whereas Valeant presents such liabilities separately;

•	Liabilities for uncertain tax positions (non-current)—Allergan presents the non-current portion of liabilities for uncertain tax positions in other liabilities whereas Valeant presents such liabilities separately; and

•	Pension and other benefit liabilities—Allergan presents the pension and other benefits in other liabilities whereas Valeant presents such liabilities separately.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the date of the consummation of the proposed combination with Allergan, primarily at their respective fair values and added to those of Valeant. Financial statements and reported results of operations of Valeant issued after completion of the proposed combination with Allergan will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Allergan. Similarly, in respect of the acquisition of B&L, the assets acquired and liabilities assumed have been recorded as of the date of the acquisition, primarily at their respective fair values and added to those of Valeant. Financial statements and reported results of operations of Valeant issued after completion of the acquisition of B&L reflect these values, but are not retroactively restated to reflect the historical financial position or results of operations of B&L.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred.

In connection with the proposed combination with Allergan, total acquisition-related transaction costs expected to be incurred by Valeant are estimated to be approximately $130 million (excluding financing fees payable pursuant to the commitment letter), of which $6.2 million has been incurred by Valeant in the six months ended June 30, 2014. The remaining estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as of June 30, 2014 as a reduction to cash and cash equivalents and an increase to accumulated deficit. The unaudited pro forma condensed combined financial statements do not reflect any acquisition-related restructuring charges and integration charges expected to be incurred by Valeant in connection with the proposed combination with Allergan. Valeant estimates the annual synergies to be at least $2.7 billion in connection with the cost-rationalization and integration initiatives, 80% of which is expected to be realized on an annualized run-rate within the first six months after consummating the second-step merger, with the balance realized over the following 12 months. Total costs of synergies are estimated to be approximately 40% of the estimated annual synergies, or $1.1 billion, on a pre-tax basis.

In connection with the acquisition of B&L, total transaction costs incurred by Valeant were approximately $50.7 million. The unaudited pro forma condensed combined financial statements do not reflect any acquisition-related restructuring charges and integration charges expected to be incurred but not yet recognized by Valeant in connection with the acquisition of B&L. Valeant estimates the annual synergies to be greater than $900 million in connection with the cost-rationalization and integration initiatives, which are expected to be substantially completed by the end of 2014. Total costs of synergies is expected to be approximately 60% of the estimated annual synergies, exclusive of the charge of $4.3 million recognized by Valeant related to the unvested B&L stock options that were accelerated, by Valeant, in connection with the acquisition of B&L and an additional charge of $48.5 million incurred by Valeant, pursuant to the B&L merger agreement, to holders of certain B&L performance-based options, which were cancelled prior to the execution of the B&L merger agreement. Both charges were recognized by Valeant in its consolidated statement of loss for the year ended December 31, 2013 as restructuring, integration and other costs.

3.	Accounting Policies

Upon consummation of the proposed combination with Allergan, Valeant will review, in detail, Allergan’s accounting policies. As a result of that review, Valeant may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. Valeant is not aware of any differences that would have a material impact on the combined financial statements, other than the presentation differences as described in Note 2.

In connection with the acquisition of B&L, Valeant completed a review of B&L’s accounting policies and did not identify any differences, other than the presentation differences as described in Note 2, that would have a material impact on the combined financial statements.

As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4.	Fair Value of Consideration to be Transferred in Connection with the Proposed Combination with Allergan

The following is a preliminary estimate of the purchase price for the proposed combination with Allergan, based on this offer to exchange:

(In millions)	Number of shares of Allergan common stock/ share-based awards	Number of Valeant common shares to be issued	Fair value of consideration to be transferred(a)
Estimated share consideration to be transferred to Allergan shareholders
Number of shares of Allergan common stock expected to be converted to shares of Valeant common stock at an exchange ratio of 0.83(b)	268.3	222.7	$25,324.7
Number of shares of Allergan common stock to be converted to shares of Valeant common stock at an exchange ratio of 1.22659(c)	28.3	34.7	3,944.9
Number of shares of Allergan common stock relating to vested Allergan stock options expected to be converted to shares of Valeant common stock at an exchange ratio of 0.83(d)	6.9	5.7	647.1
Estimated cash consideration to be transferred to Allergan shareholders
Number of shares of Allergan common stock expected to receive cash consideration of $72.00 per share(b)	268.3		19,318.0
Number of shares of Allergan common stock relating to vested Allergan stock options and expected to receive cash consideration of $72.00 per share in the second-step merger(d)	6.9		493.6
Estimated fair value of replacement share-based awards
Estimated fair value of stock options to be issued by Valeant to replace unvested Allergan stock options(e)	10.0		363.8
Estimated fair value of restricted share awards to be issued by Valeant to replace unvested Allergan restricted share awards, inclusive of restricted shares, restricted share units and phantom stock units(e)	0.8		46.7

Estimated consideration to be transferred			$50,138.8
Add: fair value of shares of Allergan common stock expected to be held by Valeant immediately prior to the effective time of the Proposed Combination with Allergan(f)	0.6		99.4

Estimated purchase price			$50,238.2

(a)	For purposes of these unaudited pro forma condensed combined financial statements, the fair value of the share consideration to be transferred is estimated using the closing price of Valeant common shares of $113.72 per share as of August 19, 2014.
(b)	For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all Allergan stockholders, other than Pershing Square, will receive the Standard Election Consideration comprising of cash consideration of $72 per share and 0.83 Valeant common shares, subject to proration. The estimated consideration to be transferred to Allergan stockholders, other than Pershing Square, is determined based on the number of shares of Allergan common stock outstanding as of July 31, 2014, as disclosed in the Allergan 10-Q, 28,878,538 shares of Allergan common stock held by PS Fund 1 and 100 shares of Allergan common stock held by Valeant. Pursuant to this offer to exchange, to the extent that holders of Allergan common stock are entitled to fractional shares, those fractional entitlements will be aggregated and sold in the market and the net proceeds of such sale distributed pro rata to the holders of Allergan common stock entitled thereto promptly following Valeant’s acceptance of shares of Allergan common stock for exchange in the offer.

As described in this offer to exchange, each Allergan stockholder can elect to receive the Standard Election Consideration, or an amount in cash or in shares of Valeant common stock having a value equal to the implied value of the Standard Election Consideration. The amount of cash payable or the number of shares issuable by Valeant in this offer is subject to proration procedures described under the sections of this offer to exchange titled “The Offer—Elections and Proration—Over-Election of Cash” and “The Offer—Elections and Proration—Under-Election of Cash”. The total consideration expected to be transferred by Valeant upon the consummation of the offer, after any proration procedures, is not expected to be materially different from the Standard Election Consideration assumed in these unaudited pro forma condensed combined financial statements.

(c)	Pursuant to the Pershing Square letter agreement, Pershing Square will receive 1.22659 Valeant common shares and no cash consideration for each of the 28,281,107 shares of Allergan common stock held by PS Fund 1 and allocated to funds managed by Pershing Square.
(d)	The vested Allergan stock options outstanding immediately prior to the date of the closing of the proposed combination with Allergan will be treated as though they were shares of Allergan common stock with a value equal to their spread (relative to exercise price). Based on information disclosed in the Allergan 10-K, the Allergan 14D-9 and the Allergan 10-Q, Valeant estimated the number of equivalent shares of Allergan common stock to the Allergan vested stock options is approximately 6.9 million. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that these equivalent shares of Allergan common stock will receive the Standard Election Consideration comprising of cash consideration of $72 per share and 0.83 Valeant common shares, subject to proration.
(e)	Valeant expects to replace all unvested stock options and restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, to acquire shares of Allergan common stock outstanding immediately prior to the closing of the proposed combination with Allergan with Valeant stock options and restricted share awards, collectively referred to hereafter as replacement share-based awards. Unvested Allergan stock options outstanding immediately prior to the closing of the proposed combination with Allergan are expected to be replaced by stock options to acquire Valeant common shares with the same spread (relative to exercise price), subject to the same terms and conditions as those unvested Allergan stock options. Unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, are expected to be converted into (1) restricted share awards to receive Valeant common shares and (2) cash-based awards, subject to the same terms and conditions of those unvested Allergan restricted share awards. Valeant currently does not have the information necessary to appropriately design the terms and conditions of the replacement share-based awards. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that the replacement share-based awards will have terms and conditions that are equivalent to the Allergan share-based awards immediately prior to the closing of the proposed combination with Allergan. Accordingly, these unaudited pro forma condensed combined financial statements assume that the fair value of the replacement share-based awards will be equal to the fair value of the Allergan’s share-based awards and, therefore, the fair value of the vested portion of the replacement share-based awards has been reflected as a component of the consideration and no additional amounts have been reflected as post-combination compensation expense. Following the completion of the proposed combination with Allergan, Valeant will calculate the fair value of the Allergan share-based awards and the replacement share-based awards as of the actual acquisition date, in accordance with ASC 718, Compensation—Stock Compensation, to determine the fair value amounts, if any, to be recorded as post-combination compensation expense.

At this time, Valeant does not have sufficient information, such as vesting conditions and vesting schedule for each outstanding Allergan share-based award, to accurately estimate the fair value of these awards. For purposes of these unaudited pro forma condensed combined financial statements, Valeant has estimated the fair value of the replacement share-based awards based on information disclosed in the Allergan 10-K and the Allergan 14D-9, which is the most recent publicly available information on the date of this offer to exchange.

In addition, Valeant does not know the number of Allergan stock options and restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, that will be accelerated as a result of the proposed combination with Allergan pursuant to Allergan’s existing employee stock plans; accordingly, it is assumed that no Allergan share-based awards will be accelerated for purposes of these unaudited pro forma condensed combined financial statements. Furthermore, Valeant does not have sufficient information with respect to the performance conditions of certain Allergan share-based awards; therefore, the preliminary fair value estimate of the Allergan share-based awards to be replaced by Valeant share-based awards does not consider the effect of these performance conditions. Due to the limited information available at this time, differences between these preliminary fair value estimates and the fair value determined as of the acquisition date may occur and these differences could be material.

The unaudited pro forma condensed combined financial statements assume that (1) 10.0 million unvested Allergan stock options are rolled into unvested options to purchase Valeant common shares with the same spread (relative to exercise price), and (2) 0.8 million unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, are treated as though they were an equivalent number of shares of Allergan common stock receiving the Standard Election Consideration per share and the consideration the holders of those restricted stock units, restricted shares and phantom stock units would otherwise have received is rolled into restricted share awards designated in Valeant common shares and a cash-based award subject to the same vesting terms. The additional consideration of $363.8 million relating to the portion of the unvested stock options that is attributable to pre-combination services and represents a weighted-average fair value of $80.35 per stock option, which was calculated using the Black-Scholes option pricing model. This calculation considered the closing price of Allergan common stock of $161.82 per share as of August 19, 2014 and the following assumptions:

Expected volatility	29.76%
Expected life	4.18 years
Expected dividend yield	0.20%
Risk-free interest rate	1.48%

The expected life of the options and the expected dividend yield have been estimated based on Allergan’s historical assumptions as disclosed in its audited consolidated financial statements included in the Allergan 10-K. The expected volatility and risk-free interest rate have been determined using current market information.

For purposes of the unaudited pro forma condensed combined financial statements, it is assumed that the unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, will be converted into Valeant awards consisting of restricted share awards and cash-based awards based on the Standard Election Consideration. The additional consideration of $46.7 million represents the preliminary fair value estimate of the portion of replacement Valeant restricted share awards that is attributable to pre-combination services. The fair value of the Valeant restricted share awards to be issued for the unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, has been estimated based on the closing price of Valeant common stock of $113.72 per share as of August 19, 2014. The fair value estimate of Valeant cash-based units expected to be issued for the unvested Allergan restricted share awards has been measured based on the cash consideration of $72 per common share under the Standard Election Consideration. For purposes of the unaudited pro forma condensed combined financial statements, liabilities of $35.6 million (consisting of $16.2 million current liability and $19.4 million represents non-current liability) have been reflected on the pro forma combined balance sheet as of June 30, 2014 as liabilities incurred on the date of acquisition, representing the portion of the cash-based units that is attributable to pre-combination services.

The fair value of the replacement share-based awards attributable to post-combination services will be recognized as post-combination compensation expense by the combined company over the remaining vesting period of each award.

(f)	For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that Valeant will hold 597,531 shares of Allergan common stock, consisting of 100 shares of Allergan common stock held directly by Valeant and 597,431 shares of Allergan common stock expected to be allocated to Valeant upon dissolution of PS 1 Fund. In accordance with ASC 805, the fair value of these shares, determined based on the value of the Standard Election Consideration per share using the closing price of Valeant common stock of $113.72 as of August 19, 2014, has been included in the determination of estimated purchase price.

The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the proposed combination with Allergan is consummated. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the acquisition at the then-current market price. This requirement will likely result in a per share equity component different from the $113.72 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. An increase or decrease in the price per Valeant common share assumed in these unaudited pro forma condensed combined financial statements by 1% would increase or decrease the estimated purchase price by approximately $310 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5.	Assets to be Acquired and Liabilities to be Assumed in Connection with the Proposed Combination with Allergan

Assuming an acquisition date of June 30, 2014, the following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Valeant in connection with the proposed combination with Allergan, reconciled to the estimated purchase price:

(In millions)
Cash and cash equivalents	$3,189.9
Inventories, net(a)	972.1
Other current assets(b)	2,213.1
Property, plant and equipment, net(c)	977.9
Intangible assets, net(d)	43,858.9
Other assets	228.6
Accounts payable	(300.0)
Other current liabilities(e)	(1,122.6)
Long-term debt(f)	(2,112.3)
Other liabilities(g)	(717.7)
Deferred tax liabilities, net(h)	(11,244.7)

Total identifiable net assets acquired	35,943.2

Noncontrolling interest(i)	(8.3)
Goodwill(j)	14,303.3

Estimated purchase price	$50,238.2

(a)	A preliminary fair value estimate of $972.1 million has been assigned to inventories to be acquired. The pro forma fair value adjustment to inventories to be acquired is based on Allergan’s inventories as of June 30, 2014, adjusted as follows based on Valeant management’s estimates using the following methods:

i.	Finished goods at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort of a market participant;

ii.	Work in process at estimated selling prices of finished goods less the sum of costs to complete, costs of disposal, and a reasonable profit allowance for the completing and selling effort of a market participant based on profit for similar finished goods; and

iii.	Raw materials at current replacement costs.

Assumptions as to the nature of the products, the margins to be achieved, the value of selling effort and the stage of completion of work in process inventories have been made by Valeant in determining the fair value estimate of Allergan’s inventories for purposes of unaudited pro forma condensed combined financial statements. Valeant’s assumptions as to the fair value of Allergan’s inventories likely will change when Valeant is given access to Allergan’s management and further information concerning Allergan’s inventories as it conducts, with the assistance of a third party appraiser, a valuation of Allergan’s inventories following the completion of the proposed combination with Allergan. There can be no assurance that these changes will not be material.

(b)	Includes short-term investments with a preliminary fair value of $525.6 million, estimated based on financial information disclosed in the Allergan 10-Q.

(c)	A preliminary fair value estimate of $977.9 million has been assigned to property, plant and equipment to be acquired, primarily consisting of land, buildings, machinery and equipment. Given Valeant has not been provided any additional information beyond information that is publicly available, Valeant has assumed Allergan’s historical net book value approximates fair value for these assets for purposes of these unaudited pro forma condensed combined financial statements. Valeant does not have sufficient information on the date of this offer to exchange as to the specific nature, age, condition or location of the land, buildings, machinery and equipment, and it does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can result in differences between fair value and net book value. Valeant, with the assistance of a third party appraiser, will conduct a valuation of Allergan’s property, plant and equipment following the completion of the proposed combination with Allergan. Valeant believes that an upward or downward adjustment of as much as 25% of the preliminary fair value estimate of property, plant and equipment, or approximately $245 million, is reasonably possible. A fair value increase or decrease of this magnitude would increase or decrease deferred tax liability by approximately $65 million and decrease or increase goodwill by approximately $180 million. For every 1% change in the preliminary fair value estimate, the annual depreciation expense would change by approximately $1.0 million, assuming a weighted-average useful life of 10 years.

(d)	A preliminary fair value estimate of $43,858.9 million has been assigned to intangible assets acquired, primarily consisting of product rights (inclusive of trademarks and technology/patents), corporate brand, and in-process research and development, which we refer to as IPR&D. Amortization related to the fair value of the finite-lived intangible assets has been reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of loss. Valeant’s assumptions as to the fair value of Allergan’s identifiable intangible assets and the estimated amortization periods are based solely on publicly available information (including Allergan’s financial statements, information on Allergan’s patents, analyst reports and investor presentations) and these assumptions likely will change as it conducts, with the assistance of a third party appraiser, a valuation of Allergan’s identifiable intangible assets following the completion of the proposed combination with Allergan.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows. The amortization period for each finite-lived intangible asset is estimated based on analyses of the expected cash flows generated by that intangible asset. As Valeant does not have access to Allergan’s management and further information on intangible assets other than information that is publicly available, there are significant limitations regarding what Valeant can learn about the specifics of Allergan’s intangible assets and any such process may take several months to complete after access is permitted. Valeant does not, on the date of this offer to exchange, have sufficient information as to the amount, timing and risk of cash flows of all of these intangible assets, particularly those assets still in the research and development phase. Some of the more significant assumptions inherent in the development of intangible asset values and the amortization period estimates, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges), effect from Allergan’s existing royalty and other arrangements, the discount rate selected to measure the risks inherent in the future cash flows, and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.

A key variable in determining the fair value of IPR&D includes the application of probability factors related to the likelihood of success of the respective products reaching each remaining stage of clinical and regulatory development, including market commercialization. The fair value of IPR&D is supported by industry and academic research papers that calculate probabilities of success by phase of development, and by Valeant management’s view on the regulatory risks associated with IPR&D from a market participant’s perspective. Changes in these probability factors may have a significant impact on the asset values.

The fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

(In millions)	Estimated Fair Value	Average Estimated Useful Life
Product rights	$39,545.4	13 years
Corporate brand	1,465.0	20 years
In-process research and development(1)	2,848.5	N/A

Total	$43,858.9

(1)	Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets. Acquired IPR&D assets are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the date of the proposed combination with Allergan, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, a determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would commence. The impact on earnings can be significant. If an IPR&D project were not successfully developed, an impairment charge may result.

Valeant believes that an upward or downward adjustment of as much as 25% of the preliminary fair value estimate of intangible assets, or approximately $11.0 billion, is reasonably possible. A fair value increase or decrease of this magnitude would increase or decrease deferred tax liability by approximately $2.9 billion and decrease or increase goodwill by approximately $8.1 billion. For every 1% change in the preliminary fair value estimate of amortizable intangible assets, specifically the product rights and corporate brand, the annual amortization expense would change by approximately $20.0 million to $35.0 million, depending on the specific intangible asset. An increase of 1 year in the estimated amortization period would result in a decrease of approximately $250.0 million in annual amortization expense and a decrease of 1 year in the estimated amortization period would result in an increase of approximately $300.0 million in annual amortization expense.

(e)	Includes a liability of $16.2 million for the cash-based units to be issued for the unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, and are expected to be settled within 12 months (see Note 4(e)).

(f)	The preliminary fair value estimate of $2,112.3 million has been assigned to Allergan’s debt to be assumed as part of the proposed combination with Allergan. The preliminary fair value estimate is based on the fair value information disclosed by Allergan in its unaudited consolidated financial statements included in the Allergan 10-Q.

(g)	Includes a liability of $19.4 million for the cash-based units to be issued for the unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, and are not expected to be settled within 12 months (see Note 4(e)).

(h)	Represents the net deferred income tax liabilities, based on Valeant’s statutory tax rate of 26.5%. The effect of deferred taxes was estimated as follows:

(In millions)
Deferred income tax impact due to:
Estimated fair value adjustment for inventory	$(178.2)
Estimated fair value adjustment for investments and other assets	2.7
Estimated fair value adjustment for intangible assets	(11,196.1)
Estimated fair value adjustment related to debt	5.4

Estimated adjustments to deferred income taxes	(11,366.2)
Allergan’s historical deferred tax assets	121.5

Estimated deferred income tax liabilities, net	$(11,244.7)

Consists of:
Deferred income tax assets—non-current	$121.5
Deferred income tax liabilities—current	(175.5)
Deferred income tax liabilities—non-current	(11,190.7)

Estimated deferred income tax liabilities, net	$(11,244.7)

For purposes of these unaudited pro forma condensed combined financial statements, no adjustment has been made to the balance of unrecognized tax benefits, which is based on Valeant’s preliminary assessment and is subject to change. The effective tax rate of the combined company could be significantly different than the statutory tax rates used for the purposes of preparing these pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(i)	Represents the preliminary fair value estimate of Allergan’s noncontrolling interest. As Valeant does not have access to Allergan’s management and further information regarding the operations to which the noncontrolling interest relate beyond information that is publicly available, it is assumed Allergan’s historical net book value approximates fair value.
(j)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not deductible for tax purposes.

6.	Pro Forma Adjustments in Connection with the Acquisition of B&L

This note should be read in conjunction with Note 1 and Note 2. The following summarizes the pro forma adjustments in connection with the acquisition of B&L to give effect to the acquisition as if it had occurred on January 1, 2013 for purposes of the pro forma condensed combined statements of loss:

(a)	Valeant’s cost of goods sold for the year ended December 31, 2013 and the six months ended June 30, 2014 included a fair value adjustment related to inventory acquired as part of the acquisition of B&L. Given the sale of the acquired inventory is expected to occur within the first year subsequent to the acquisition, there is no continuing impact of the acquired inventory adjustment on Valeant’s operating results, and, as such, the inventory fair value adjustments recognized for year ended December 31, 2013 and the six months ended June 30, 2014 have been reversed for purposes of the unaudited pro forma condensed combined statements of loss.

(b)	To adjust amortization of intangible assets as follows:

(In millions)	Year Ended December 31, 2013
Eliminate B&L’s historical intangible asset amortization expense	$(83.1)
Estimated amortization expense of acquired finite-lived intangibles:
Product brands ($1,774.7 over an average useful life of 10 years)	192.2
Product rights ($861.2 over an average useful life of 8 years)	145.4
Less: amortization expense recorded by Valeant in the post-combination period	(140.9)

Total	$113.6

(c)	To adjust depreciation expense as follows:

(In millions)	Year Ended December 31, 2013
Estimated depreciation of fair value adjustments:
Buildings	$(2.7)
Machinery and equipment	15.1

Estimated depreciation expense	$12.4

Allocated as follows(a):
Cost of goods sold	$8.0
Selling, general and administrative	3.1
Research and development	1.3

Total	$12.4

(a)	Depreciation expense relating to the property, plant and equipment fair value adjustments has been allocated to cost of goods sold, selling, general and administrative expenses and research and development expenses based on the functions of those assets.

(d)	To reverse acquisition-related transaction costs incurred by Valeant and B&L in connection with the acquisition of B&L as they do not have a continuing impact on the combined company’s financial results.

(e)	To record the following debt-related adjustments:

(In millions)	Year Ended December 31, 2013
Eliminate interest expense recorded by B&L relating to the outstanding debt that was repaid in connection with the acquisition of B&L	$145.9
Eliminate loss on debt extinguishment related to the 9.875% Senior Notes that was repaid in connection with the acquisition of B&L	1.1
Additional interest expense related to the senior term loan and the Senior unsecured notes issued in connection with the acquisition of B&L(a)	(236.9)
Reverse amortization of commitment fee relating to the bridge loan facility obtained by Valeant in connection with the acquisition of B&L(b)	37.3

Total	$(52.6)

(a)	In connection with the acquisition of B&L, Valeant obtained $9.6 billion in financing through a syndication of the incremental term loan facilities, the issuance of senior unsecured notes, and the issuance of new equity of approximately $2.3 billion prior to the closing of the acquisition of B&L. Details pertaining to the incremental term loan facilities and the senior unsecured notes are as follows:

(i)	The Incremental Term Loan Facilities

Concurrent with the closing of the acquisition of B&L, Valeant incurred incremental term loan facilities in the aggregate principal amount of $4.05 billion, which we refer to as the Incremental Term Loan Facilities, under its existing Senior Secured Credit Facilities. The Incremental Term Loan Facilities consist of (1) $850 million of tranche A term loans, which we refer to as the Series A-2 Tranche A Term Loans, which bears interest initially at a rate per annum equal to, at the election of Valeant, (i) the base rate plus 1.25% or (ii) LIBO rate plus 2.25% and thereafter at such rates based on the leverage ratio of Valeant and having terms that are consistent with Valeant’s existing Term Loan A Facility, and (2) $3.2 billion of tranche B term loans, which we refer to as the Series E Tranche B Term Loans, which bears interest at a rate per annum equal to, at the election of Valeant, (i) the base rate plus 2.75% or (ii) LIBO rate plus 3.75%, subject to a 0.75% LIBO rate floor and a 1.75% base rate floor, and having terms that are consistent with Valeant’s Term Loan B Facility.

Series A-2 Tranche A Term Loans mature on April 20, 2016 and began amortizing quarterly on September 30, 2013 at an initial annual rate of 10.0% and at an annual rate of 20.0% commencing March 31, 2014. Subsequently on December 20, 2013, Valeant entered into Amendment No. 8 to Valeant’s Senior Secured Credit Agreement to allow for the extension of the maturity of all or a portion of the Series A-1 Tranche A Term Loans and Series A-2 Tranche A Term Loans outstanding from April 20, 2016 to October 20, 2018, which we refer to, as so extended, as the Series A-3 Tranche A Term Loans. Following the closing of Amendment No.8, the Series A-2 Tranche A Term Loans will amortize at an annual rate of approximately 22% beginning June 30, 2014. The Series A-3 Tranche A Term Loans mature on October 20, 2018 and began amortizing on March 31, 2014 at an initial annual rate of 5.0% increasing to 10.0% annually commencing March 31, 2015, increasing again to 20.0% annually commencing March 31, 2016.

Series E Tranche B Term Loans mature on August 5, 2020 and began amortizing quarterly on September 30, 2013 at an annual rate of 1.0%. On February 6, 2014, Valeant entered into a joinder agreement to reprice and refinance the Series E Tranche B Term Loans by issuance of $2.95 billion in new term loans, which we refer to as the Series E-1 Tranche B Term Loans. Series E Tranche B Term Loans were either exchanged for, or repaid with the proceeds of, the Series E-1 Tranche B Term Loans and proceeds of additional Series A-3 Tranche A Term Loans. The applicable margins for Series E-1 Tranche B Term Loans are, at the election of Valeant, initially (i) the base rate plus 2.00% or (ii) LIBO rate plus 3.00% and thereafter at such rates based on the leverage ratio of Valeant, subject to a 0.75% LIBO rate floor and a 1.75% base rate floor, and having terms that are consistent with Valeant’s Term Loan B Facility.

For purposes of these unaudited pro forma condensed combined financial statements, the interest rates for the Series A-2 Tranche A Term Loans and the Series E Tranche B Term Loans are assumed to be 2.44% and 4.50%, respectively.

(ii)	The senior unsecured notes

On July 12, 2013, Valeant issued $1.6 billion aggregate principal amount of the 6.75% senior notes due 2018, which we refer to as the 2018 Senior Notes, and $1.625 billion aggregate principal amount of the 7.50% senior notes due 2021, which we refer to as the 2021 Senior

Notes and, together with the 2018 Senior Notes, as the Senior Unsecured Notes, in a private placement. The 2018 Senior Notes mature on August 15, 2018 and bear interest at the rate of 6.75% per annum, payable semi-annually on February 15 and August 15 of each year, commencing on February 15, 2014. The 2021 Senior Notes mature on July 15, 2021 and bear interest at the rate of 7.50% per annum, payable semi-annually on January 15 and July 15 of each year, commencing on January 15, 2014. In connection with the issuances of the 2018 Senior Notes and the 2021 Senior Notes, Valeant incurred approximately $20.0 million and $20.3 million in underwriting fees, respectively, which are recognized as debt issue discount and which resulted in net proceeds of $1.58 billion and $1.605 billion, respectively.

The Senior Unsecured Notes are guaranteed by each of Valeant’s subsidiaries that is a guarantor of Valeant’s existing Senior Secured Credit Facilities. The 2018 Senior Notes and the 2021 Senior Notes are redeemable at the option of Valeant, in whole or in part, at any time on or after August 15, 2015 and July 15, 2016, respectively, plus accrued and unpaid interest, if any, to the applicable redemption date. In addition, Valeant may redeem some or all of the 2018 Senior Notes prior to August 15, 2015 and some or all of the 2021 Senior Notes prior to July 15, 2016, in each case at a price equal to 100% of the principal amount thereof, plus a make-whole premium. Prior to August 15, 2015, Valeant may redeem up to 35% of the aggregate principal amount of the 2018 Senior Notes and prior to July 15, 2016, Valeant may redeem up to 35% of the aggregate principal amount of the 2021 Senior Notes, in each case using the proceeds of certain equity offerings at the respective redemption price equal to 106.75% and 107.50% of the principal amount of the 2018 Senior Notes and 2021 Senior Notes, respectively, plus accrued and unpaid interest to the applicable date of redemption.

The indenture for the Senior Unsecured Notes contains covenants that limit the ability of Valeant, among other things: to incur or guarantee additional indebtedness, make certain investments and other restricted payments, create liens, enter into transactions with affiliates, engage in mergers, consolidations or amalgamations and transfer and sell assets.

The effective rates of interest for the 2018 Senior Notes and the 2021 Senior Notes are 7.07% and 7.73% per annum, respectively.

Based on the terms of the loans incurred in connection with the acquisition of B&L, a change in market interest rate would only impact the interest expense on the Tranche A Term Loans. A 0.125 percent change in LIBO rate could result in an increase or decrease in interest expense on the Tranche A Term Loans for the year ended December 31, 2013 and for the six months ended June 30, 2014 by $1.0 million and $0.4 million, respectively.

(b)	Valeant incurred a commitment fee of $37.3 million relating to the bridge loan facility that was obtained in connection with the acquisition of B&L. Such amount has been reversed for purposes of the unaudited pro forma condensed combined financial statements as such amounts do not have a continuing impact on the combined company’s financial results.

(f)	To eliminate B&L’s historical loss on debt extinguishment related to the 9.875% Senior Notes that were repaid in connection with the acquisition of B&L.

(g)	To record the deferred income tax impact of the acquisition on the income statement, primarily related to fair value adjustments for inventories, identifiable intangible assets, property and equipment, and the additional expense on incremental debt to finance the acquisition of B&L (see Notes 6(a), (b), (c), and (e)) based on Valeant’s statutory tax rate of 26.5%. The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(h)	The unaudited pro forma combined basic and diluted earnings per share for the periods presented have been adjusted by the shares issued by Valeant in a public offering, which was completed on

June 24, 2013, as if they were issued on January 1, 2013. As a result of the public offering of its common shares, Valeant issued 27,058,824 Valeant common shares at a price of $85.00 per share, or aggregate gross proceeds of approximately $2.3 billion.

7.	Pro Forma Adjustments in Connection with the Proposed Combination with Allergan

This note should be read in conjunction with Note 1. Description of the Allergan and B&L Acquisitions; Note 2. Basis of Presentation; Note 4. Fair Value of Consideration to be Transferred in Connection with the Proposed Combination with Allergan; and Note 5. Assets to be Acquired and Liabilities to be Assumed in Connection with the Proposed Combination with Allergan. The following summarizes the pro forma adjustments in connection with the proposed combination with Allergan to give effect to the acquisition as if it had occurred on January 1, 2013 for purposes of the pro forma condensed combined statements of loss and on June 30, 2014 for purposes of the pro forma condensed combined balance sheet:

(a)	To adjust amortization of intangible assets as follows:

(In millions)	Year Ended December 31, 2013	Six Months Ended June 30, 2014
Eliminate Allergan’s historical intangible asset amortization expense	$(128.1)	$(55.8)
Estimated amortization expense of acquired finite-lived intangibles:
Product rights (estimated to be $39,545.4 over an average useful life of 13 years)	3,222.7	1,611.4
Corporate brand (estimated to be $1,465.0 over an average useful life of 20 years)	73.3	36.6

Total	$3,167.9	$1,592.2

(b)	To record the following debt-related adjustments:

(In millions)	Year Ended December 31, 2013	Six Months Ended June 30, 2014
Eliminate Allergan’s amortization of original issue discount and debt issuance costs(a)	$2.6	$1.4
Amortization of fair value adjustment relating to debt assumed in connection with the proposed combination with Allergan(b)	4.1	2.1
Record interest expense on debt expected to be issued in connection with the proposed combination with Allergan(c)	(1,221.0)	(610.5)
Record amortization of estimated debt discount in connection with debt expected to be issued by Valeant(d)	(57.1)	(28.6)

Total	$(1,271.4)	$(635.6)

(a)	To reverse amortization of original issue discount and debt issuance costs recorded in Allergan’s historical interest expense as Allergan’s original issue discount and debt issuance costs would have been eliminated as part of the proposed combination with Allergan.
(b)	To record amortization of fair value adjustment on long-term debt over the remaining term of Allergan’s long-term debt to be assumed in connection with the proposed combination with Allergan.

(c)	In connection with the proposed combination with Allergan, Valeant has received a commitment letter from the Lenders to provide up to $20.35 billion for the purpose of financing the cash component of the consideration to be paid for each share of Allergan common stock. The unaudited pro forma balance sheet is adjusted to reflect the debt expected to be issued of $20.35 billion, and it is assumed that Valeant will incur approximately $400 million of debt discount, primarily consisting of financing fees and commitment fees. The pro forma interest expense reflects an estimated weighted-average interest rate of 6.0%. The level of net debt expected to be incurred by Valeant may be affected by various factors, including the amount of cash on hand at both Valeant and Allergan at the time of the closing of the second-step merger. Accordingly, the estimated interest expense reflected in these unaudited pro forma condensed combined financial statements may change and the change could be significant.

A 0.125 percent change in interest rate could result in an increase or decrease in interest expense of $25.4 million and $12.7 million for the year ended December 31, 2013 and for the six months ended June 30, 2014, respectively.

(d)	To record amortization of estimated original issue discount and debt issuance costs to be incurred by Valeant in connection with the issuance of the $20.35 billion debt for the proposed combination with Allergan.

(c)	To record an estimate of the deferred income tax impacts of the proposed combination with Allergan on the balance sheet and statements of loss, primarily related to the additional interest expense on incremental debt to finance the proposed combination with Allergan and estimated fair value adjustments for identifiable intangible assets, and inventory (see Notes 7(a), (b), and (d)). The tax effect related to additional interest expense on incremental debt to be incurred by Valeant and fair value adjustments for identifiable intangible assets and inventory has been determined based on Valeant’s statutory tax rate of 26.5%. The effective tax rate of the combined company could be significantly different than the statutory tax rates assumed for purposes of preparing these unaudited pro forma condensed combined financial statements for a variety of factors, including post-acquisition activities.

(d)	To eliminate one-time charges of $6.2 million and $30.2 million incurred by Valeant and Allergan, respectively, during the six months ended June 30, 2014 in connection with the proposed combination with Allergan.

(e)	To adjust acquired inventory to an estimate of fair value. The combined company’s cost of goods sold will reflect the increased valuation of Allergan’s inventory as the acquired inventory is sold, which is expected to occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results, and as such, it is not included in the unaudited pro forma condensed combined statements of loss.

(f)	To reclass Allergan’s historical assets of discontinued operations to trade receivables, net given such amount consists of net trade receivables related to Allergan’s discontinued operations that was sold in 2013 and will not be classified as assets of discontinued operations by Valeant.

(g)	To eliminate Valeant’s equity investment in Allergan, held directly or indirectly through PS Fund 1, for purposes of the unaudited pro forma condensed combined financial statements.

(h)	To adjust identifiable intangible assets to an estimate of fair value as follows:

(In millions)
Eliminate Allergan’s historical intangible assets	$(1,609.2)
Fair value of acquired identifiable intangible assets	43,858.9

Total	$42,249.7

(i)	To adjust goodwill to an estimate of acquisition-date goodwill as follows:

(In millions)
Eliminate Allergan’s historical goodwill	$(2,340.6)
Estimated transaction goodwill	14,303.3

Total	$11,962.7

(j)	To eliminate Allergan’s historical debt issuance costs associated with its long term debt.

(k)	To adjust Allergan’s existing debt to an estimate of fair value and record debt expected to be incurred by Valeant in connection with the proposed combination with Allergan, as follows:

(In millions)
Adjust Allergan’s existing debt to estimated fair value	$20.5
Record debt expected to be incurred by Valeant in connection with the proposed combination with Allergan(a)	20,350.0
Record debt discount related to the debt expected to be issued by Valeant	(400.0)

$19,970.5

(a)	The unaudited pro forma balance sheet assumes Valeant will incur $20.35 billion of debt and approximately $400 million of debt discount, primarily consisting of financing fees and commitment fees, in connection with the proposed combination with Allergan. The level of net debt to be incurred by Valeant may be affected by various factors, including the amount of cash on hand at both Valeant and Allergan at the time of the closing of the proposed combination with Allergan. Accordingly, the amount of debt ultimately issued by Valeant in connection with the proposed combination with Allergan may be different from the amount reflected in these unaudited pro forma condensed combined financial statements and the difference could be material (see Note 7(b)).

(l)	To record liability for cash-based units to be issued by Valeant for unvested Allergan restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, outstanding immediately prior to the date of acquisition (see Note 4(e)).

(m)	To eliminate Allergan common stock and to record Valeant common shares to be issued in connection with the proposed combination with Allergan, as follows:

(In millions)
Eliminate Allergan common stock	$(3.1)
Record issuance of Valeant common shares in connection with the proposed combination with Allergan (See Note 4)	29,916.7

Total	$29,913.6

(n)	To eliminate Allergan’s additional paid-in capital and to record Valeant stock options and restricted share awards to be issued in connection with the proposed combination with Allergan, as follows:

(In millions)
Eliminate Allergan additional paid-in capital	$(3,193.4)
Record issuance of Valeant stock options	363.8
Record issuance of Valeant restricted share awards	46.7

Total	$(2,782.9)

(o)	To eliminate Allergan’s accumulated other comprehensive loss and to reclassify unrealized gain on Valeant’s equity investment in Allergan recorded in Valeant’s historical financial statements.

(In millions)
Eliminate Allergan historical accumulated other comprehensive loss	$(216.1)
Reclassify unrealized gain on Valeant’s equity investment in Allergan recorded in Valeant’s historical financial statements	25.2

Total	$190.9

(p)	To eliminate Allergan’s treasury stock.

(q)	To adjust cash and cash equivalents as follows:

(In millions)
Cash consideration for the proposed combination with Allergan(a)	$(19,811.6)
Net proceeds from debt issuance(b)	19,950.0
Payment for estimated acquisition costs(c)	(123.8)

Total(d)	$14.6

(a)	The cash consideration to be transferred in connection with the proposed combination with Allergan consists of $19.32 billion cash consideration to be paid to Allergan stockholders and $493.6 million to be paid to holders of vested Allergan stock options. It is assumed all Allergan stockholders, other than Pershing Square, and holders of vested Allergan stock options will receive the Standard Election Consideration, subject to proration. Pursuant to the Pershing Square relationship letter, Pershing Square will exchange all shares of Allergan common stock allocated to funds managed by Pershing Square for Valeant common shares at an exchange ratio of 1.22659 Valeant common shares for each share of Allergan common stock (see Note 4).
(b)	For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that Valeant will incur $20.35 billion of debt in connection with the proposed combination with Allergan based on the commitment letters obtained by Valeant from the various banks (see Note 1). It is assumed that Valeant will incur approximately $400 million of debt discount, primarily consisting of financing fees and commitment fees.
(c)	For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that Valeant will incur an additional $123.8 million of acquisition-related costs.
(d)	These unaudited pro forma condensed combined financial statements have not been adjusted to reflect the effect of the potential share issuance to Pershing Square for $400 million, at the election of Valeant, pursuant to the Pershing Square relationship letter (see Note 1).

(r)	To adjust accumulated deficit as follows:

(In millions)
Eliminate Allergan’s retained earnings	$(5,138.8)
Recognize unrealized gain on Allergan common stock held by Valeant upon consummation of the proposed combination with Allergan(a)	23.5
Estimated acquisition-related costs expected to be incurred by Valeant in connection with the proposed combination with Allergan(b)	(123.8)

Total	$(5,239.1)

(a)	In accordance with ASC 805, Valeant is required to measure its equity interests in Allergan at fair value upon the consummation of the proposed combination with Allergan and recognize any unrealized gains or losses in net earnings. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that Valeant will hold 597,531 shares of Allergan common stock, consisting of 100 shares of Allergan common stock held by Valeant and 597,431 shares of Allergan common stock expected to be allocated to Valeant upon the dissolution of PS 1 Fund. Valeant’s total cost for these shares of Allergan common stock is $75.9 million. Assuming the fair value of a share of Allergan common stock will equal to $166.39, the value of the Standard Election Consideration determined using the closing price of Valeant common shares of $113.72 per share as of August 19, 2014, the gain to be recognized by Valeant would be $23.5 million. The gain expected to be recognized by Valeant upon consummation of the proposed combination with Allergan has been reflected in the pro forma condensed combined balance sheet as of June 30, 2014 as a reduction to accumulated deficit, and not in the pro forma combined statements of loss, as it does not have a continuing effect on the operating results of combined company. The resulting gain or loss will be recognized by Valeant in its consolidated statement of income/loss in the period in which the proposed combination with Allergan is consummated.
(b)	For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that Valeant will incur approximately $130 million of acquisition-related costs (excluding financing fees payable pursuant to the commitment letter), of which $6.2 million was incurred during the six months ended June 30, 2014 (see Note 2). The remaining acquisition-related costs have not been reflected in the unaudited pro forma combined statements of loss as they do not have a continuing effect on the financial results of the combined company.

The unaudited pro forma condensed combined financial statements do not reflect the acquisition-related restructuring charges associated with the expected pre-tax cost saving. The total cash and non-cash acquisition-related restructuring charges are estimated to be 40% of the estimated annual synergies or $1.1 billion.

(s)	The unaudited pro forma combined basic and diluted earnings per share for the periods presented have been adjusted by the number of Valeant common shares expected to be issued in connection with the proposed combination with Allergan:

(In millions)	Year ended December 31, 2013	Six Months Ended June 30, 2014
Adjustment to basic and diluted weighted-average number of Valeant common shares outstanding
Number of Valeant common shares expected to be issued upon conversion of shares of Allergan common stock at an exchange ratio of 0.83	222.7	222.7
Number of Valeant common shares expected to be issued upon conversion of shares of Allergan common stock at an exchange ratio of 1.22659	34.7	34.7
Number of Valeant common shares expected to be issued upon conversion of shares of Allergan common stock relating to vested Allergan stock options at an exchange ratio of 0.83	5.7	5.7

Total(a)	263.1	263.1

(a)	As described in Note 4(d), these unaudited pro forma condensed combined financial statements assume that Valeant will issue stock options and restricted share awards to replace Allergan stock options and restricted share awards, inclusive of restricted shares, restricted stock units and phantom stock units, outstanding at the effective time of the proposed combination with Allergan. For purposes of these unaudited pro forma condensed combined financial statements, the replacement share-based awards have been excluded from the calculation of the pro forma diluted loss per share, as the effect of including them would have been anti-dilutive, as it would have reduced the pro forma loss per share. The potential dilutive effect of the replacement stock options and restricted share awards is as follows:

(In millions)	Year ended December 31, 2013	Six Months Ended June 30, 2014
Adjustment to diluted weighted-average number of Valeant common shares outstanding
Dilutive effect of replacement stock options	1.4	6.2
Dilutive effect of replacement restricted share awards	0.5	0.6

Total	1.9	6.8

These unaudited pro forma condensed combined financial statements have not been adjusted to reflect the effect of the potential share issuance to Pershing Square for $400 million, at the election of Valeant, pursuant to the Pershing Square relationship letter (see Note 1).

DESCRIPTION OF VALEANT COMMON SHARES

The authorized share structure of Valeant consists of an unlimited number of common shares with no par value. This section describes the terms of Valeant common shares. The following description is only a summary and is qualified in its entirety by reference to applicable law, the Valeant Notice of Articles and the Valeant Articles.

Dividends

Subject to any preference as to the payment of dividends provided to any shares ranking in priority to the Valeant common shares, the holders of Valeant common shares shall, except as otherwise hereinafter provided, be entitled to participate equally with each other as to dividends and Valeant shall pay dividends thereon, as and when declared by the Valeant Board, out of moneys properly applicable to the payment of dividends, in amounts per share and at the same time on all such Valeant common shares at the time outstanding as the Valeant Board may from time to time determine. While the Valeant Board will review Valeant’s dividend policy from time to time, except as described in this offer to exchange following the consummation of the offer and the second-step merger, Valeant currently does not intend to pay any cash dividends in the foreseeable future on Valeant common shares.

Voting

The holders of the Valeant common shares are entitled to receive notice of and attend (in person or by proxy) and be heard at all general meetings of the shareholders of Valeant (other than separate meetings of the holders of shares of any other class of shares of Valeant or any series of shares of such other class of shares) and to vote at all such general meetings with each holder of Valeant common shares being entitled to one vote per Valeant common share held at all such meetings.

Liquidation, Dissolution and Winding-Up

In the event of the liquidation, dissolution or winding-up of Valeant or other distribution of assets of Valeant among its shareholders for the purpose of winding up its affairs, all of the property and assets of Valeant which remain after payment to the holders of any shares ranking in priority to the Valeant common shares in respect of payment upon liquidation, dissolution or winding-up of all amounts attributed and properly payable to such holders of such other shares in the event of such liquidation, dissolution, winding-up or distribution, shall be paid or distributed equally, share for share, to the holders of the Valeant common shares without preference or distinction.

Other Rights

The holders of Valeant common shares do not have any preemptive, subscription or redemption rights.

COMPARISON OF HOLDERS’ RIGHTS

Allergan stockholders who validly tender their shares in the offer and do not properly withdraw such shares may receive Valeant common shares following consummation of the offer. Since Valeant is a British Columbia corporation, the rights of the stockholders of Valeant are governed by the BCBCA, the Valeant Notice of Articles and the Valeant Articles. Since Allergan is a Delaware corporation, the rights of Allergan stockholders are governed by the applicable laws of the State of Delaware, including the DGCL, and by the Allergan Charter and Allergan Bylaws.

The following is a summary comparison of:

•	the current rights of Allergan stockholders under the DGCL and the Allergan Charter and Allergan Bylaws; and

•	the rights Allergan stockholders will have as Valeant shareholders under the BCBCA, the Valeant Notice of Articles and the Valeant Articles upon the consummation of the offer and the second-step merger.

The following summary is not a complete statement of the rights of stockholders of either of the two companies or a complete description of the specific provisions referred to below. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the BCBCA, DGCL, the Valeant Articles and the Allergan Charter and Allergan Bylaws. Copies of the Valeant Articles and the Allergan Charter and Allergan Bylaws are incorporated by reference herein and will be sent to Allergan stockholders, upon request. See the section of this offer to exchange titled “Where You Can Find More Information.”

	Valeant	Allergan
Authorized Capital Stock

The authorized share structure of Valeant consists of an unlimited number of common shares without par value and without special rights and restrictions attached thereto.

As of August 18, 2014, 335,475,447 Valeant common shares were issued and outstanding. Valeant’s common shares are listed on both the NYSE and the TSX under the symbol “VRX.”

The authorized capital stock of Allergan currently consists of 500,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

According to the Allergan 10-Q, as at July 31, 2014, 307,605,860 shares of Allergan common stock were issued and outstanding (including 10,422,051 shares held in treasury), and no shares of preferred stock were issued and outstanding. Allergan common stock is listed on the NYSE under the symbol “AGN.”

Annual Meetings of Stockholders

The Valeant Articles provide that the annual general meeting of the shareholders will be held at least once in each calendar year and not more than 15 months after the annual reference date for the preceding calendar year.

The Valeant Articles also allow for the directors to approve any location for the holding of a meeting of shareholders.

The Allergan Bylaws provide that the annual meeting of stockholders will be held at the time and place determined by the Allergan Board.

The DGCL provides that a company must hold an annual meeting as provided in the company’s bylaws.

	Valeant	Allergan
Special Meetings of Stockholders

The Valeant Articles provide that special meetings of the shareholders may be called by the board of directors at any time.

In addition, under the BCBCA, the holders of not less than 5% of the issued shares of a company that carry the right to vote at a general meeting may requisition that the directors call a meeting of shareholders for such purposes as stated in the requisition. Upon meeting the technical requirements set out in the BCBCA, the directors must call a meeting of shareholders to be held not more than four months after receiving the requisition. If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them holding in aggregate more than 2.5% of the issued shares of the company that carry the right to vote at general meetings may send notice of a general meeting to be held to transact the business stated in the requisition.

The Allergan Charter and Allergan Bylaws provide that special meetings of the stockholders may be called at any time by the Chairman of the Allergan Board, Allergan’s Chief Executive Officer or the Allergan Board at any time and for any purpose or purposes. In addition, Allergan’s secretary must call a special meeting upon the written request of the holders of record of at least 25% of the outstanding Allergan common stock, which we refer to as the Requesting Percentage (excluding any derivative security (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a call equivalent position (as such term is defined in Rule 16a-1(b) under the Exchange Act)) of Allergan at the time such request is validly submitted. In addition, a Special Meeting Request (as determined in the Allergan Bylaws) must be provided. The Special Meeting Requests must be signed by Proposing Persons (as defined in the Allergan Bylaws) that have a Net Long Beneficial Ownership of at least the Requisite Percentage. The Special Meeting Request must include (i) the name and address of the proposing person as they appear on Allergan’s books, (ii) the class and number of shares owned by such proposing person, (iii) a representation that the proposing stockholder intends to hold its shares of Allergan common stock through the date of the proposed meeting, (iv) an acknowledgement that any reduction in such proposing stockholder’s Net Long Beneficial Ownership following the delivery of the request shall constitute a revocation, (v) any Disclosable Interests (as defined below), (vi) the purpose or purposes of the proposed meeting and (vii) any other information required by the Allergan Charter. The Allergan Bylaws further provide that the Secretary will not accept a request for a special meeting if the request is received during the period beginning 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of Allergan stockholders and ending on the

Valeant	Allergan

date of the final adjournment of the next annual meeting of Allergan stockholders or if a “similar item” was presented at any meeting of Allergan stockholders within one year prior to the receipt of the request.

The Allergan Bylaws define “Disclosable Interest” as (i) the full notional amount of any securities that, directly or indirectly, underlie any derivative security that constitutes a call equivalent position and that is, directly or indirectly, held or maintained by such proposing stockholder with respect to any shares of any class or series of shares of Allergan, (ii) any rights to dividends on the shares of any class or series of capital stock of Allergan owned beneficially by such proposing stockholder that are separated or separable from the underlying shares of Allergan, (iii) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which such proposing stockholder is, or is reasonably expected to be made, a party or material participant involving Allergan or any of its officers, directors or employees, or any affiliate of Allergan, or any officer, director or employee of such affiliate, (iv) any other material relationship between such proposing stockholder, on the one hand, and Allergan, any affiliate of Allergan, any officer, director or employee of Allergan or any affiliate thereof, or any principal competitor of Allergan, on the other hand, (v) any direct or indirect material interest in any material contract or agreement of such proposing stockholder with Allergan, any affiliate of Allergan or any principal competitor of Allergan (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (vi) any other information relating to such proposing stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations

	Valeant	Allergan
of proxies or consents by such proposing stockholder in support of the business proposed to be brought before the meeting; provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a proposing stockholder solely as a result of being the stockholder directed to prepare and submit the request required by Article 10 of the Allergan Charter or the Allergan Bylaws on behalf of a beneficial owner.

Stockholder Action by Written Consent	Under the BCBCA, shareholder action without a meeting may be taken by a “consent resolution” of shareholders, which requires that, after being submitted to all shareholders entitled to vote at a general meeting, the resolution is consented to in writing by: (1) in the case of a matter that would normally require an ordinary resolution, shareholders who, in the aggregate, hold shares carrying at least 66 2⁄3% of the votes entitled to be cast on such consent resolution, or (2) in the case of any other resolution of the shareholders, unanimous consent of the votes entitled to be cast on such consent resolution. A consent resolution of shareholders is deemed to be a proceeding at a meeting of those shareholders and to be as valid and effective as if it had been passed at a meeting of shareholders that satisfies all the requirements of the BCBCA and its related regulations, and all the requirements of the Valeant Articles, relating to meetings of shareholders.

Under the Allergan Charter, holders of record of at least 25% of the voting power of Allergan’s capital stock entitled to vote may request that the Allergan Board fix a record date for stockholders to act by written consent. The request must, among other things, describe the action proposed to be taken and contain the information and representations required by the Allergan Charter and Allergan Bylaws. The Allergan Board must determine the validity of such request (including whether such request relates to an action that may be taken by written consent), and, if appropriate, fix a record date for such purpose by the later of (1) 20 days after receipt of such request or (2) five days after the delivery of any information requested by Allergan to determine the validity of such request. The record date to be set by the Allergan Board may not precede and may be no more than 10 days after the date of the Allergan Board resolution fixing such record date. If no record date is fixed by the Allergan Board, the record date will be the first date on which a signed written consent is delivered to Allergan.

Allergan stockholders may not act by written consent if, among other things, (1) the request described above is received during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of

	Valeant	Allergan

the final adjournment of the next annual meeting, (2) an identical or substantially similar item was presented at any meeting of the stockholders within one year prior to the receipt of the request or (3) the Allergan Board calls an annual or special meeting or solicits action by written consent with respect to such similar item.

Allergan stockholders may act by written consent only if written consents are solicited from all holders of capital stock of Allergan entitled to vote on the matter. Each written consent must include the date such written consent was signed by the stockholder, and all written consents must be dated within 60 days of the earliest written consent delivered to Allergan. Written consents must be signed by a sufficient number of stockholders having the requisite voting power to authorize or take such action.

Number and Election of Directors

The BCBCA requires that public companies have a minimum of three directors. The Valeant Articles provide that the number of directors may be set by the Valeant Board, but will be no less than three and not more than 20 directors. As of the date of this offer to exchange, the Valeant Board consists of 10 directors.

Pursuant to the rules of the TSX, Valeant is required to hold annual elections for all directors.

The Valeant Articles provide that directors are to be elected by the shareholders entitled to vote at the annual general meeting for the election of directors. Furthermore, the Valeant Articles state that at any shareholders meeting at which directors are to be elected, a separate vote of shareholders will be taken with respect to each candidate nominated for director. Pursuant to Valeant’s majority voting policy, in an unsolicited election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation

The Allergan Charter provides that the number of directors on the Allergan Board will be fixed by, or in the manner provided in, the Allergan Bylaws. The Allergan Bylaws provide that the number of directors will be fixed by resolution of the Allergan Board, but will be no less than five and not more than 15 directors. As of the date of this offer to exchange, the Allergan Board consisted of nine directors.

The members of the Allergan Board are elected annually.

The Allergan Bylaws provide that directors are to be elected by a majority of the votes cast with respect to such director; provided that, if the number of nominees exceeds the number of directors to be elected at such meeting, each of the directors to be elected will be elected by a plurality of the votes cast by the shares represented and entitled to vote at such meeting with respect to the election of such director.

The Allergan Bylaws further provide that, at all times, a majority of the directors on the Allergan Board must be “independent

	Valeant	Allergan

promptly following the vote. Neither the BCBCA nor the Valeant Articles explicitly contains a plurality voting provision; however, if the number of nominees exceeds the number of directors to be elected at such meeting, each of the directors to be elected will be elected by a plurality of the votes cast by the shares represented and entitled to vote at such meeting with respect to the election of such director.

Canadian securities laws require that Valeant have a minimum of three “independent” directors (as defined under applicable Canadian securities laws).

directors” (as defined pursuant to the rules and regulations of any stock exchange or securities market applicable to Allergan).

Director Qualifications

The BCBCA requires that each director be an individual who is at least 18 years of age, has not been found by a court to be incapable of managing his or her own affairs, is not an undischarged bankrupt and has not been convicted of an offence in connection with the promotion, formation or management of a corporation or unincorporated business, or of an offence involving fraud (or, unless the court orders otherwise, five years have elapsed since certain occurrences relating to the offence, or a pardon was granted or issued under the Criminal Records Act (Canada)).

There is no requirement under the Valeant Articles for a director to hold a share in the capital of Valeant as qualification for his or her office.

The DGCL requires that directors of Delaware corporations be natural persons.

Fiduciary Duties	The BCBCA requires that directors and officers (1) act honestly and in good faith with a view to the best interests of the company, (2) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances, (3) act in accordance with the BCBCA and its related regulations, and (4) subject to the above, act in accordance with the articles of the company.	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material

	Valeant	Allergan
information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the shareholders.

Limitation of Liability of Directors

Under the BCBCA, no provision in a contract or the articles may relieve a director or officer from (1) the duty to act in accordance with the BCBCA and its related regulations, or (2) liability that by virtue of any enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to the company.

A director is not liable under the BCBCA for certain acts if the director relied, in good faith, on (1) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (2) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (3) a statement of fact represented to the director by an officer of the company to be correct, or (4) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate. Further, a director is not liable for certain acts if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCBCA.

Under the DGCL, the certificate of incorporation may limit the liability of directors of the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful dividends or stock redemptions or repurchases and (4) transactions in which the director derived an improper personal benefit. Allergan’s certificate of incorporation contains such a limitation of liability.

	Valeant	Allergan
Indemnification of Directors and Officers

Under the BCBCA, a company may indemnify a director or officer, a former director or officer, or a person who acts or acted at the company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, which we refer to as an eligible party, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the company or other entity, if: (1) the individual acted honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; and (2) in the case of a proceeding other than a civil proceeding, the individual had reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an eligible party if it is prohibited from doing so under its articles, even if it had agreed to do so by an indemnification agreement (provided that the articles prohibited indemnification when the indemnification agreement was made). A company may advance the expenses of an eligible party as they are incurred in an eligible proceeding only if the eligible party has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the eligible party will repay any amounts advanced. On application from an eligible party, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

The Valeant Articles require Valeant to indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such

Under the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding; provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The DGCL provides that a Delaware corporation must indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL further provides that a Delaware corporation may purchase and maintain insurance on behalf of any director, officer, employee or agent of such corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability.

The Allergan Charter provides that Allergan will indemnify its directors and officers to the fullest extent permitted by the DGCL.

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person is or may be liable, and Valeant must indemnify, and pay expenses in advance of the final disposition of an eligible proceeding in accordance with, and to the fullest extent and in all circumstances permitted by, the BCBCA. Valeant may also indemnify any other person.

In addition, the Valeant Articles specify that failure of an eligible party or any other person to comply with the BCBCA or the Valeant Articles does not invalidate any indemnity to which he or she is entitled. The Valeant Articles also allow for Valeant to purchase and maintain insurance for the benefit of any eligible party.

Removal of Directors

The Valeant Articles provide that directors may be removed by special resolution of shareholders. A “special resolution” is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) signed by all shareholders entitled to vote on the resolution.

In addition, the Valeant Articles provide that the Valeant Board may remove any director before the expiration of his or her term of office if the director ceases to be qualified to act as a director of a company and does not promptly resign.

The Allergan Charter provides that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Newly Created Directorships and Vacancies

The BCBCA provides that any vacancy on the board created by the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the shareholders or by the remaining directors. In the case of a casual vacancy under the BCBCA, the remaining directors may fill the vacancy.

According to the Valeant Articles, a director elected or appointed to fill a vacancy on the Valeant Board shall hold office for the unexpired term of his or her predecessor.

The Allergan Charter and Allergan Bylaws provide that any vacancies on the Allergan Board or newly created directorships may be filled solely by the affirmative vote of a majority of the remaining directors, even if less than a quorum. However, the DGCL also provides that, if the directors then in office constitute less than a majority of the whole Allergan Board, then, upon application by stockholders representing at least 10% of the outstanding shares entitled to vote for those directors, the Delaware Court of Chancery may order a stockholder election of directors to be held.

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The Valeant Articles provide that the Valeant Board, between annual general meetings of shareholders, may appoint one or more additional directors, but the number of additional directors so appointed must not at any time exceed one-third of the number of directors elected at the last general meeting of shareholders.

Quorum for Stockholders Meetings	The Valeant Articles provide that two persons who are, or represent by proxy, shareholders holding, in the aggregate, at least 25% of the issued shares entitled to be voted at the meeting, constitute a quorum at any annual or special meeting of the shareholders.	The Allergan Bylaws provide that the holders of a majority in voting interest of the shares entitled to be voted thereat, present in person or by proxy, constitute a quorum at any annual or special meeting of stockholders.

Voting Rights

Under the BCBCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the BCBCA, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings.

The Valeant Articles provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands or by means of electronic, telephonic or other communication facility, unless a poll is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy. Votes by a show of hands or functional equivalent result in each person having one vote (regardless of the number of shares such person is entitled to vote). If voting is conducted by poll, each person is entitled to one vote for each share such person is entitled to vote.

For additional information on voting rights, see the sections of this summary titled “Fundamental Changes” and “Business Combinations Without a Vote of Stockholders” below.

Under the Allergan Bylaws, at any meeting of stockholders at which a quorum is present, all matters, except as otherwise provided in the Allergan Charter or Allergan Bylaws or by law, shall be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and entitled to vote at such meeting and on such matter.

For additional information on voting rights see the sections of this summary titled “Fundamental Changes” and “Business Combinations Without a Vote of Stockholders” below.

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Notice of Stockholder Proposals

The Valeant Articles provide that nominations of persons for election to the Valeant Board may be (1) by or at the direction of the board of directors or (2) by a shareholder of record who is entitled to vote and who has complied with the advance notice procedures set forth in the Valeant Articles.

The Valeant Articles provide that a shareholder wishing to nominate a director must do so (1) in the case of an annual general meeting, not later than the close of business on the 50th day prior to the date of the annual general meeting of Valeant shareholders, or (2) in the case of a special meeting (which is also not an annual general meeting) of Valeant shareholders called for the purpose of electing directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

Under the BCBCA, a proposal may be made by certain registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. Such a proposal is made by a written notice setting out a matter that the submitter wishes to have considered at the next annual general meeting of the company.

A shareholder proposal is valid under the BCBCA if: (1) it is signed by the submitter and shareholders who, in the aggregate, have at least 1% of the issued shares or whose shares have a fair market value in excess of $2,000; (2) the submitter has been a beneficial or registered shareholder of one or more shares for a period of at least two years; (3) the proposal is accompanied by certain declarations, including the submitter’s name and mailing address, the number and class of shares carrying the right to vote at general meetings owned by the signatory of such declaration, and the name of the registered holder of such shares; and (4) the proposal and declarations are received by the company

The Allergan Bylaws provide that nominations of persons for election to the Allergan Board and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the Allergan Board or (2) by a stockholder of record who is entitled to vote and who has complied with the advance notice procedures set forth in the Allergan Bylaws.

In general, a stockholder wishing to nominate a director or raise another proposal at an annual meeting of stockholders must notify Allergan in writing between 30 and 60 days prior to the scheduled annual meeting; provided that, if less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder must be delivered or received not later than the close of business on the 10th day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal or making the nomination.

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at least three months before the anniversary of the previous year’s annual reference date.

Subject to certain exceptions set out in section 189 of the BCBCA, a company that receives a valid proposal must send, to all persons who are entitled to notice of the annual general meeting in relation to which the proposal is made, the text of the proposal, the names and mailing addresses of supporters of the proposal, and the text of a statement made by the person submitting the proposal, if any, accompanying the proposal. The statement and proposal together must not exceed 1,000 words. In certain situations, a company need not process a proposal, including if the proposal is not valid, if substantially the same proposal was submitted to shareholders relating to a general meeting held not more than the prescribed period before the receipt of the proposal, or if the proposal does not relate in a significant way to the business or affairs of the company.

Inspection of Records

Under the BCBCA, any director or shareholder may, without charge, inspect certain of the corporation’s records at the corporation’s records office or such other place where such records are kept during the corporation’s statutory business hours. Former shareholders and directors may also inspect certain records, free of charge, but only those records pertaining to the times that they were shareholders or directors. Further, public companies must allow all persons to inspect certain records of the company free of charge.

As permitted by the BCBCA, the Valeant Articles prohibit shareholders from inspecting or obtaining any accounting records of the company, unless the directors determine otherwise.

Under the DGCL, any stockholder, in person or by attorney or other agent, may, upon written demand, inspect the corporation’s books and records for a proper purpose.

Amendments of Governing Documents	Under the BCBCA a company may amend its articles or notice of articles by (1) the type of resolution specified in the BCBCA, (2) if the BCBCA does not	Under the DGCL, the adoption of a resolution of advisability by the Allergan Board, followed by affirmative vote of the holders of a majority of the outstanding

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specify a type of resolution, then by the type specified in the company’s articles, or (3) if the company’s articles do not specify a type of resolution, then by special resolution. The BCBCA permits many substantive changes to a company’s articles (such as a change in the company’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) to be changed by the resolution specified in that company’s articles.

The Valeant Articles provide that certain alterations of the terms of its common shares require an ordinary resolution and other types of alterations require a special resolution. The Valeant Articles also provide that a change in company name may be effected by a resolution of the directors. Furthermore, the Valeant Articles state that, unless the BCBCA or the Valeant Articles otherwise require, any action to be taken or authorized by the shareholders, including any amendment or alteration to the Valeant Articles, may be by ordinary resolution.

shares entitled to vote, is required to amend the Allergan Charter. In addition, amendments that make changes relating to a class of stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class or otherwise adversely affecting the rights of that class, must be approved by the majority vote of each class of stock, or series thereof, affected, unless, in the case of an increase in the number of shares, the Allergan Charter takes away that right.

The Allergan Charter provides that the Allergan Board is expressly authorized to make, repeal, alter, amend or rescind the Allergan Bylaws. The Allergan Bylaws provide that they may be altered, amended, repealed or rescinded and new bylaws may be adopted by the Allergan Board or by the stockholders at any annual or special meeting of stockholders; provided that notice of such proposed alteration, amendment, repeal, rescission or adoption is given in the notice of such meeting.

Fundamental Changes

Under the BCBCA, certain extraordinary company alterations such as changes to authorized share structure, continuances out of province, certain mergers, sales, leases or other dispositions of all or substantially all of the property of a company (other than in the ordinary course of business), liquidations, dissolutions, and certain statutory arrangements are required to be approved by special resolution.

In certain cases, an action that prejudices, adds restrictions to or interferes with a right or special right attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.

Under the DGCL, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual course of the corporation’s business, or a dissolution of the corporation, that a board of directors or governing body deems expedient and in the best interests of a corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise.

Protection of Minority Stockholders	Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”) contains detailed requirements in connection with	In general, Section 203 of the DGCL prevents an “interested stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding

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“related party transactions.” A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities or assuming liabilities. “Related party” as defined in MI 61-101, includes (i) directors and senior officers of the issuer, (ii) holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s outstanding voting securities, and (iii) holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

A corporation may not opt out of the provisions of MI 61-101.

voting stock) of a Delaware corporation which is listed on a national stock exchange or which has 2,000 or more stockholders of record from engaging in a “business combination” (defined as a variety of transactions, including mergers) with such corporation for three years following the date that person became an interested stockholder unless (1) before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (2) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither the Allergan Charter nor the Allergan Bylaws contains the election not to be governed by Section 203 of the DGCL.

Required Vote for Transactions with Interested Stockholders	MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the information circular sent to security holders in connection with a related party transaction where a meeting is required	In general, Section 203 of the DGCL prevents an “interested stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding voting stock) of a Delaware corporation

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and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the disinterested shareholders of the issuer have approved the related party transaction by a simple majority of the votes cast.

which is listed on a national stock exchange or which has 2,000 or more stockholders of record from engaging in a “business combination” (defined as a variety of transactions, including mergers) with such corporation for three years following the date that person became an interested stockholder unless (1) before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (2) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The Allergan Charter provides that in addition to any affirmative vote required by applicable law or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any series of preferred stock, the approval or authorization of any business combination (as defined in Section 203(c)(3) of the DGCL, which includes a variety of transactions, including mergers) with an “interested

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stockholder” (defined for this purpose generally as a person with 5% or more of Allergan’s outstanding voting stock) that has not been approved by a majority of the “independent directors” (defined as the members of the Allergan Board who were directors of Allergan prior to any person becoming an interested stockholder or were recommended for election or elected to succeed such directors by a majority of such directors) of Allergan prior to the date that such stockholder became an interested stockholder, requires the affirmative vote of the holders of not less than a majority of the shares held by persons other than the interested stockholder then outstanding.

Appraisal or Dissenters’ Rights

Under British Columbia law, shareholders of a company are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the company resolves such matters as to: (1) alter its articles or alter the restrictions on the powers of the company or on the business it is permitted to carry on; (2) approve certain mergers; (3) approve a statutory arrangement, where the terms of the arrangement permit dissent; (4) sell, lease or otherwise dispose of all or substantially all of its undertaking; or (5) continue the company into another jurisdiction.

The BCBCA provides that beneficial owners of shares who wish to exercise their dissent rights with respect to their shares must dissent with respect to all of the shares beneficially owned by them, whether or not they are registered in their name.

Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation. Appraisal rights are not available under the DGCL to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger in accordance with Section 251(f) of the DGCL. In addition, no appraisal rights are available under the DGCL to holders of shares of any class of or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

Notwithstanding the above, appraisal rights will be available to those stockholders who are required by the terms of the agreement of merger or consolidation to accept for that stock anything other than: (1) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (2) shares of stock of another corporation, or depository receipts in respect thereof, which, as of the effective date of the merger or consolidation, are listed on a national securities exchange or held of record by more than 2,000 stockholders;

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(3) cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs; or (4) any combination of the items listed in (1)-(3).

Oppression Remedy

The BCBCA’s oppression remedy enables a court to make almost any order to rectify the matters complained of if the court is satisfied upon application by a shareholder (including a beneficial shareholder and any other person that the court considers to be an appropriate person to make such an application) that the affairs of the company are being conducted in a manner that is oppressive to one or more shareholders, or that some action has been or may be taken that is unfairly prejudicial to one or more shareholders. The applicant must be one of the persons being oppressed or prejudiced and the application must be brought in a timely manner.

The oppression remedy provides the court with extremely broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.

The DGCL does not provide for a similar remedy to the oppression remedy under the BCBCA; however, stockholders are entitled to remedies for a violation of a director’s fiduciary duties under Delaware common law.

Business Combinations Without a Vote of Stockholders	The BCBCA provides that if, in the event of a takeover offer, within four months after the making of the offer, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice, to acquire (on the same terms on which the offeror acquired shares under the takeover bid) the shares held by those holders of shares of that class who did not accept the offer. If the 90% threshold is not met, a shareholder meeting may be called and associated regulations complied with for	An entity owning at least 90% of the outstanding shares of a corporation formed under the DGCL may merge with or into another corporation by (1) authorizing such merger in accordance with the owning entity’s governing documents and the laws of the jurisdiction under which such entity is formed or organized and (2) filing with the Delaware Secretary of State a certificate of such ownership and merger, which shall state the terms and conditions of the merger, including the securities, cash, property, or rights to be issued, paid, delivered or granted by the surviving constituent party upon surrender of each

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	an acquisition, including obtaining a two-thirds majority approval in order to acquire the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the courts, within two months of receiving notice, and the courts may set a different price or term of payment or make any consequential order or direction as it considers appropriate.	share of the corporation or corporations not owned by the entity. Such a merger would not require the approval of the stockholders of the other corporation; however, the owners of the shares in the other corporation not owned by the merging entity would have appraisal rights.

Derivative Actions

A complainant (a director or shareholder of a company, which includes a beneficial shareholder, and any other person that a court considers to be an appropriate person to make such an application) of Valeant may apply to the court for leave to bring an action in the name and on behalf of Valeant, or to intervene in an existing action to which Valeant is a party, for the purpose of prosecuting or defending an action on behalf of Valeant. Under the BCBCA, the court may grant leave if: (1) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the action; (2) notice of the application for leave has been given to the company and any other person that the court may order; (3) the complainant is acting in good faith; and (4) it appears to the court to be in the best interests of the company for the action to be brought, prosecuted or defended.

Under the BCBCA, the court in a derivative action may make any order it determines to be appropriate. In addition, under the BCBCA, a court may order a company or its subsidiary to pay the shareholder’s interim costs, including legal fees and disbursements. However, the shareholder may be held accountable for the costs on final disposition of the action.

Under the DGCL, a stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or the stockholder must have received stock in the corporation by operation of law from a person who was such a stockholder at the time of the wrong. In addition, the stockholder must remain a stockholder throughout the litigation. There is no requirement under the DGCL to advance the expenses of a lawsuit to a stockholder bringing a derivative suit.

Rights Plan	Valeant does not have a shareholder rights plan in place.	Allergan entered into a Rights Agreement, dated April 22, 2014, between Allergan and Wells Fargo Bank, N.A. See below for a summary of the Rights Agreement.

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Consideration of Other Constituencies	The Valeant Articles do not provide for the consideration of other constituencies.	The Allergan Charter provides that the Allergan Board, its committees and each individual director, in discharging their respective duties under applicable law, may consider the effects, both short-term and long-term, of any action or proposed action taken or to be taken by Allergan, the Allergan Board or any of its committees on the interests of (1) the employees, distributors, customers, suppliers and/or creditors of Allergan and its subsidiaries and (2) the communities in which Allergan and its subsidiaries own or lease property or conduct business, all to the extent that the Allergan Board, any of its committees or any individual director deems pertinent under the circumstances.

Dividends and Liquidation

Under the BCBCA, a corporation may pay a dividend out of profits, capital or otherwise, (1) by issuing shares or warrants by way of dividend or (2) in property, including money. Further, under the BCBCA, a corporation cannot declare or pay a dividend if there are reasonable grounds for believing that the corporation is insolvent or payment of the dividend would render the corporation insolvent.

The Valeant Articles provide that the directors may from time to time declare and authorize payment of such dividends as the directors may deem advisable. Under Valeant’s Articles, a resolution declaring a dividend may direct payment of the dividend wholly or partly in money, by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the company or any other corporation, or in any one or more of those ways.

The Valeant Articles provide that, in the event of liquidation, dissolution or winding-up of the company, all amounts attributed and properly payable to such holders of such other shares, shall be paid or distributed equally, share for share, to the holders of the common shares without preference or distinction.

Under the DGCL, a corporation may, subject to any restrictions in its certificate of incorporation, pay dividends out of capital surplus (defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board) and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding shares having a preference on asset distributions.

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Redemption and Repurchase of Shares	The Valeant Articles provide that the company may, if authorized by the directors, purchase or otherwise acquire any of its shares upon the terms authorized by the directors. However, the company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that the corporation is insolvent or making the payment or providing the consideration would render the company insolvent.	A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital, shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

ALLERGAN POISON PILL RIGHTS AGREEMENT

The following description is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which was filed with the SEC by Allergan as Exhibit 4.1 to its Form 8-K filed on April 23, 2014.

On April 22, 2014, the Allergan Board adopted a poison pill rights plan and declared a dividend of one poison pill right, which we refer to as a Right, for each outstanding share of Allergan common stock outstanding at the close of business on May 8, 2014, which we refer to as the Rights Record Date. Each Right entitles the registered holder thereof, after the Rights become exercisable and until 8:00 a.m. Eastern Time on April 22, 2015 (or the earlier redemption, exchange or termination of the Rights), to purchase from Allergan one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, which we refer to as the Series A Preferred Stock, at a price of $500.00 per one one-thousandth of a share of Series A Preferred Stock, subject to certain antidilution adjustments, which we refer to as the Rights Purchase Price. Until the earlier to occur of (1) the close of business on the tenth business day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the Allergan common stock (including certain synthetic equity positions created by derivative securities), which we refer to as an Acquiring Person, or (2) the close of business on the tenth business day (or such later date as may be determined by action of the Allergan Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person (we refer to the earlier of (1) and (2) as the Distribution Date), the Rights will be evidenced, with respect to any certificates representing Allergan common stock outstanding as of the Rights Record Date, by such certificates, or, with respect to any uncertificated shares of Allergan common stock registered in book-entry form outstanding as of the Record Date, by notation in book entry.

The Rights Agreement provides that any person who beneficially owned 10% or more of the Allergan common stock immediately prior to the first public announcement of the Rights Agreement, together with any affiliates and associates of that person, each of which we refer to as an Existing Holder, will not be deemed to be an Acquiring Person for purposes of the Rights Agreement unless the Existing Holder becomes the beneficial owner of one or more additional shares of Allergan common stock (other than pursuant to a dividend or distribution paid or made by Allergan on the outstanding Allergan common stock in shares of Allergan common stock or pursuant to a split or subdivision of Allergan common stock). However, if upon acquiring beneficial ownership of one or more additional shares of Allergan common stock, the Existing Holder does not beneficially own 10% or more of the Allergan common stock then outstanding, the Existing Holder will not be deemed to be an Acquiring Person for purposes of the Rights Agreement.

The Rights will be transferred only with shares of Allergan common stock until the Distribution Date or earlier redemption or expiration of the Rights. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights, which we refer to as the Right Certificates, will be mailed to holders of record of Allergan common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. The Rights will at no time have any voting rights.

Each share of Series A Preferred Stock purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share or, if greater, an aggregate dividend equal to 1,000 times the dividend, if any, declared per share of Allergan common stock. In the event of liquidation, dissolution or winding up of Allergan, the holders of the Series A Preferred Stock will be entitled to a preferential liquidation payment equal to $1,000 per share plus any accrued but unpaid dividends; provided that the holders of the Series A Preferred Stock shall be entitled to 1,000 times the payment made per share of Allergan common stock. Each share of Series A Preferred Stock will have 1,000 votes and will vote together with the Allergan common stock. Finally, in the event of any merger, consolidation or other transaction in which the Allergan common stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of Allergan common stock. The Series A Preferred Stock will not be redeemable. The Rights are protected by customary anti-dilution provisions. Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the value of one one-thousandth of a share of Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Allergan common stock.

In the event that a person becomes an Acquiring Person or if Allergan were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the shares of Allergan common stock were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Allergan common stock having a market value equal to two times the then current Rights Purchase Price. In the event that, after a person has become an Acquiring Person, Allergan were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision must be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Rights Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Rights Purchase Price.

At any time after a person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the then outstanding Allergan common stock, the Allergan Board may cause Allergan to exchange the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, for shares of Allergan common stock at an exchange rate of one share of Allergan common stock per Right (subject to adjustment).

The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right, which we refer to as the Redemption Price, by the Allergan Board at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Allergan Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The Rights will expire at 8:00 a.m. Eastern Time on April 22, 2015 (unless earlier redeemed, exchanged or terminated).

The Rights Purchase Price payable, and the number of one one-thousandth of a share of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (2) upon the grant to holders of the Series A Preferred Stock of certain rights, options or warrants to subscribe for or purchase Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock or (3) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of Allergan for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in shares of Series A Preferred Stock (which dividends will be subject to the adjustment described in clause (1) above)) or of subscription rights or warrants (other than those referred to above).

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Allergan beyond those as an existing shareholder, including, without limitation, the right to vote or to receive dividends.

Any of the provisions of the Rights Agreement may be amended by the Allergan Board, or a duly authorized committee thereof, for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, Allergan may amend or supplement the Rights Agreement in any manner that does not adversely affect the interests of the holders of the Rights.

On June 12, 2014, PS Fund 1 commenced an action in the Delaware Court of Chancery seeking declaratory and other equitable relief, relating to the Rights Agreement. On June 27, 2014, PS Fund 1 and Allergan entered into a settlement resolving this litigation. The settlement provides the clarification sought by PS Fund 1 that its actions in connection with the PS Fund 1 solicitation and receipt of revocable proxies to call a special meeting of shareholders of Allergan will not trigger Allergan’s poison pill.

ADDITIONAL NOTE REGARDING THE OFFER

The offer is being made solely by this offer to exchange and the accompanying letter of election and transmittal and is being made to holders of shares of Allergan common stock. Valeant is not aware of any jurisdiction where the making of the offer or the tender of shares of Allergan common stock in connection therewith would not be in compliance with the laws of such jurisdiction. If Valeant becomes aware of any jurisdiction in which the making of the offer or the tender of shares of Allergan common stock in connection therewith would not be in compliance with applicable law, Valeant will make a good faith effort to comply with any such law. If, after such good faith effort, Valeant cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Allergan common stock in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Valeant by the dealer manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

LEGAL MATTERS

The legality of the Valeant common shares offered by the offer will be passed upon by Farris, Vaughan, Wills & Murphy LLP.

EXPERTS

The consolidated financial statements and related financial statement schedule as of December 31, 2013 and 2012 and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this offer to exchange by reference to Valeant’s Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the financial statement schedule of Valeant as of and for the year ended December 31, 2011, appearing in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by PricewaterhouseCoopers LLP (Canada), independent registered public accounting firm, as stated in their report and incorporated by reference herein in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Bausch & Lomb Holdings Incorporated as of and for the two years ended December 29, 2012 and December 31, 2011, incorporated herein by reference to the Current Report on Form 8-K filed by the Company on June 10, 2013, except as they relate to Technolas Perfect Vision GmbH, have been audited by PricewaterhouseCoopers LLP (US), independent registered public accounting firm. Such consolidated financial statements, except as they relate to Technolas Perfect Vision GmbH, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Technolas Perfect Vision GmbH, not separately presented nor incorporated by reference in this offer to exchange, have been audited by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, independent accountants, whose report thereon is also incorporated by reference herein. The audited consolidated financial statements of Bausch & Lomb Holdings Incorporated, to the extent they relate to Technolas Perfect Vision GmbH, have been so incorporated in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and related financial statement schedule of Allergan, incorporated in this offer to exchange by reference to the Allergan 10-K and management’s report on internal control over financial reporting as of December 31, 2013 included therein, and incorporated herein by reference, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included therein. Pursuant to Rule 436 under the Securities Act, Valeant and Purchaser require the consent of Allergan’s independent registered public accounting firm to incorporate by reference their audit report included in the Allergan 10-K into this offer to exchange. Although such audit report was issued on Allergan’s financial statements and is included in Allergan’s filings, the auditor has not permitted use of its report in the registration statement of which this offer to exchange forms part. On June 25, 2014, Allergan informed Valeant that it would not request that its independent auditor provide Valeant with any consent. The SEC has granted Valeant dispensation from such consent requirement pursuant to Rule 437 under the Securities Act. If Valeant receives this consent, Valeant and Purchaser will promptly file it as an exhibit to Valeant’s registration statement of which this offer to exchange forms a part.

WHERE YOU CAN FIND MORE INFORMATION

Valeant and Allergan file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

The SEC also maintains a website that contains reports, proxy statements and other information that Valeant and Allergan file electronically with the SEC. The address of that website is http://www.sec.gov.

Valeant also files reports and other information with the CSA. These reports and other information are available free of charge on SEDAR at www.sedar.com.

You may also inspect reports, proxy statements and other information about Valeant and Allergan at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Valeant has filed a registration statement on Form S-4 to register with the SEC the Valeant common shares to be issued in connection with the offer and the second-step merger. This offer to exchange is a part of that registration statement. As allowed by SEC rules, this offer to exchange does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, Valeant has also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

The SEC allows Valeant to “incorporate by reference” information into this offer to exchange, which means that Valeant can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this offer to exchange, except for any information superseded by information contained directly in this offer to exchange. This offer to exchange incorporates by reference the documents set forth below that Valeant and Allergan have previously filed with the SEC. These documents contain important information about Valeant and Allergan and their financial condition.

(1) The following documents previously filed by Valeant with the SEC:

Valeant SEC Filings	Period
Annual Report on Form 10-K	Fiscal Year Ended December 31, 2013, as filed on February 28, 2014

Quarterly Report on Form 10-Q	Quarterly Period Ended March, 31 2014, as filed on May 9, 2014, and Quarterly Period Ended June 30, 2014, as filed on August 1, 2014

Current Reports on Form 8-K	Filed on June 10, 2013 (as amended by the 8-K/A filed on October 21, 2013), January 7, 2014, February 27, 2014, April 21, 2014, May 8, 2014, May 21, 2014, May 28, 2014, July 18, 2014 and July 31, 2014 (other than any portion of any documents not deemed to be filed)

Proxy Statement on Schedule 14A	Filed on April 22, 2014

(2) The description of Valeant common shares set forth in Valeant’s registration statements filed by Valeant pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

(3) The following documents previously filed by Allergan with the SEC:

Allergan SEC Filings	Period
Annual Report on Form 10-K (other than the reports of Allergan’s independent public accounting firm contained therein which are not incorporated by reference because the consent of Allergan’s independent public accounting firm has not yet been obtained)	Fiscal Year Ended December 31, 2013, as filed on February 25, 2014

Quarterly Report on Form 10-Q	Quarterly Period Ended March, 31 2014, as filed on May 7, 2014, and Quarterly Period Ended June 30, 2014, as filed on August 5, 2014

Current Reports on Form 8-K	Filed on January 14, 2014 (both), January 21, 2014, January 22, 2014, February 5, 2014, March 13, 2014, April 23, 2014, May 7, 2014, May 9, 2014, May 12, 2014 (both), May 19, 2014, May 21, 2014, May 27, 2014, May 28, 2014, June 2, 2014 (both), June 10, 2014, June 27, 2014, June 30, 2014 (both), July 14, 2014 (both), July 21, 2014, July 23, 2014 and August 18, 2014 (other than any portion of any documents not deemed to be filed)

Proxy Statement(s) on Schedule 14A	Filed on March 26, 2014 and April 22, 2014

(4) The description of Allergan common stock set forth in Allergan’s registration statements filed by Allergan pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating this description.

(5) The description of the Rights set forth in Allergan’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

(6) All documents filed by Valeant and Allergan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this offer to exchange to the date that shares of Allergan common stock are accepted for exchange pursuant to the offer, or the date that the offer is terminated, shall also be deemed to be incorporated herein by reference.

Shareholders may obtain any of these documents without charge upon written or oral request to the information agent at MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, toll-free at (800) 322-2885 or at (212) 929-5500 (call collect), or from the SEC at the SEC’s website at http://www.sec.gov.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM VALEANT, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE TO RECEIVE THEM BEFORE THE EXPIRATION TIME OF THE OFFER. If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

We have not authorized anyone to give any information or make any representation about the offer that is different from, or in addition to, that contained in this offer to exchange or in any of the materials that we have incorporated by reference into this offer to exchange. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

NOTE ON ALLERGAN INFORMATION

All information concerning Allergan, its businesses, operations, financial condition and management presented or incorporated by reference in this offer to exchange is taken from publicly available information other than the description of Allergan’s actions taken in response to the various Valeant proposals as set forth in the section of this offer to exchange titled “Background of the Offer.” This information may be examined and copies may be obtained at the places and in the manner set forth in the section of this offer to exchange titled “Where You Can Find More Information.” Valeant is not affiliated with Allergan, and Allergan has not permitted Valeant to have access to its books and records. Therefore, non-public information concerning Allergan was not available to Valeant for the purpose of preparing this offer to exchange. Although Valeant has no knowledge that would indicate that statements relating to Allergan contained or incorporated by reference in this offer to exchange are inaccurate or incomplete, Valeant was not involved in the preparation of those statements and cannot verify them. None of Valeant or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by Allergan to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Valeant.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Valeant has requested that Allergan provide Valeant with information required for complete disclosure regarding the businesses, operations, financial condition and management of Allergan. On June 25, 2014, Allergan informed Valeant that it will not provide Valeant with the requested information. Valeant will amend or supplement this offer to exchange to provide any and all information Valeant receives from Allergan, if Valeant receives the information before the expiration time of the offer and Valeant considers it to be material, reliable and appropriate.

An auditor’s report was issued on Allergan’s financial statements and included in Allergan’s filings with the SEC. Pursuant to Rule 436 under the Securities Act, Valeant requires the consent of Allergan’s independent registered public accounting firm to incorporate by reference their audit report to the Allergan 10-K into this offer to exchange. Although such audit report was issued on Allergan’s financial statements and is included in Allergan’s filings, the auditor has not permitted use of its report in the registration statement of which this offer to exchange forms part. On June 25, 2014, Allergan informed Valeant that it would not request that its independent auditor provide Valeant with any consent. The SEC has granted Valeant dispensation from such consent requirement pursuant to Rule 437 under the Securities Act. If Valeant receives the consent of Allergan’s independent registered public accounting firm, Valeant will promptly file it as an exhibit to Valeant’s registration statement of which this offer to exchange forms a part. Because Valeant has not been able to obtain the consent of Allergan’s independent registered public accounting firm, you may not be able to assert a claim against Allergan’s independent registered public accounting firm under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Allergan’s independent registered public accounting firm or any omissions to state a material fact required to be stated therein.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF VALEANT AND PURCHASER/

GENERAL PARTNERS, MEMBERS AND CONTROL PERSONS OF PERSHING SQUARE

AND PS FUND 1

The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Valeant are set forth below. Unless otherwise indicated, the business address of each individual in this schedule is Valeant Pharmaceuticals International, Inc., 2150 St. Elzéar Blvd. West, Laval, Québec, Canada, H7L 4A8. Unless otherwise indicated, each position set forth opposite an individual’s name refers to employment with Valeant and each individual has held the applicable position for at least the last five years.

Directors of Valeant (Including Executive Officers Who Are Directors)

Name (Citizenship)	Age	Present Principal Occupation or Employment; Five-Year Employment History
Ronald H. Farmer (Canada)	63	Has been serving on the Valeant Board since August 2011. Since 2003, Mr. Farmer has been the Managing Director of Mosaic Capital Partners, a Toronto-based holding company with interests in several private companies in Canada and the United States. Mr. Farmer is also Director Emeritus of McKinsey & Company, which we refer to as McKinsey, where he spent 25 years in the Toronto and New York offices prior to his retirement in 2003. At McKinsey, he worked with leading global corporations in a variety of industries on strategy and organization challenges and held a number of leadership positions, including serving as a Managing Partner of the Canadian practice from 1991 to 1997 and co-leading its Global eBusiness practice. He served on McKinsey’s Shareholder Council (board of directors). Mr. Farmer is a director on several private company boards including Integran Technologies and PowerMetal Technologies. He has also been a director of the Bank of Montreal since 2003 where he serves on the audit, nominating and governance, and human resources committees. He also serves on the Advisory Council of the Schulich School of Business. He is a former director of Afexa Life Sciences Inc.

Colleen A. Goggins (U.S.A.)	59	Has been serving on the Valeant Board since May 2014. She has been a member of the board of directors of the Toronto-Dominion Bank since 2012. She is also a member of the TD board’s risk committee. In 2013, she joined the Munich-based supervisory board of KraussMaffei Group, a global supplier of machinery and systems for processing plastics and rubber. KraussMaffei Group is a portfolio company of the private equity firm ONEX. Ms. Goggins was employed from 1981 to 2011 by Johnson & Johnson. From 2001 to 2011, she served on Johnson & Johnson’s executive committee and as Worldwide Chairman of the Consumer Group, providing strategic leadership for a fully integrated personal and healthcare portfolio which included many leading brands. Ms. Goggins is involved with a number of non-profit organizations, including the University of Wisconsin Foundation (member of the executive committee and chair of the budget and compensation committee), University’s Center for Brand and Product Management (member), New York City Meals-on-Wheels (board member) and New Jersey Nature Conservancy (trustee).

Schedule I-1

Name (Citizenship)	Age	Present Principal Occupation or Employment; Five-Year Employment History
Robert A. Ingram (U.S.A.)	71	Has been serving on the Valeant Board since September 2010, was the Lead Director from September 2010 to December 2010, was the Chairman of the Valeant Board from December 2010 to March 2011 and is now our Lead Director. Since January 2007, Mr. Ingram has been a general partner at Hatteras Venture Partners, a venture capital firm with a focus on biopharmaceuticals, medical devices, diagnostics and related opportunities in human medicine. Since January 2010, he has served as a special advisor to the Chief Executive Officer of GlaxoSmithKline, which we refer to as GSK. He served as Vice Chairman Pharmaceuticals of GSK from 2002 through 2009 and Chief Operating Officer and President of Pharmaceutical Operations, Chief Executive Officer of Glaxo Wellcome plc from October 1997 to December 2000 and chairman of the board of Glaxo Wellcome Inc., Glaxo Wellcome plc’s U.S. subsidiary, from January 1999 to December 2000. Mr. Ingram was President and Chief Executive Officer of Glaxo Wellcome Inc. from October 1997 to January 1999. Mr. Ingram is also a member of the Board of Advisors for the H. Lee Moffitt Cancer Center and Research Triangle Institute, as well as Chairman of the Board, Research Triangle Foundation of North Carolina and Glaxo North Carolina Foundation. Mr. Ingram currently serves on the boards of Regeneron Pharmaceuticals, Inc. (member of compensation committee), Edwards Life Sciences Corporation (member of compensation committee) and CREE, Inc. (lead director, member of compensation committee and governance and nominations committee). He is a former chairman of the board of Elan Corporation, plc and a former director of Allergan Inc., Misys plc, Nortel Networks Corporation, which we refer to as Nortel, Wachovia Corporation, OSI Pharmaceuticals, Inc., Lowe’s Companies, Pharmaceuticals Product Development Inc., and Valeant Pharmaceuticals International, which we refer to as VPI, which was merged into Valeant, then known as Biovail Corporation, in September 2010, at which time Valeant changed its name to Valeant Pharmaceuticals International, Inc.

Anders O. Lönner (Sweden)	69	Has been serving on the Valeant Board since May 2014. He was the Group President and Chief Executive Officer of Meda AB from November 1999 to October 2013. He was a member of the board at Meda AB from 2000 to October 2013 and VPI from January 2009 to September 2010 (member of compensation committee from May 2009 to September 2010). Prior to joining Meda AB, Mr. Lönner served as the Vice President Nordic region of Astra and as the Chief Executive officer of KaroBio AB. He currently serves as the Chairman of KaroBio AB.

Theo Melas-Kyriazi (Greece)	55	Has been serving on the Valeant Board since September 2010. He has been the Chief Financial Officer of Levitronix Technologies LLC, a worldwide leader in magnetically levitated bearingless motor technology, since 2011, and served as the Chief Financial Officer of its affiliate, Levitronix LLC, since 2006. He was the

Schedule I-2

Name (Citizenship)	Age	Present Principal Occupation or Employment; Five-Year Employment History

		Chief Financial Officer of Thermo Electron Corporation from January 1999 through October 2004. Mr. Melas-Kyriazi was a Vice President of Thermo Electron Corporation during 1998, in charge of corporate strategy; he served as the Chief Executive Officer of Thermo Spectra Corporation, a publicly traded, majority-owned subsidiary of Thermo Electron, from 1994 to 1998, and was Treasurer of Thermo Electron Corporation and all of its publicly traded subsidiaries from 1988 to 1994. He is currently a director of Moderna Therapeutics and GeNO LLC. He is a former director of VPI, Helicos BioSciences Corporation, Cyberkinetics Neurotechnology Systems, Inc. and Glenrose Instruments Inc.

J. Michael Pearson (Canada)	55	Has been the Chief Executive Officer of Valeant and serving on the Valeant Board since September 2010 and the Chairman of the Valeant Board since March 2011. From February 2008 to September 2010, he was the chairman of the board and Chief Executive Officer of VPI. Prior to that, Mr. Pearson served on the Shareholder Council (board of directors) of McKinsey until he left to join VPI. He joined McKinsey in 1984, and over a 23-year career, he worked with leading CEOs and was an integral driver of major turnarounds, acquisitions, and corporate strategy. Within McKinsey, Mr. Pearson held various positions, including head of its global pharmaceutical practice and head of its mid-Atlantic region.

Robert N. Power (U.S.A.)	57	Has been serving on the Valeant Board since August 2008. Mr. Power was a faculty member at The Wharton School of Business, University of Pennsylvania, where he taught multinational marketing from 2009 to 2011. Mr. Power has over 25 years’ experience working in the pharmaceutical and biotechnology industry through a number of leadership positions with Wyeth beginning in 1985 through 2007, including Director-New Product Development, Managing Director-U.K./Ireland, Vice President-Global Marketing, President-Europe, Middle East, Africa, President-International and Executive Vice President-Global Business Operations. Mr. Power also has completed the Director Professionalism course offered by the National Association of Corporate Directors.

Norma A. Provencio (U.S.A.)	56	Has been serving on the Valeant Board since September 2010. She has been president and owner of Provencio Advisory Services, Inc., a healthcare financial and operational consulting firm, since October 2003. From May 2002 to September 2003, she was Partner-in-Charge of the Healthcare Industry for the Pacific Southwest for KPMG LLP. From 1979 to May 2002, she was with Arthur Andersen, and was Partner-in-Charge of Arthur Andersen’s Pharmaceutical, Biomedical and Healthcare Practice for the Pacific Southwest from November 1995 to May 2002. Ms. Provencio is currently a member of the Board of Regents of Loyola Marymount University and on the board of Beazer Homes (chair of audit committee and member of compensation committee). In addition, Ms. Provencio is a former director of VPI.

Schedule I-3

Name (Citizenship)	Age	Present Principal Occupation or Employment; Five-Year Employment History
Howard B. Schiller (U.S.A.)	52	Has been the Chief Financial Officer of Valeant since December 2011 and has been serving on the Valeant Board since September 2012. Mr. Schiller joined Valeant following a 24-year career at Goldman Sachs, a global investment banking firm. From 2009 to 2010, Mr. Schiller was the Chief Operating Officer for the Investment Banking Division of Goldman Sachs, responsible for the management and strategy of the business. From 2003 to 2009, he was responsible for the global healthcare, consumer products, retail, industrial and natural resource businesses in the Investment Banking Division of Goldman Sachs. During his 24 years at Goldman Sachs, he advised large multinational companies on strategic transactions, financings, restructuring and leveraged buyouts.

Katharine B. Stevenson (Canada and U.S.A.)	52	Has been serving on the Valeant Board since September 2010. Ms. Stevenson is a Corporate Director who serves on a variety of corporate and not-for-profit boards. She was formerly a senior executive of Nortel from 1995-2007 and has over 20 years of experience as a senior financial executive in Canada and the United States. Ms. Stevenson was responsible for all treasury activity at Nortel, including global treasury operations, corporate and structured finance, credit, and risk management. Prior to joining Nortel, Ms. Stevenson held various progressively senior finance roles at J.P. Morgan & Company, Inc. She was with J.P. Morgan from 1984 to 1995. Ms. Stevenson is currently a member of the board of directors of CAE Inc. (chair of audit committee), Open Text Corporation (member of audit committee) and the Canadian Imperial Bank of Commerce (member of audit committee). She formerly was a director of Afexa Life Sciences, Inc. and OSI Pharmaceuticals Inc. Ms. Stevenson is also Governor and past Chair of The Bishop Strachan School and Vice Chair and Governor of the University of Guelph. She has received her ICD.D, the professional designation for directors in Canada.

Executive Officers Who Are Not Directors

Name and Business Address	Age	Present Principal Occupation or Employment; Five-Year Employment History
Robert R. Chai-Onn (U.S.A.)	44	Has been Valeant’s Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development since January 10, 2014. From March 2012 to January 10, 2014, he was Valeant’s Executive Vice President, General Counsel and Corporate Secretary, and Head of Corporate Business Development and, from September 2010 to March 2012, he was Valeant’s Executive Vice President, General Counsel and Corporate Secretary. From 2004 to September 2010, Mr. Chai-Onn was Vice President, Assistant General Counsel at VPI. Prior to 2004, Mr. Chai-Onn was a corporate lawyer at the law firm of Gibson, Dunn & Crutcher LLP, where he performed a variety of corporate, mergers and acquisitions and financial legal work.

Schedule I-4

Name and Business Address	Age	Present Principal Occupation or Employment; Five-Year Employment History
Ari S. Kellen (Canada and U.S.A)	51	Has been Valeant’s Executive Vice President, Company Group Chairman since January 2014. Previously he spent 22 years with McKinsey & Company, where he was most recently a senior partner for the consultancy firm’s Mid-Atlantic office. At McKinsey, he led a number of studies for health care companies, including corporate strategies for boards and top management teams; business unit strategies for medical device, pharmaceutical and biotechnology, and health care services clients; and regional and country growth strategies. Additionally, he directed performance turnarounds addressing revenue, cost, capital and change management. Prior to joining McKinsey, Dr. Kellen was part of the senior management and emergency trauma teams at two Johannesburg, South Africa hospitals. Dr. Kellen received a Bachelor of Medicine and Bachelor of Surgery (MBBCh) degree and an MBA degree, both with distinction, from the University of the Witwatersrand in South Africa.

Laizer D. Kornwasser (U.S.A.)	43	Has been Valeant’s Executive Vice President, Company Group Chairman since February 2013. He was a Senior Executive at Medco Health, which we refer to as Medco, prior to its acquisition by Express Scripts. He served as Senior Vice President, Consumer Solutions and Retail Markets and was responsible for retail network and mail pharmacy products and strategy. He oversaw network pricing, negotiations, plan designs and programs that maximized the retail and mail channels. He joined Medco in August 2003, and was initially responsible for building a business development team, post spin-off from Merck. In this role, he oversaw all acquisitions and joint ventures and was actively involved in developing the company’s long-term growth strategy. He later assumed responsibility for the company’s channel and generic drug strategy and was President of its diabetes division, which focused on direct to consumer solutions. Prior to joining Medco, Mr. Kornwasser held positions at Merrill Lynch & Co., Inc., and Coopers & Lybrand LLP, and served as an associate professor at Yeshiva University.

Dr. Pavel Mirovsky (Czech Republic)	63	Was appointed to Valeant’s Executive Management Team in April 2013 and is the President and General Manager, Europe. A medical doctor by training, he has had a distinguished business career. Dr. Mirovsky joined Valeant in March 2011 upon the acquisition of PharmaSwiss S.A., which we will refer to as PharmaSwiss. Prior to joining PharmaSwiss, Dr. Mirovsky served as regional General Manager at IMS Health, which we will refer to as IMS, for Central & Eastern Europe, Near East/Middle East, North Africa, Benelux, Nordics and Portugal. Prior to IMS, he was President and Chief Executive Officer of Polpharma and also led Aventis’ operations in the Middle East and North Asia and in Central and Eastern Europe in senior regional operational roles including Poland and the Baltics. Dr. Mirovsky began his career in the pharmaceutical industry at Rhone Poulenc Rorer, Czech Republic. He worked as an expert for the World Health Organization in Africa, as a visiting scientist at Harvard Medical School and as an assistant professor at University d’Oran in Algeria.

Schedule I-5

Name and Business Address	Age	Present Principal Occupation or Employment; Five-Year Employment History
Brian M. Stolz (U.S.A.)	39	Has been Valeant’s Executive Vice President of Administration and Chief Human Capital Officer since June 2011. Prior to joining Valeant, from February 2009 through June 2011, Mr. Stolz was a Principal at ghSMART, a leadership consulting and advisory firm where he worked with corporate and alternative investment clients on human resource issues. In this role, he assessed and trained C-Level executives and professionals, created and implemented hiring and performance evaluation processes and advised boards and investment committees on senior-level hires. Prior to joining ghSMART, from November 2007 to December 2008, Mr. Stolz was a consultant at McKinsey and was a member of the McKinsey Pharmaceuticals and Medical Products group.

Schedule I-6

OWNERSHIP OF ALLERGAN COMMON STOCK BY VALEANT DIRECTORS AND OFFICERS

Colleen A. Goggins, a director of Valeant, beneficially owns 1,819.93 shares of Allergan common stock, which constitutes less than 0.1% of the shares of Allergan common stock issued and outstanding. In addition, Laizer D. Kornwasser, an executive officer of Valeant, beneficially owns 130 shares of Allergan common stock in an account managed by AllianceBernstein L.P., which constitutes less than 0.1% of the shares of Allergan common stock issued and outstanding. On May 2, 2014, AllianceBernstein L.P., the manager of the managed account of Mr. Kornwasser referred to above, sold 70 shares of Allergan common stock from that managed account, at a sale price of $169.26 per share, without instruction from Mr. Kornwasser.

Schedule I-7

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

J. Michael Pearson, Howard B. Schiller and Robert Chai-Onn are the directors and officers of Purchaser. Information on these individuals is included in the section on directors and officers of Valeant.

Schedule I-8

GENERAL PARTNERS, MEMBERS AND CONTROL PERSONS OF PERSHING SQUARE

AND PS FUND 1

The name, age, business address, present principal occupation or employment and five-year employment history of each of the members and control persons of PS Fund 1 are set forth below. Unless otherwise indicated, the business address of each entity and individual in this schedule is 888 Seventh Avenue, 42nd Floor, New York, New York 10019. Unless otherwise indicated, each entity or individual has held the applicable position for at least the last five years. All of the information below was provided by Pershing Square.

Name and Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History
Pershing Square, L.P. (U.S.A.)	N/A	Is a member of PS Fund 1. Pershing Square, L.P., which we refer to as PSLP, is an investment fund managed by Pershing Square.

Pershing Square II, L.P. (U.S.A.)	N/A	Is a member of PS Fund 1. Pershing Square II, L.P., which we refer to as PSII, is an investment fund managed by Pershing Square.

Pershing Square Holdings, Ltd. (Guernsey)	N/A	Is a member of PS Fund 1. Pershing Square Holdings, Ltd. is an investment fund managed by Pershing Square.

Pershing Square International, Ltd. (Cayman Islands)	N/A	Is a member of PS Fund 1. Pershing Square International, Ltd. is an investment fund managed by Pershing Square.

Pershing Square GP, LLC (U.S.A.)	N/A	Serves as the general partner of PSLP and PSII.

Pershing Square Capital Management, L.P. (U.S.A.)	N/A	Is the non-member manager of PS Fund 1. Pershing Square is an investment adviser founded in 2003 and registered with the SEC. Pershing Square’s principal business is to serve as investment advisor to certain affiliated funds. Pershing Square is a research-intensive, fundamental value investor in long- and occasionally short-term investments in the public markets, typically focusing on large-cap and mid-cap companies. Pershing Square seeks to identify investments where market prices exhibit significant valuation discrepancies compared to its assessment of intrinsic value. Investors in Pershing Square’s managed funds include university endowments, public and private U.S., Canadian and European pension funds, individuals, charitable foundations and sovereign wealth funds. Pershing Square, as manager, directs the business and affairs of PS Fund 1 (including the manner and timing of purchases and sales of Allergan common stock) and generally decides how PS Fund 1 votes any securities it owns.

PS Management GP, LLC (U.S.A.)	N/A	Serves as the sole general partner of Pershing Square.

William A. Ackman (U.S.A.)	48	Is the founder and Chief Executive Officer of Pershing Square and the managing member of PS Management GP, LLC and Pershing Square G.P., LLC. Mr. Ackman is Chairman of the Board of The Howard Hughes Corporation, a trustee of the Pershing Square Foundation and a member of the Board of Dean’s Advisors of Harvard Business School. Mr. Ackman holds an M.B.A. from Harvard Business School and a Bachelor of Arts magna cum laude from Harvard College.

Schedule I-9

ANNEX A

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this subsection, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a non-stock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a non-stock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next proceeding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX B

SECTION 203 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

(1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

(b) The restrictions contained in this section shall not apply if:

(1) The corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by this section;

(2) The corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of February 2, 1988, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;

(3) The corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section; provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the 2 categories set out in paragraph (b)(4) of this section, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

(4) The corporation does not have a class of voting stock that is: (i) Listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

(5) A stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the 3-year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(6) The business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes 1 of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation’s board of directors or during the period described in paragraph (b)(7) of this section; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to § 251(f) of this title, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this paragraph; or

(7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any of paragraphs (b)(1) through (4) of this section, provided, however, that this paragraph (b)(7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation’s certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

Notwithstanding paragraphs (b)(1), (2), (3) and (4) of this section, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

(c) As used in this section only, the term:

(1) “Affiliate” means a person that directly, or indirectly through 1 or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “Associate,” when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “Business combination,” when used in reference to any corporation and any interested stockholder of such corporation, means:

(i) Any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

(ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

(iii) Any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except: (A) Pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under § 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

(iv) Any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in paragraphs (c)(3)(i)-(iv) of this section) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

(4) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group have control of such entity.

(5) “Interested stockholder” means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (9) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(7) “Stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(8) “Voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

(9) “Owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) Beneficially owns such stock, directly or indirectly; or

(ii) Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section, a greater vote of stockholders than that specified in this section.

(e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section.

The Exchange Agent for the Offer is:

By Mail:	By Fax:	By Hand Delivery, Express Mail, Courier or any other expedited service:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	Fax (718) 234-5001 Confirm by Telephone: Toll-free (877) 248-6417 (718) 921-8317	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Any questions or requests for assistance or additional copies of this offer to exchange, the letter of election and transmittal, the notice of guaranteed delivery and related offer materials may be directed to the information agent at its telephone number and location listed below. Stockholders may also contact their local broker, commercial bank, trust company or nominee for assistance concerning the offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: Allergan@mackenziepartners.com

The Dealer Manager for the Offer is:

745 Seventh Avenue

New York, New York 10019

Call Toll Free: (888) 610-5877

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 160 of the BCBCA, Valeant may indemnify an individual, which we refer to as an eligible party, who is or was a director or officer of Valeant, is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of Valeant, is or was a director or officer of another corporation at the request of Valeant, or at the request of Valeant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, as well as the heirs and personal or other legal representatives of the eligible party, against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, a proceeding in which the eligible party, or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, Valeant or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. After the final disposition of the proceeding, Valeant may pay the expenses actually and reasonably incurred by the eligible party and the heirs and personal or other legal representatives of the eligible party, and Valeant must pay such amounts if the eligible party has not been reimbursed for those expenses and is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding. Under section 162 of the BCBCA, Valeant may also pay, as they are incurred in advance of the final disposition of the proceeding, the expenses actually and reasonably incurred by the eligible party and the heirs and personal or other legal representatives of the eligible party in respect of that proceeding provided that Valeant has first received a written undertaking from the relevant individual to repay the amounts advanced if it is ultimately determined that payment is prohibited under the BCBCA.

Valeant may not indemnify or pay the expenses of an eligible party if (a) the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, Valeant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles, (b) indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, Valeant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles, (c) the eligible party, in relation to the subject matter of the eligible proceeding, did not act honestly and in good faith with a view to the best interests of Valeant or the associated corporation, as the case may be, and (d) in the case of a proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful. Valeant also may not indemnify or pay the expenses of an eligible party if the proceeding is brought against the eligible party by or on behalf of Valeant or by or on behalf of an associated corporation.

Notwithstanding the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined, on the application of Valeant or an eligible party or the heirs and personal or other legal representatives of the eligible party, a court may do one or more of the following: (a) order Valeant to indemnify the person against any liability incurred by the eligible party in respect of an eligible proceeding, (b) order Valeant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding, (c) order the enforcement of, or any payment under, an agreement of indemnification entered into by Valeant, (d) order Valeant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section, and (e) make any other order the court considers appropriate.

The Valeant Articles provide that, subject to the BCBCA, Valeant must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and Valeant must indemnify, and pay expenses in advance of the final disposition of an eligible proceeding in accordance with, and to the fullest extent and in all circumstances permitted by, the BCBCA. The Valeant Articles also provide that, subject to any restrictions in the BCBCA, Valeant may indemnify any person.

The Valeant Articles further provide that, subject to the limitations contained in the BCBCA, Valeant may purchase and maintain insurance for the benefit of any person eligible for indemnification under the Valeant Articles.

Valeant maintains insurance for certain liabilities incurred by its directors and officers in their capacity with Valeant or its subsidiaries.

ITEM 21.	EXHIBITS

Exhibit	Document Description

3.1	Certificate of Continuation, dated August 9, 2013(incorporated by reference to Exhibit 3.1 to Valeant’s Current Report on Form 8-K filed on August 13, 2013).

3.2	Notice of Articles of Valeant Pharmaceuticals International, Inc., dated August 9, 2013 (incorporated by reference to Exhibit 3.2 to Valeant’s Current Report on Form 8-K filed on August 13, 2013).

3.3	Articles of Incorporation of Valeant Pharmaceuticals International, Inc., dated August 8, 2013 (incorporated by reference to Exhibit 3.3 to Valeant’s Current Report on Form 8-K filed on August 13, 2013).

5.1	Form of Opinion of Farris, Vaughan, Wills & Murphy LLP.**

21.1	Subsidiaries of Valeant Pharmaceuticals International, Inc. (incorporated by reference to Exhibit 21.1 to Valeant’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed on February 28, 2014).

23.1	Consent of PricewaterhouseCoopers LLP (US).

23.2	Consent of PricewaterhouseCoopers LLP (Canada).

23.3	Consent of PricewaterhouseCoopers LLP (US).

23.4	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft.

23.5	Consent of Farris, Vaughan, Wills & Murphy LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature pages hereto).*

99.1	Form of Letter of Election and Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees.*

99.4	Form of Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees.*

99.5	Letter Agreement, dated as of February 25, 2014, between Pershing Square Capital Management, L.P. and Valeant Pharmaceuticals International, Inc. (incorporated by reference to Exhibit 99.3 to Valeant’s General Statement of Acquisition of Beneficial Ownership on Schedule 13D, as filed on April 21, 2014).

99.6	Amended and Restated Limited Liability Company Agreement of PS Fund 1, LLC, dated as of April 3, 2014, by and among Pershing Square Capital Management, L.P., Pershing Square L.P., Pershing Square II, L.P., Pershing Square International, Ltd., Pershing Square Holdings, Ltd., and Valeant Pharmaceuticals International (incorporated by reference to Exhibit 99.4 to Valeant’s General Statement of Acquisition of Beneficial Ownership on Schedule 13D, as filed on April 21, 2014).

Exhibit	Document Description

99.7	Letter Agreement, dated May 30, 2014, between Pershing Square Capital Management, L.P. and Valeant Pharmaceuticals International, Inc. (incorporated by reference to Exhibit 99.3 to Valeant’s Amended General Statement of Acquisition of Beneficial Ownership on Schedule 13D/A, as filed on June 2, 2014).

99.8	Letter Agreement, dated July 15, 2014, between Valeant Pharmaceuticals International, Inc. and Pershing Square Capital Management, L.P. (incorporated by reference to Exhibit 99.1 to Valeant’s Amended General Statement of Acquisition of Beneficial Ownership on Schedule 13D/A, as filed on July 17, 2014).

*	Previously filed.
**	Opinion to be filed by Amendment.

ITEM 22.	UNDERTAKINGS

(A)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey, on this 22nd day of August, 2014.

By:	/s/ J. Michael Pearson
J. Michael Pearson
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* J. Michael Pearson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 22, 2014

* Howard B. Schiller	Executive Vice-President and Chief Financial Officer (Principal Financial and Accounting Officer) and Director	August 22, 2014

* Robert A. Ingram	Lead Director	August 22, 2014

* Ronald H. Farmer	Director	August 22, 2014

* Anders O. Lönner	Director	August 22, 2014

* Theo Melas-Kyriazi	Director	August 22, 2014

* Robert N. Power	Director	August 22, 2014

* Norma A. Provencio	Director	August 22, 2014

* Colleen A. Goggins	Director	August 22, 2014

* Katharine B. Stevenson	Director	August 22, 2014

*	By:	/s/ J. Michael Pearson
J. Michael Pearson Attorney in Fact

Exhibit	Document Description

3.1	Certificate of Continuation, dated August 9, 2013 (incorporated by reference to Exhibit 3.1 to Valeant’s Current Report on Form 8-K filed on August 13, 2013).

3.2	Notice of Articles of Valeant Pharmaceuticals International, Inc., dated August 9, 2013 (incorporated by reference to Exhibit 3.2 to Valeant’s Current Report on Form 8-K filed on August 13, 2013).

3.3	Articles of Incorporation of Valeant Pharmaceuticals International, Inc., dated August 8, 2013 (incorporated by reference to Exhibit 3.3 to Valeant’s Current Report on Form 8-K filed on August 13, 2013).

5.1	Form of Opinion of Farris, Vaughan, Wills & Murphy LLP.**

21.1	Subsidiaries of Valeant Pharmaceuticals International, Inc. (incorporated by reference to Exhibit 21.1 to Valeant’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed on February 28, 2014).

23.1	Consent of PricewaterhouseCoopers LLP (US).

23.2	Consent of PricewaterhouseCoopers LLP (Canada).

23.3	Consent of PricewaterhouseCoopers LLP (US).

23.4	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft.

23.5	Consent of Farris, Vaughan, Wills & Murphy LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature pages hereto).*

99.1	Form of Letter of Election and Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees.*

99.4	Form of Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees.*

99.5	Letter Agreement, dated as of February 25, 2014, between Pershing Square Capital Management, L.P. and Valeant Pharmaceuticals International, Inc. (incorporated by reference to Exhibit 99.3 to Valeant’s General Statement of Acquisition of Beneficial Ownership on Schedule 13D, as filed on April 21, 2014).

99.6	Amended and Restated Limited Liability Company Agreement of PS Fund 1, LLC, dated as of April 3, 2014, by and among Pershing Square Capital Management, L.P., Pershing Square L.P., Pershing Square II, L.P., Pershing Square International, Ltd., Pershing Square Holdings, Ltd., and Valeant Pharmaceuticals International (incorporated by reference to Exhibit 99.4 to Valeant’s General Statement of Acquisition of Beneficial Ownership on Schedule 13D, as filed on April 21, 2014).

99.7	Letter Agreement, dated May 30, 2014, between Pershing Square Capital Management, L.P. and Valeant Pharmaceuticals International, Inc. (incorporated by reference to Exhibit 99.3 to Valeant’s Amended General Statement of Acquisition of Beneficial Ownership on Schedule 13D/A, as filed on June 2, 2014).

99.8	Letter Agreement, dated July 15, 2014, between Valeant Pharmaceuticals International, Inc. and Pershing Square Capital Management, L.P. (incorporated by reference to Exhibit 99.1 to Valeant’s Amended General Statement of Acquisition of Beneficial Ownership on Schedule 13D/A, as filed on July 17, 2014).

*	Previously filed.
**	Opinion to be filed by Amendment.